As filed with the Securities and Exchange Commission on June 22, 2004

Registration No. 333-111336

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 7

To

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

U.S. HOME SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1700	75-2922239
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

750 State Highway 121 Bypass, Suite 170

Lewisville, Texas 75067

(214) 488-6300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Murray H. Gross

Chairman, Chief Executive Officer and President

U.S. Home Systems, Inc.

750 State Highway 121 Bypass, Suite 170

Lewisville, Texas 75067

Phone: (214) 488-6300 / Facsimile: (972) 459-4800

(Name, address, including zip code, telephone and facsimile numbers, including area code, of agent for service)

Copies to:

David M. Carter Hunton & Williams LLP Bank of America Plaza, Suite 4100 600 Peachtree Street, N.E. Atlanta, Georgia 30308 Phone: (404) 888-4246 Facsimile: (404) 888-4190	Richard B. Goodner Vice President – Legal Affairs & General Counsel U.S. Home Systems, Inc. 750 State Highway 121 Bypass, Suite 170 Lewisville, Texas 75067 Phone: (214) 488-6324 Facsimile: (972) 459-4800	James S. Ryan III George L. Diamond Jackson Walker L.L.P. 901 Main Street, Suite 6000 Dallas, Texas 75202 Phone: (214) 953-6000 Facsimile: (214) 953-5822

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JUNE 22, 2004

1,626,050 Shares

U.S. Home Systems, Inc.

Common Stock

We are offering 1,303,050 shares of our common stock. The selling stockholders named in this prospectus are offering an additional 323,000 shares of our common stock. We will not receive any proceeds from the sale of our shares by the selling stockholders.

Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol “USHS.” On June 21, 2004, the last reported sales price of our common stock was $8.46 per share. We have applied for listing of our common stock on the Nasdaq National Market under the symbol “USHS” upon completion of this offering.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 6 to read about factors you should consider before buying shares of our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

The underwriters may purchase up to an additional 243,907 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

This is a firm commitment underwriting.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                             , 2004.

BB&T CAPITAL MARKETS	SOUTHWEST SECURITIES, INC.
The date of this prospectus is , 2004

[Graphics depicting various home improvement projects]

Our product lines include kitchen and bathroom cabinetry and cabinet refacing products, countertops and tub liners and wall surrounds. We also sell and install replacement windows and patio doors, and we design, manufacture, sell and install wood decks and related accessories.

[Map detailing the Issuers’s facilities]

You should rely only on the information contained in this document or any other document to which we refer you. Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, the selling stockholders nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this document is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

We have registered the “Facelifters,” “Designer Deck,” “Deck America,” “Cabinet Clad,” and “Invisanail” names as trademarks in the United States. This prospectus includes trademarks other than those identified in this paragraph. The use of any such trademark herein is in an editorial form only and to the benefit of the owner thereof, with no intention of infringement of the trademark.

PROSPECTUS SUMMARY

This summary highlights selected information about us and the offering that is contained elsewhere in this prospectus. You should read the entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors” and the financial statements and related notes included elsewhere in this prospectus, as well as the other documents to which we refer you. Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” “our,” or the “Company” are to the combined business of U.S. Home Systems, Inc. and its wholly-owned direct subsidiaries, First Consumer Credit, Inc., U.S. Remodelers, Inc., USA Deck, Inc., U.S. Window Corporation and Facelifters Home Systems, Inc., as well as their respective subsidiaries, and in each case do not include the underwriters or selling stockholders. Unless the context otherwise requires, the information in the prospectus assumes that the underwriters will not exercise their over-allotment option.

U.S. HOME SYSTEMS, INC.

Our Business

We manufacture or procure, design, sell and install custom quality, specialty home improvement products and provide financing services to customers of residential remodeling contractors throughout the United States. We had revenues of $78.6 million and net income of $1.5 million for the year ended December 31, 2003, and revenues of $19.4 million and a net loss of $274,380 for the three month period ended March 31, 2004.

Home Improvement

We manufacture or procure, design, sell and install a range of specialty remodeling products through our home improvement operations including:

•	Kitchen Refacing Products and Services

—Cabinet refacing

—Laminate and Corian countertops

—Replacement sinks, faucets and other related products

•	Bathroom Refacing Products and Services

—Cabinet refacing

—Acrylic tub liners and wall surrounds

—Laminate and Corian vanity tops

—Replacement sinks, faucets, commodes and other related products

•	Replacement Windows

•	Wood Decks

Our home improvement products are marketed directly to consumers through a variety of media sources under the following brands:

•	The Home Depot At-Home Services
•	The Home Depot Cabinet Refacing
•	Century 21 Home Improvements
•	Renewal by Andersen
•	Facelifters
•	Cabinet Clad
•	USA Deck-Designer Deck

We currently operate 21 kitchen, bath and window sales and installation centers in 12 states serving 15 major metropolitan areas and maintain a marketing center in Boca Raton, Florida. We manufacture our cabinet refacing products, custom countertops, and bathroom cabinetry. We also operate five wood deck sales centers, three of which also serve as manufacturing facilities, that collectively serve seven Mid-Atlantic and Northeastern markets. We manufacture the components for our decks utilizing non-arsenic pressure-treated lumber in all of our deck manufacturing facilities. Our home improvement operations reported revenues of $74.2 million and net income of $1.7 million for the year ended December 31, 2003 and revenues of $18.0 million and a net loss of $272,000 for the three month period ended March 31, 2004.

The Home Depot Relationship

In August 2003, as a result of the successful completion of a pilot program with The Home Depot in selected Mid-Atlantic markets, we entered into an agreement with The Home Depot to sell, furnish and install wood deck systems to The Home Depot customers in over 240 The Home Depot stores in the metropolitan areas of Washington, D.C., Baltimore, Maryland, Richmond and Norfolk, Virginia, Boston, Massachusetts, Hartford, Connecticut and the states of New Jersey and Pennsylvania.

In August 2003, we announced a one-year pilot program with The Home Depot whereby we are the exclusive provider of kitchen cabinet refacing products and related installation services in approximately 240 The Home Depot stores in designated markets in California, Colorado, Oregon and Washington. In May 2004, we amended this agreement with The Home Depot to extend the term to May 2006 and to add approximately 83 The Home Depot stores in Michigan and Minnesota to the 240 stores originally included in this program.

In February 2004, we entered into a one-year pilot program with The Home Depot to provide custom designed, installed bathtub liners and wall surrounds and related installation services to approximately 130 The Home Depot stores in the Los Angeles and San Diego, California and Denver, Colorado markets. In May 2004 we amended this agreement with The Home Depot to extend the term to May 2006 and to add approximately 193 The Home Depot stores in California, Michigan, Minnesota, Oregon and Washington to the 130 stores originally included in this program.

As a result of the recent amendments to our The Home Depot agreements, our kitchen and bathroom refacing products and installation services will be offered in the same 323 The Home Depot stores in designated markets in California, Colorado, Michigan, Minnesota, Oregon and Washington, while our wood deck products will be offered in 240 The Home Depot stores in seven Mid-Atlantic and Northeastern markets.

Consumer Finance

We operate within a niche market of the home improvement consumer finance industry. We purchase retail installment obligations, or RIOs, from residential remodeling contractors throughout the United States, including RIOs originated by our own home improvement operations. The availability of this financing program provides our home improvement operations with a consistent and reliable financing source and enables us to offer a broad range of credit products to other residential remodeling contractors. As of March 31, 2004, our RIO portfolio was approximately $37.2 million and our average RIO balance was approximately $6,300 with a weighted average maturity of 106 months.

During the first quarter of 2003, we changed our consumer finance business model to implement a strategy of buying and holding RIOs rather than packaging them for sale to credit institutions. We believe this new strategy will provide us with greater earnings potential in the long-term because the finance charges earned over the life of the RIOs will be greater than the one-time premium that we previously earned upon the sale of the RIOs. Our consumer finance business generated revenues of $4.3 million and a net loss of $180,000 for the year ended December 31, 2003 and revenues of $1.4 million and a net loss of $2,000 for the three month period ended March 31, 2004.

Our Strategies

Our objective is to grow our home improvement and consumer finance businesses. We intend to pursue this objective through the following business strategies:

•	Expand Our Product Distribution and Grow Our Business Through Our Relationship with The Home Depot. We provide wood deck products and services in over 240 Mid-Atlantic and Northeastern The Home Depot stores. We are an exclusive provider of kitchen and bathroom refacing products and related installation services in approximately 323 The Home Depot stores in designated markets in California, Colorado, Michigan, Minnesota, Oregon and Washington. We will continue to seek opportunities to expand our relationship with The Home Depot into new geographic markets and to add new products in our The Home Depot distribution channel.

•	Build Market Share in New Markets. We plan to expand our presence in new markets through our relationship with The Home Depot. We will also consider offering other non-competing specialty home improvement products under our own brands in our The Home Depot markets. We will seek other opportunities to enter new markets where we do not service The Home Depot customers through strategic acquisitions or organic growth.

•	Grow Our Consumer Finance Segment. Our current consumer finance business strategy will provide us with the opportunity to earn finance charges for the life of the RIO, as opposed to the lesser, one-time premium that we previously earned upon the sale of our RIO portfolios. We believe this strategy will allow us to grow our business with existing contractors and to originate relationships with new contractors. Our consumer finance business strategy provides us with the flexibility to offer sales-enhancing credit programs.

•	Pursue and Successfully Integrate Strategic Acquisitions. The residential remodeling industry is characterized by a proliferation of small local competitors, a need for growth capital, and a potential for significant economies of scale. We will seek acquisition candidates that offer us entry into new markets, complementary products and services, or provide us with additional distribution channels. We will also seek acquisition candidates that provide us with manufacturing, marketing and revenue synergies.

Recent Developments

On June 18, 2004, we publicly announced that the profitability of our wood deck business would be adversely impacted in the short run primarily by a longer than anticipated permitting process in certain new markets and also by higher than anticipated lumber costs. On the same date, we announced that the rollout of our kitchen cabinet refacing program with The Home Depot in West Coast markets had accelerated, resulting in higher than anticipated start-up expenditures in the fiscal quarter ending June 30, 2004. Additionally, we announced that we estimate our net income for the quarter ending June 30, 2004 will be between $0.05 and $0.08 per diluted share, not giving effect to the issuance of the shares proposed to be issued in this offering, and we expect net income for the year ending December 31, 2004 will be between $0.42 and $0.48 per diluted share, not giving effect to the issuance of the shares proposed to be issued in this offering

OUR CORPORATE INFORMATION

On February 13, 2001, U.S. Home Systems, Inc., which was then known as U.S. Pawn, Inc., or U.S. Pawn, acquired U.S. Remodelers, Inc., or U.S. Remodelers, by merging its wholly-owned subsidiary with and into U.S. Remodelers with U.S. Remodelers surviving as our wholly owned subsidiary. The terms of the merger required that U.S. Pawn sell all of its pawnshop operations and settle all of its liabilities before the merger could be completed. Simultaneously with the completion of the merger, U.S. Pawn reincorporated in Delaware and changed its name to U.S. Home Systems, Inc. Following the merger, U.S. Home Systems, Inc. succeeded to the business of U.S. Remodelers.

Our corporate headquarters is located at 750 State Highway 121 Bypass, Suite 170, Lewisville, Texas 75067. Our telephone number is (214) 488-6300.

THE OFFERING

Common stock offered by us	1,303,050 shares

Common stock offered by the selling stockholders	323,000 shares

Total shares of common stock offered	1,626,050 shares

Common stock to be outstanding after the offering (1)	7,886,823 shares

Use of proceeds	We estimate that our net proceeds from the shares of common stock that we will sell in this offering, after deducting the underwriting discount and other estimated expenses, will be approximately $9.1 million (assuming an offering price per share of $8.46). We intend to use the net proceeds to retire approximately $2.5 million in indebtedness, fund the expansion of our operations with The Home Depot, fund the growth of our consumer finance business, and for possible acquisitions and general working capital purposes. See “Use of Proceeds.” We will not receive any proceeds from the shares sold by the selling stockholders.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

Nasdaq SmallCap Market trading symbol (2)	USHS

The underwriters have a 30-day option to purchase up to 243,907 additional shares from us to cover over-allotments. Some of the disclosure in this prospectus would be different if the underwriters exercise their over-allotment option. Unless we tell you otherwise, the information in this prospectus assumes the underwriters will not exercise their over-allotment option.

(1)	Based on 6,583,773 shares of our common stock that were outstanding as of June 21, 2004. Unless otherwise indicated, information contained in this prospectus regarding the number of outstanding shares of common stock does not include or reflect the following:

•	730,880 shares of common stock issuable upon the exercise of outstanding stock options as of June 21, 2004; and

•	an aggregate of 548,505 shares of common stock reserved for future issuance as of June 21, 2004, under our 2000 Stock Compensation Plan.

(2)	We have applied for listing of our common stock on the Nasdaq National Market under the symbol “USHS” upon completion of this offering.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table provides our summary historical consolidated financial data for the periods ended and as of the dates indicated. The summary historical consolidated statement of operations data and summary historical consolidated balance sheet data presented below for the three months periods ended March 31, 2004 and 2003, have been derived from our unaudited consolidated financial statements. The unaudited operating results for the three month period ended March 31, 2004 are not necessarily indicative of the results to be achieved for the full year. Interim results reflect all adjustments necessary for a fair presentation of the results of operations and balances for the interim periods presented. Such adjustments are of a normal recurring nature. The summary historical consolidated statement of operations data and summary historical consolidated balance sheet data presented below for the fiscal year ended December 31, 2003 have been derived from our audited consolidated financial statements, which have been audited by Grant Thornton LLP, independent registered public accounting firm. The summary historical consolidated statement of operations data and summary historical consolidated balance sheet data presented below for the fiscal years ended December 31, 2002 and December 31, 2001, have been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm. The historical results are not necessarily indicative of the results to be expected in any future period. You should read the summary consolidated historical financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our financial statements, including introductory paragraphs, and the related notes appearing elsewhere in this prospectus.

	As of and for the three months ended March 31,		As of and for the year ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
	(In thousands, except share and per share data)
Summary of Operations Data:
Total revenues	$19,418	$14,685	$78,559	$50,276	$40,487
Income (loss) from operations	(393)	(926)	2,708	1,741	2,793
Net income (loss)	(274)	(595)	1,528	1,036	1,727
Net income (loss) applicable to common stockholders	$(274)	$(599)	$1,520	$1,008	$1,683
Net income (loss) per common share:
Basic	$(0.04)	$(0.09)	$0.23	$0.17	$0.33
Diluted	$(0.04)	$(0.09)	$0.22	$0.17	$0.33
Number of weighted-average shares of common stock outstanding:
Basic	6,527,507	6,453,371	6,492,347	5,972,853	5,050,291
Diluted	6,527,507	6,453,371	6,863,606	6,094,238	5,066,292

Revenues by Operating Segment:
Home improvement operations	$18,003	$14,189	$74,222	$46,068	$39,694
Interior products segment(1)	13,251	11,058	54,889	45,058	39,694
Exterior products segment(2)(3)	4,752	3,131	19,333	1,010	—
Consumer finance(4)	$1,415	$496	$4,337	$4,208	$793
Gains from portfolio sales	72	140	767	3,187	580
Interest and other	1,343	356	3,570	1,021	213

Balance Sheet Data:
Cash and cash equivalents	$2,130	$2,470	$1,981	$3,639	$4,787
Total assets	64,177	30,002	61,146	25,410	15,969
Long-term debt, capital leases and redeemable securities	40,574	10,900	38,824	6,184	3,819
Stockholders’ equity	$13,819	$11,835	$14,066	$12,434	$8,493

(1)	Includes our kitchen, bath, and window products.
(2)	Includes our wood deck and related products.
(3)	We acquired our wood deck business in November 2002.
(4)	We acquired our consumer finance business in October 2001.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following risks and other information in this prospectus, including our financial statements and related notes, before you decide to purchase shares of our common stock. If any of these risks actually occur, our business, financial condition and results of operations could be adversely affected. As a result, the trading price of our common stock could decline, perhaps significantly, and you could lose part or all of your investment.

Risks Related to Our Business

Termination of our initiatives with The Home Depot would reduce our revenues, net income and available liquidity.

A significant component of our growth strategy includes growing our business with The Home Depot as part of their At-Home Services program. In August 2003, we amended our wood deck sales and installation agreement with The Home Depot to add new markets and to extend the term of the agreement to October 2005. Pursuant to the amended agreement, we will sell, furnish and install wood deck systems to The Home Depot customers in over 240 The Home Depot stores in the metropolitan areas of Washington, D.C., Baltimore, Maryland, Richmond and Norfolk, Virginia, Boston, Massachusetts, Hartford, Connecticut, and the states of New Jersey and Pennsylvania. We anticipate that during the next 18 to 24 months we will establish additional wood deck manufacturing and installation centers as well as complementary wood deck sales facilities to support our roll-out in new markets contemplated by this agreement. During the year ended December 31, 2003 and for the three months ended March 31, 2004 approximately 25% and 24%, respectively, of our total revenues were derived from wood deck sales of which 50% and 63%, respectively, were attributable to sales under our agreement with The Home Depot.

This wood deck sales agreement may be terminated by either party on January 1st of each year upon 60 days prior notice, and may be terminated by The Home Depot on 60 days’ notice if we fail to comply with certain service standards under the agreement. The Home Depot is not contractually required to promote or advertise our products. If this agreement is terminated prior to the end of its term or is not renewed at the end of its term, whether as a result of our failure to fulfill our obligations under the agreement or The Home Depot’s decision to change its business strategy, our net income and liquidity may be reduced because our revenues from this program would not be realized at anticipated levels and those revenues may not be sufficient to meet expenses incurred in connection with the roll-out. Additionally, we would be required to focus our wood deck sales efforts on new distribution channels, and it is likely that the capital investment in our wood deck manufacturing, sales and installation facilities in support of expansion of our The Home Depot relationship would be impaired, which may require a write-down of assets.

In May 2004 we amended our kitchen refacing and bath products pilot program agreements with The Home Depot to extend the terms of both agreements to May 2006 and to add new markets. As a result of the amendments to these agreements, our kitchen and bathroom refacing products and installation services will be offered in the same 323 The Home Depot stores in designated markets in California, Colorado, Michigan, Minnesota, Oregon and Washington. In order to meet the requirements of these programs, we will need to establish additional sales and installation centers in California, Minnesota and Washington to support our roll-out in these new markets. If these agreements are cancelled or not renewed at the end of their term, we would be required to seek alternative channels of distribution for our kitchen cabinet and bathroom refacing products and installation services in the markets covered by these agreements. Additionally, our net income and liquidity may be reduced because our anticipated revenues from these programs would likely not be realized at anticipated levels and may not be sufficient to cover expenses incurred in connection with these programs. If these agreements are cancelled or not renewed at the end of their term our investment in additional sales centers may be impaired, which may require a write-down of assets. During the year ended December 31, 2003 and for the three months ended March 31, 2004, approximately 49% of our total revenues in each period were derived from kitchen cabinet refacing product sales. Of these amounts, approximately 0.5% and 8%, respectively, were attributable to sales under our kitchen cabinet refacing agreement with The Home Depot. During the year ended

December 31, 2003 and for the three months ended March 31, 2004 approximately 13% and 12%, respectively, of our revenues were derived from bath refacing products and services, none of which were attributable to our relationship with The Home Depot.

Lower than anticipated revenues or higher than anticipated costs associated with our agreements with The Home Depot could reduce our net income and available liquidity and limit our ability to further expand our relationship with The Home Depot.

Lower than anticipated revenues or higher than anticipated expenses associated with our roll-out into new markets under our agreements with The Home Depot could reduce our net income and liquidity. Lower than anticipated revenues from our agreements with The Home Depot could result from reduced demand for our products and unanticipated delays in implementing the roll-out into new markets due to factors that may include difficulties in attracting and training an adequate work force. Higher than anticipated expenses from the roll-out into new The Home Depot markets could result from various factors, including increased or higher than anticipated labor costs, real estate costs for new sales and manufacturing facilities, or higher than anticipated expenses for machinery, equipment, furniture and fixtures, product displays or inventory. If we are unable to maintain adequate liquidity, we may not be able to completely meet our obligations of our roll-out programs or take advantage of future opportunities The Home Depot may present to us.

Difficulties in meeting our installation staffing needs could impair our ability to complete projects on time, which could in turn hurt customer relationships and reduce revenues.

To fulfill our growth expectations, we must engage and retain a sufficient number of qualified installers. Historically, during periods of strong economic growth and low unemployment, we experience greater difficulty in meeting our installation needs. Our inability to retain qualified installers may impede our ability to timely complete our home improvement projects which could reduce our revenues and hurt our relationships with our customers and strategic partners.

We depend on agreements with others and termination or non-renewal of these agreements could result in decreased revenues and net income.

We market a portion of our kitchen, bath and window products to consumers under a license agreement with a subsidiary of Century 21 Real Estate Corporation and an agreement with Renewal by Andersen, a subsidiary of Andersen Corporation. During the year ended December 31, 2003, and for the three month period ended March 31, 2004, approximately 37% and 33%, respectively, of our total revenues were derived from sales of home improvement products and services under the Century 21 brand name. During the year ended December 31, 2003, and for the three month period ended March 31, 2004, approximately 8% and 7%, respectively, of our total revenues were derived from sales of windows and patio doors of which 78% and 88%, respectively, were attributable to sales under our agreement with Renewal by Andersen.

The license agreement with Century 21, which terminates in 2007, gives us the right to market, sell and install certain products in specific territories under the “Century 21 Home Improvements” and “Century 21 Cabinet Refacing” brand names. Our agreement with Renewal by Andersen, which terminates in December 2006, gives us the right to exclusively distribute Renewal by Andersen windows and patio door products in the greater Los Angeles, California area. Century 21 and Renewal by Andersen may each terminate its respective agreement with us if we do not meet certain sales goals. If our license agreement with Century 21 is terminated or not renewed, we would lose a distribution channel and be required to market kitchen and bath cabinet refacing and related products under our own brand names or enter into agreements with other strategic partners. If our agreement with Renewal by Andersen is terminated or not renewed, we would be unable to market Andersen windows or patio doors, which could result in a decrease in our revenues. Additionally if one of these agreements is terminated or not renewed, we may not be able to reduce expenses rapidly enough to offset any decrease in revenues that we experience. Our inability to replace these strategic partners or our failure to successfully market our products under our brand names in the designated markets could result in a decrease in our revenues and net income.

Our failure to obtain necessary capital to fund our consumer finance business could result in a decrease in our revenues.

We recently changed the business model of our consumer finance segment to a strategy of holding RIOs rather than bundling them for sale to credit institutions. To provide the capital for the execution of this strategy, in February 2003, we obtained a five-year, $75 million secured credit facility. The credit facility provides financing for 90% of the amount of eligible RIOs purchased, and we are required to provide the remaining 10%. If this credit facility is terminated or not renewed, we may not be able to obtain other sources of capital. Additionally, our buy and hold strategy depends in part on our ability to fund the 10% of eligible RIOs as required under our credit facility. We may not have sufficient reserves or access to capital to meet this funding obligation. If we are unable to obtain sufficient capital to fund our buy and hold strategy, or if we do not have the capital to meet our 10% funding requirement, we will have to change our consumer finance business model which may result in decreased revenues.

If we do not effectively manage interest rate risk in our consumer finance business, the net income we realize from that business would be likely to decrease.

We borrow money from institutions in order to purchase RIOs from residential remodeling contractors as well as those originated by our own home improvement operations. The difference between the rates we pay to borrow money and the rates we earn on our RIOs affects our earnings and the value of our assets and liabilities. Accordingly, our consumer finance business is sensitive to interest rate movements that affect this spread. If the interest rates we pay on our borrowings increase to a greater extent than the rates our customers pay to us, or if the interest rates that we charge customers are reduced to a greater extent than the interest rates we pay on our borrowings, our net income from our consumer finance business would likely decrease.

Our failure to effectively manage underwriting and collection controls in our consumer finance business or properly reserve for loan losses could reduce our net income.

We purchase RIOs from residential remodeling contractors throughout the United States, including RIOs originated by our home improvement operations. We utilize underwriting criteria primarily based upon a prospective customer’s credit score as reflected on reports issued by several credit reporting agencies. We establish loan loss reserves to take into account potential credit losses based in part on our knowledge of our customers and our historical experience. If our loan losses were to increase, a higher level of reserves may be required. Additionally, increased reserves will be required as our portfolio of RIOs increases. Our failure to actively and effectively manage our underwriting and collection controls in our consumer finance business could result in higher than expected defaults under our portfolio of RIOs, which could reduce our liquidity. Higher default rates would also require us to increase our loan loss reserves, which would reduce our net income.

We may be unable to efficiently integrate acquisitions into our business, which could result in less than anticipated revenues or net income from such acquisitions.

Our business strategy includes pursuing strategic acquisitions that will complement or expand our business. Acquisitions involve risks including lower than anticipated earnings and cash flows, unforeseen liabilities relating to or arising out of the acquisition, quality problems related to the acquired assets, adverse personnel relations, loss of customers because of change of identity, deterioration in local economic conditions and other risks affecting the acquired entity. The process of integrating acquired entities into our business will require management time and our financial resources. We may experience disruptions and incur unexpected expenses in integrating acquisitions. Future acquisitions could also result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities in the form of earn-outs or other contingent compensation, or other items, any of which could adversely affect our business. Any such acquisitions may not enhance our business, results of operations, cash flows or financial condition. Difficulties in integrating acquisitions may result in less than anticipated revenues and net income from such acquisitions.

If additional capital is not available to us, we may not be able to take advantage of additional growth opportunities.

We may have additional opportunities to grow our relationships with strategic partners, including The Home Depot, which may require us to seek additional capital to fund these new business opportunities. We may be unable to obtain additional capital or, if available, we may not be able to obtain such capital on favorable terms. If capital is not available to us, we may not be able to expand our relationship with our strategic partners or be able to take advantage of additional growth opportunities, including acquisitions.

If we raise additional capital it could diminish the rights of existing stockholders and may reduce our net income.

If we issue additional equity securities, the ownership percentage of our stockholders would be reduced. If we borrow money, we may incur significant interest charges which could reduce our net income. Holders of debt or preferred securities may have rights, preferences or privileges senior to those of existing holders of our common stock.

Failure to retain experienced senior management could impair our business.

The success of our current business strategy depends to a significant extent on the continued services and experience of our executive officers and senior management team. Although we have entered into employment agreements with all of our executive officers and senior management, those agreements do not ensure their continued employment with us. If for any reason our executive officers or senior management do not continue to be active in management, our business could be disrupted, and we may experience a reduction in revenue or net income.

We may experience greater competition from large home center retailers which could result in decreased demand for our products and services, pricing pressure and reduced gross margins.

We compete with large home center retailers in each of the markets in which we operate, including Sears, Sam’s Warehouse Club and Lowe’s and, in some markets, The Home Depot. Many of these retailers currently offer competing products and services and may look to expand their ability to provide remodeling services directly to their customers. As we implement our business strategy, we anticipate that we will face greater competition from these home center retailers who have significantly more capital resources than we have. Increased competition could result in pricing pressures, fewer customer orders, reduced gross margins, loss of market share and decreased demand for our products and services.

Our failure to comply with laws and regulations could significantly disrupt our business, increase our legal expenses and reduce our net income.

Our business activities and the activities of our sales representatives and contractors are subject to various federal and state laws and regulations and municipal ordinances relating to, among other things, in-home sales, consumer credit financing, advertising, the licensing of home improvement contractors, permitting and zoning regulations. For example, purchasers of our products in an in-home setting are often afforded under Federal Trade Commission rules and various state consumer protection statutes relating to door-to-door sales, a “cooling off” period of three or more business days in which to rescind their transaction. Our telemarketing activities are subject to various state and federal regulations, including the National Do Not Call Registry which is part of the Federal Trade Commission Telemarketing Sales Rule and the Federal Communication Commission’s Telephone Consumer Protection Act. We are also subject to various federal and state credit and lending regulations governing installment sales and credit transactions, including for example, the Consumer Credit Protection Act, Truth in Lending Act, Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, Home Owners Equity Protection Act and regulations issued by the Board of Governors of the Federal Reserve System. Violations of any of these or other laws and regulations could result in suspension or revocation of our license to do business in a state, monetary fines, public relations problems or increased regulatory scrutiny and cause us to incur significant legal and other expenses, which could reduce our net income.

Adoption of new laws and regulations affecting our consumer finance business could reduce our revenues and net income.

Congress, the states and other governmental bodies in the jurisdictions in which we operate may enact new laws and regulations, or amend existing laws and regulations, relating to consumer credit financing protection, debtor relief, collection activities, and consumer privacy. Such laws and regulations could make it more difficult or expensive for us to purchase or collect our RIOs and could also limit the finance charges and fees that we may charge our customers or impose new disclosure requirements relating to pricing and other terms. As a result, new laws or regulations or changes in existing laws or regulations could reduce our revenues and net income.

Seasonal factors and shortages of and price increases in materials can reduce our revenues and net income.

Our business is subject to seasonal trends. The generation of sales orders for our home improvement products typically declines in the last six weeks of the year during the holiday season, which negatively impacts our first quarter revenues and net income. Extreme weather conditions in the markets we serve sometimes negatively impact our revenues and net income. Additionally, should a significant shortage or price increase of a particular material, such as lumber, occur, such conditions could hurt our ability to complete sales orders, result in higher prices and lower margins on our products and ultimately reduce our revenues and net income.

Risks Related to Our Common Stock

Our common stock price may be subject to wide fluctuations, which could result in substantial losses for investors.

Our common stock price could be subject to wide fluctuations in response to a number of factors and these fluctuations could result in substantial losses for our stockholders. Factors that could cause our stock price to fluctuate include:

•	relatively low trading volume;

•	quarterly variations in operating results;

•	availability of financing for our customers;

•	increases in interest rates;

•	announcements by our competitors concerning new products, significant contracts, acquisitions or strategic relationships;

•	negative publicity about us, our products and services, our strategic partners, or the home improvement industry in general;

•	departures of key management personnel;

•	stock market price and volume fluctuations of publicly-traded companies in general and home improvement companies in particular; and

•	the other factors described in these “Risk Factors.”

The stock market in general, and securities listed on the Nasdaq Stock Markets in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance. These broad market and industry fluctuations may materially reduce the market price of our common stock, regardless of our operating performance.

Future sales of our common stock could depress the price of our common stock.

Upon completion of this offering, we will have 7,886,823 outstanding shares of our common stock, assuming no exercise of outstanding stock options. Of the outstanding shares, approximately 5,342,569 shares, including the shares sold in this offering, will be freely tradable immediately following the offering and approximately 2,544,254 shares will be deemed “restricted securities” as defined under Rule 144 of the Securities Act. Of the 7,886,823 outstanding shares upon completion of this offering, 2,977,402 shares, which includes 2,520,248 restricted shares, will be subject to contractual restrictions on sale until 180 days after this offering. The underwriters can waive these contractual restrictions at an earlier time without prior notice or announcement and allow stockholders to sell their shares. As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares, particularly our officers and directors, sell them or are perceived by the market as intending to sell them.

Our existing management will maintain significant control over us following the offering which reduces the ability of outside stockholders to affect control.

Immediately following this offering, our current executive officers, senior management and directors will beneficially own 3,152,331 shares, or approximately 38.3% of the outstanding shares, of our common stock. Accordingly, our current executive officers, senior management and directors will be able to influence, to a significant extent, the outcome of all matters required to be submitted to our stockholders for approval, including decisions relating to the election of directors, the determination of day-to-day corporate and management policies and other significant corporate activities. Holdings by our executive officers, senior management and directors will, therefore, reduce the ability of outside stockholders, including purchasers of common stock in this offering, to affect the management and direction of our business.

Provisions of our certificate of incorporation and Delaware law could prevent, delay or impede a change in control and may reduce the market price of our common stock.

Our certificate of incorporation authorizes the issuance of “blank check” preferred stock with such designations, powers, preferences and rights as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval (unless otherwise required by the rules of any stock exchange on which our common stock is then listed), to issue preferred stock with dividend, liquidation, conversion, voting or other rights or preferences which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an interested stockholder, defined generally as a person owning 15% or more of a corporation’s outstanding voting stock, from engaging in a business combination with our company for three years following the date that person became an interested stockholder unless certain specified conditions are satisfied.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance and include, but are not limited to, statements concerning:

•	the anticipated benefits and risks of our key strategic alliances, business relationships and acquisitions;

•	our ability to obtain new customers;

•	our ability to provide financing for our customers;

•	the anticipated benefits and risks associated with our business strategy, including those relating to our acquisition strategy and our current and future product and service offerings;

•	our future operating results and the future value of our common stock;

•	the anticipated size or trends of the markets in which we compete and the anticipated competition in those markets;

•	potential government regulations; and

•	our future capital requirements and our ability to satisfy our capital needs.

Furthermore, in some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the “Risk Factors” section above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We estimate that we will receive approximately $9.1 million (at an assumed offering price per share of $8.46) from our sale of 1,303,050 shares of common stock in this offering, after deducting estimated offering expenses and the underwriting discount.

We intend to use the net proceeds of this offering as follows:

•	approximately $2.5 million of the net proceeds will be used to repay our $2.5 million secured term note with The Frost National Bank, or Frost Bank, which matures on August 30, 2004. Interest is payable monthly at LIBOR plus (1) 3.5% per annum each day from May 24, 2004 through June 23, 2004, (2) 4.5% per annum each day from June 24, 2004 through July 23, 2004 and (3) 5.5% per annum each day thereafter until this note is paid. The debt evidenced by this secured term note was incurred to retire our $2.5 million indebtedness to First Savings Bank that matured on May 23, 2004.

•	the remainder of the proceeds will be used to fund the expansion of our operations with The Home Depot, fund the growth of our consumer finance business, and for possible acquisitions and general working capital purposes.

Our management will have significant flexibility in utilizing the net proceeds of this offering. Pending such uses, we intend to invest the net proceeds of this offering in investment grade, interest-bearing securities.

We estimate that the selling stockholders will receive approximately $2.5 million from their sale of 323,000 shares of our common stock in this offering, after deducting the underwriting discount. We will not receive any portion of the net proceeds received by the selling stockholders from the sale of their shares.

If the underwriters exercise their over-allotment option in full, we will receive approximately an additional $1.9 million in net proceeds (at an assumed offering price per share of $8.46), after deducting the underwriting discount.

CAPITALIZATION

The following table presents our debt and capitalization as of March 31, 2004:

•	on an actual basis; and

•	on an as adjusted basis to reflect our receipt of the estimated net proceeds of approximately $9.1 million from the sale of 1,303,050 shares of common stock by us in this offering (at an assumed offering price per share of $8.46), after deducting estimated offering expenses and the underwriting discount.

You should read this table in conjunction with the financial statements and related notes that are included in this prospectus.

	(In thousands)
	March 31, 2004
	Actual	As Adjusted(1)
Debt and capital lease obligations:
Capital lease obligations	$600	$600
Long-term debt	39,974	37,474

Total debt and capital lease obligations	40,574	38,074

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000,000 shares authorized, no shares outstanding	—	—
Common stock, par value $0.001, 30,000,000 shares authorized, 6,529,536 shares issued and outstanding; 7,886,823 shares issued and outstanding, as adjusted	7	8
Additional capital	9,714	18,765
Note receivable for stock issued	(275)	(275)
Retained earnings	4,373	4,373

Total stockholders’ equity	13,819	22,871

Total capitalization	$54,393	$60,945

(1)	To reflect the net proceeds of approximately $9.1 million from the sale and issuance of 1,303,050 shares of common stock offered by us hereunder.

MARKET FOR COMMON EQUITY,

RELATED STOCKHOLDER MATTERS AND DIVIDEND POLICY

Our common stock has traded on the Nasdaq SmallCap Market since May 10, 1989. Our common stock was traded under the symbol “USPN” from May 10, 1989 until February 14, 2001. On February 15, 2001, we effected a one share for four shares reverse split of our common stock and changed our symbol to “USHS”. On June 21, 2004, the last reported sales price for our common stock was $8.46 per share.

The following table sets forth for the quarters indicated, the range of closing high and low sales prices of our common stock as reported by the Nasdaq SmallCap Market. We have made application to list our common stock for trading on the Nasdaq National Market under the symbol “USHS”.

	Common Stock
By Quarter Ended	High	Low
Fiscal 2002
March 31, 2002	$5.34	$4.50
June 30, 2002	$5.40	$3.95
September 30, 2002	$5.38	$3.52
December 31, 2002	$5.72	$4.86

Fiscal 2003
March 31, 2003	$6.24	$5.10
June 30, 2003	$8.74	$6.08
September 30, 2003	$12.00	$8.46
December 31, 2003	$11.90	$9.92

Fiscal 2004
March 31, 2004	$11.30	$9.90
June 30, 2004 (through June 21, 2004)	$11.85	$7.30

As of June 21, 2004, there were 6,583,773 shares of our common stock outstanding held by approximately 170 stockholders of record.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table provides selected historical consolidated financial data for the periods ended and as of the dates indicated. The selected historical consolidated statement of operations data and consolidated balance sheet data presented below for the three months ended March 31, 2004 and 2003, have been derived from our unaudited consolidated financial statements. The unaudited results for the three month period ended March 31, 2004 are not necessarily indicative of the results to be achieved for the full year. Interim results reflect all adjustments necessary for a fair presentation of the results of operations and balances for the interim periods presented such adjustments are of a normal recurring nature. The selected historical consolidated statement of operations data and consolidated balance sheet data presented below for the five most recent fiscal years ended December 31, 2003, have been derived from our audited consolidated financial statements. The historical results are not necessarily indicative of the results to be expected in any future period. You should read the selected consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of and for the three months ended March 31,		As of and for the year ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Unaudited)
	(In thousands, except share and per share data)
Summary of Operations Data:
Total revenues	$19,418	$14,685	$78,559	$50,276	$40,487	$37,654	$33,036
Costs and expenses:
Cost of remodeling contracts	8,973	6,815	35,143	21,292	17,302	17,069	14,602
Branch operations	777	607	2,596	1,995	1,478	1,424	1,469
Sales, marketing and license fees	6,940	5,721	26,100	18,525	14,760	13,614	13,869
Interest expense on financing of loan portfolios	431	58	1,116	145	22	—	—
Provision for loan losses	155	7	559	—	14	—	—
General and administrative	2,535	2,403	10,337	6,578	4,118	2,929	2,496
Income (loss) from operations	(393)	(926)	2,708	1,741	2,793	2,618	600
Other income (expenses)(1)	(58)	(52)	(198)	(25)	44	(94)	(289)
Income taxes	(177)	(383)	982	680	1,110	440	19
Net income (loss)	(274)	(595)	1,528	1,036	1,727	2,084	292
Net income (loss) applicable to common stockholders	$(274)	$(599)	$1,520	$1,008	$1,683	$2,017	$178
Net income (loss) per common share:
Basic	$(0.04)	$(0.09)	$0.23	$0.17	$0.33	$0.50	$0.05
Diluted	$(0.04)	$(0.09)	$0.22	$0.17	$0.33	$0.50	$0.05
Number of weighted-average shares of common stock outstanding:
Basic	6,527,507	6,453,371	6,492,347	5,972,853	5,050,291	4,070,700	3,276,078
Diluted	6,527,507	6,453,371	6,863,606	6,094,238	5,066,292	4,070,700	3,276,078

Revenues by Operating Segment:
Home improvement	$18,003	$14,189	$74,222	$46,068	$39,694	$37,654	$33,036
Interior products segment	13,251	11,058	54,889	45,058	39,694	37,654	33,036
Exterior products segment(2)	4,752	3,131	19,333	1,010	—	—	—
Consumer finance(3)	$1,415	$496	$4,337	$4,208	$793	—	—
Gains from portfolio sales	72	140	767	3,187	580	—	—
Interest and other	1,343	356	3,570	1,021	213	—	—

Balance Sheet Data:
Cash and cash equivalents	$2,130	$2,470	$1,981	$3,639	$4,787	$2,371	$2,236
Total assets	64,177	30,002	61,146	25,410	15,969	7,053	6,799
Long-term debt, capital leases and redeemable securities	40,574	10,900	38,824	6,184	3,819	1,683	3,622
Stockholders’ equity	$13,819	$11,835	$14,066	$12,434	$8,493	$2,280	$263

(1)	Includes interest expense, interest income, and other non-operating items.
(2)	We acquired our wood deck business in November 2002.
(3)	We acquired our finance business in October 2001.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATION

The following should be read in conjunction with our unaudited financial statements for the three months ended March 31, 2004 and 2003, and audited financial statements for years ended December 31, 2003, 2002 and 2001, and the notes to these financial statements included therein. Operations of all acquired business are included in the accompanying consolidated financial statements from their respective dates of acquisition. The discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and as expressed in such forward-looking statements as a result of a number of factors, including those described under the caption “Risk Factors” and elsewhere in this prospectus.

Overview

We are engaged in two lines of business, the home improvement business and the consumer finance business. In our home improvement business, we manufacture or procure, design, sell and install custom quality, specialty home improvement products. These products are marketed under nationally recognized brands, The Home Depot At-Home Services, The Home Depot Cabinet Refacing, Century 21 Home Improvements and Renewal by Andersen, and under our own brands, Facelifters, Cabinet Clad and USA Deck-Designer Deck. Our home improvement products are marketed through a variety of sources including television, direct mail, marriage mail, magazines, newspaper inserts, home shows, selected neighborhood canvassing, telemarketing and in-store displays. Our home improvement operations include two reporting segments, the interior products segment and the exterior products segment. In our interior products segment, our product lines include kitchen and bathroom cabinetry and cabinet refacing products, countertops, replacement windows and patio doors and related accessories. In our exterior products segment, our product line includes wood decks and related accessories.

We manufacture our kitchen cabinet refacing products, bathroom cabinetry and custom countertops at our Charles City, Virginia facility. We currently operate 21 kitchen, bath and window sales and installation centers in 12 states serving 15 major metropolitan markets and maintain a marketing center in Boca Raton, Florida. We manufacture the components for our wood deck products utilizing non-arsenic pressure treated lumber at our Woodbridge, Virginia, Glen Mills, Pennsylvania and Westboro, Massachusetts facilities. These facilities also serve as deck sales and installation centers and collectively serve seven Northeastern and Mid-Atlantic markets.

Our consumer finance business purchases retail installment obligations, or RIOs, from residential remodeling contractors throughout the United States, including RIOs originated by our own home improvement operations. We do not purchase RIOs that have a principal balance of more than $50,000 or a term longer than 240 months. The availability of this financing program provides our home improvement operations with a consistent and reliable financing source and enables us to offer a broad range of credit products to our customers and other remodeling contractors.

Our objective is to grow our home improvement and consumer finance businesses. Since 2001, we have taken significant actions to accomplish our objective, including:

•	In September 2001, we entered into an agreement with Renewal by Andersen, or RbA, a wholly owned subsidiary of the Andersen Corporation. Under the agreement, we are the exclusive replacement window and patio door retailer on an installed basis for RbA in the greater Los Angeles, California area, which is comprised of the counties of Los Angeles, Orange, Riverside, San Bernardino, Santa Barbara and Ventura. In February 2002, we commenced operations in the southern California market.

•	In October 2001, we acquired First Consumer Credit, Inc., or FCC, a Dallas-based consumer finance company. We acquired FCC primarily to provide a stable and reliable financing source for our home improvement customers.

•	In November 2002, we acquired Deck America, Inc., a privately held Woodbridge, Virginia-based home improvement business specializing in the design, manufacturing, sale and installation of wood decks and deck related accessories.

•	In February 2003, we changed the business model of our consumer finance business from selling portfolios of RIOs to holding portfolios. We believe this strategy will provide us with earnings from finance charges for the life of the RIO, as opposed to a lesser, one-time premium we previously earned upon sale of the portfolios. To facilitate this strategy, we entered into a $75 million secured credit facility with Autobahn Funding Company LLC and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main, or DZ Bank. The credit facility provides financing for 90% of the amount of eligible RIOs purchased, and FCC is required to provide the remaining 10%.

•	In August 2003, as a result of the successful completion of a pilot program with The Home Depot in selected Mid-Atlantic markets, we entered into an agreement with The Home Depot to sell, furnish and install wood deck systems to The Home Depot customers in over 240 The Home Depot stores in the metropolitan areas of Washington, D.C., Baltimore, Maryland, Richmond and Norfolk, Virginia, Boston, Massachusetts, Hartford, Connecticut and the states of New Jersey and Pennsylvania.

•	In August 2003, we entered into an exclusive one-year pilot program with The Home Depot to sell, furnish and install kitchen cabinet refacing and laminated countertop products to The Home Depot’s customers under The Home Depot Cabinet Refacing brand in designated markets in approximately 240 The Home Depot stores in California, Colorado, Oregon and Washington. In May 2004, we and The Home Depot amended our pilot program to provide for a two-year term ending in May 2006 and added Michigan and Minnesota markets to the coverage area. The amended agreement added approximately 83 The Home Depot stores to the 240 stores originally included in the pilot program.

•	In February 2004, we entered into a one-year pilot program with The Home Depot to sell, furnish and install bathtub liners and wall surrounds and related services to The Home Depot customers in approximately 130 The Home Depot stores in the Los Angeles and San Diego, California and Denver, Colorado markets. In May 2004, we and The Home Depot amended this pilot program to extend the term to May 2006 and added designated markets in Michigan, Minnesota, California, Oregon and Washington to the coverage area. The amended agreement added approximately 193 The Home Depot stores to the 130 stores originally included in the bath refacing program. As a result of the amendments, our kitchen refacing and bath products will be offered in the same The Home Depot stores.

Results of Operations

Results of operations for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003.

	Three months ended March 31, (Unaudited) (In thousands)
	2004					2003
	Interior Products	Exterior Products	Total Home Improvement	Consumer Finance	Consolidated	Interior Products	Exterior Products	Total Home Improvement	Consumer Finance	Consolidated
Revenues	$13,251	$4,752	$18,003	$1,415	$19,418	$11,058	$3,131	$14,189	$496	$14,685
Costs and expenses:
Costs of remodeling contracts	5,969	3,004	8,973	—	8,973	5,055	1,760	6,815	—	6,815
Branch operations	777	—	777	—	777	607	—	607	—	607
Sales, marketing and license fees	5,767	1,173	6,940	—	6,940	4,998	723	5,721	—	5,721
Interest expense on financing of loan portfolios	—	—	—	431	431	—	—	—	58	58
Provision for loan losses	—	—	—	155	155	—	—	—	7	7
General and administrative	928	783	1,711	824	2,535	953	800	1,753	650	2,403

Operating income (loss)	(190)	(208)	(398)	5	(393)	(555)	(152)	(707)	(219)	(926)
Interest expense	19	47	66	8	74	18	39	57	—	57
Other income (expense), net	15	1	16	—	16	3	1	4	1	5

Loss before income taxes	(194)	(254)	(448)	(3)	(451)	(570)	(190)	(760)	(218)	(978)
Income tax (benefit)	(76)	(100)	(176)	(1)	(177)	(222)	(76)	(298)	(85)	(383)

Net loss	$(118)	$(154)	$(272)	$(2)	$(274)	$(348)	$(114)	$(462)	$(133)	$(595)

Our consolidated revenues increased 32.2% to $19,418,000 in the three months ended March 31, 2004, as compared to $14,685,000 in the three months ended March 31, 2003. Revenues increased in each of our business operations as compared to the prior year period. In our home improvement operations, revenues increased 27% principally resulting from the growth of our programs with The Home Depot. Revenues in our consumer finance segment increased 185% principally due to increased interest income on our higher portfolio of RIOs.

Consolidated net loss was $274,000, or $0.04 per share, in the three months ended March 31, 2004 as compared to a net loss of $595,000, or $0.09 per share, for the prior year period. The decline in our consolidated net loss is principally the result of increased revenues in each of our business operations. Net loss in our home improvement operations declined from $462,000 in the three months ended March 31, 2003 to $272,000 in the three months ended March 31, 2004, and net loss in our consumer finance business declined from $133,000 in the three months ended March 31, 2003 to $2,000 in the three months ended March 31, 2004.

Home Improvement Operations

Our home improvement operations include the interior products segment (consisting of kitchen, bath and window products), and the exterior products segment (consisting of wood decks and related accessories). Revenues from our home improvement operations increased $3,814,000, or 27%, to $18,003,000 in the three months ended March 31, 2004, from $14,189,000 in the three months ended March 31, 2003.

Revenues attributable to each of our product lines are as follows:

	Three months ended March 31,		Increase
	2004	2003	$	%
	(Unaudited)
	(In thousands, except percentages)
Interior products:
Kitchen refacing	$9,540	$7,824	$1,716	21.9
Bathroom refacing	2,312	1,871	441	23.6
Replacement windows	1,399	1,363	36	2.6

Total interior products	13,251	11,058	2,193	19.8

Exterior products:
Wood decks	4,726	3,126	1,600	51.2
Other revenues	26	5	21	420.0

Total exterior products	4,752	3,131	1,621	51.8
Total Home Improvement revenues	$18,003	$14,189	$3,814	26.9

Revenues increased in each of our product lines reflecting higher backlog of sales orders at the beginning of 2004 as compared to the beginning of 2003, and higher sales order input during the three months ended March 31, 2004 as compared to the same period in 2003. Revenues from kitchen refacing and wood deck products increased principally due to the growth of our programs with The Home Depot, which accounted for approximately 25% of our home improvement revenues in the three months ended March 31, 2004. Other revenues of $26,000 in the three months ended March 31, 2004, and $5,000 in the three months ended March 31, 2003, represent licensing fees and consulting fees which we received pursuant to our intellectual property licensing and consulting agreements with third parties.

The amount and percentage of home improvement revenues attributable to our major brands for three months ended March 31, 2004 and 2003 are as follows:

	Revenues (In thousands)		Percent of Home Improvement Revenues
	Three months ended March 31,		Three months ended March 31,
	2004	2003	2004	2003
	(Unaudited)
Century 21 Home Improvements	$6,346	$6,022	35%	42%
Renewal by Andersen	$1,232	$1,083	7%	8%
The Home Depot	$4,562	$1,064	25%	7%
Company brands	$5,863	$6,020	33%	43%

Sales orders for home improvement products in the three months ended March 31, 2004 were $22,910,000, an increase of 28% from $17,845,000 in the three months ended March 31, 2003. We believe the increase in new sales orders is principally attributable to increased marketing expenditures, enhanced marketing programs, improved sales efficiencies and our programs with The Home Depot. Our backlog of uncompleted sales orders was $16,057,000 at March 31, 2004, as compared to $11,124,000 at December 31, 2003. Backlog of sales orders in our interior products segment was $12,529,000 and $8,567,000 at March 31, 2004 and December 31, 2003, respectively. Backlog of sales orders for our external products segment was $3,528,000 and $2,557,000 at March 31, 2004 and December 31, 2003, respectively. The increase in backlog in each segment is principally attributable to the corresponding increase in sales orders.

Gross profit for home improvement operations was $9,030,000, or 50.2% of home improvement revenues, for the three months ended March 31, 2004, as compared to $7,374,000, or 52% of home improvement revenues, in the prior year period. The decrease in home improvement gross profit margin as a percentage of revenues is primarily due to price increases on lumber utilized in our wood decks, as well as increased operating costs from our new deck manufacturing facilities in Glen Mills, Pennsylvania and Westboro, Massachusetts which serve The Home Depot customers in designated markets. Gross profit margin in our exterior products segment was 36.8% of related revenues for the three months ended March 31, 2004, as compared to 43.8% of related revenues in the three months ended March 31, 2003. Assuming lumber prices remain stable, we believe that gross profit margins in our deck product line will improve slightly in the second quarter of 2004 as we grow our business with The Home Depot and more fully absorb our increased operating costs from our new manufacturing facilities. Gross profit margin in our interior products segment was 55.0% of related revenues in the three months ended March 31, 2004, as compared to 54.3% of related revenues in the same period last year. The increase in gross profit margin is principally due to a higher mix of revenues from kitchen refacing products and improved operating efficiencies in our window and patio door product line.

Branch operating expenses for home improvement operations, which are primarily comprised of fixed costs associated with each of our interior products sales and installation centers, include rent, telecommunications, branch administration salaries and supplies. Branch operating expenses were $777,000, as compared to $607,000 for the three months ended March 31, 2004 and 2003, respectively. The increase in branch operating expenses principally reflects our increased operations and new facilities associated with our kitchen and bath programs with The Home Depot.

Marketing expenses for home improvement operations were approximately $3,768,000, or 20.9% of home improvement revenues in the three months ended March 31, 2004, as compared to $3,220,000, or 22.7% of home improvement revenues for the three months ended March 31, 2003. The increase in marketing expenditures principally reflects marketing fees associated with our The Home Depot programs and planned increased advertising expenditures for our other product lines. Marketing expenses for our interior products were

$3,087,000 in the three months ended March 31, 2004 as compared to $2,750,000 in the same period in 2003. Marketing expenses for our exterior products were $681,000 and $470,000 for the three months ended March 31, 2004 and 2003, respectively.

Sales expenses for home improvement operations, which consist primarily of sales commissions, sales manager salaries, travel and recruiting expenses, were $2,981,000, or 16.6% of home improvement revenues for the three months ended March 31, 2004, as compared to $2,320,000, or 16.4% of home improvement revenues in the prior year period. The increase in sales expenses is the result of the sales commissions on higher revenues, and increased recruiting, training sales materials and sales management costs principally related to the expansion of our programs with The Home Depot. Selling expenses for our interior products were $2,489,000 in the three months ended March 31, 2004 as compared to $2,067,000 in the same period in 2003. Selling expenses for our exterior products were $492,000 and $253,000 in the three months ended March 31, 2004 and 2003, respectively.

We have a license agreement with Century 21 Real Estate Corporation which allows us to market our kitchen, bath and window products under the Century 21 Home Improvements brand in specified territories. The license agreement requires us to pay fees to Century 21 based on our related revenues. License fees were $191,000 for the three months ended March 31, 2004, as compared to $181,000 in the prior year period.

General and administrative expenses for home improvement operations were $1,711,000, or 9.5% of home improvement revenues, for the three months ended March 31, 2004, as compared to $1,753,000, or 12.4% of home improvement revenues, in the prior year period. General and administrative expenses include $288,000 and $218,000 of corporate overhead costs allocated to home improvement operations for the three months ended March 31, 2004 and 2003, respectively. Corporate general and administrative expenses are allocated to each of our reporting segments based on management’s estimate of the costs attributable, or time spent, on each of our segments.

Consumer Finance Segment

Our consumer finance business purchases consumer retail installment obligation contracts, or RIOs, from remodeling contractors, including RIOs generated by our home improvement operations. In February 2003, we changed the business model of our finance business to holding portfolios of RIOs rather than packaging them for sale to credit institutions. We expect this new strategy will provide us with greater earnings potential in the long term since we will earn finance charges for the life of the RIO, as opposed to a lesser, one-time premium we previously earned upon sale of the portfolios. To facilitate this change, in February 2003, we secured a $75 million credit facility. The credit facility is restricted to the purchase and financing of RIOs. Although our strategy is now to hold RIOs for the remaining life of the obligation, we may sell a portion of our RIOs from time to time as we deem necessary to obtain additional working capital or to pay down our credit facility.

Prior to entering into the credit facility, we typically held RIOs for less than three months before selling portfolios of RIOs to banks and insurance companies under negotiated purchase commitments. We earned a one-time premium upon each sale. In certain cases, we provided, for a fee, collection and servicing of these accounts on behalf of the purchaser.

The change in our business model adversely affects our profitability in the short-term due to our forgoing the initial one-time origination fee we earned upon selling a portfolio. Until we have accumulated a sufficient amount of financed RIOs, and finance charges earned on our RIO portfolio reach a sufficient level, our earnings will be adversely affected. Based on current interest rates and our loan loss experience, we estimate that an RIO portfolio of between $40 million to $42 million will be required to generate sufficient interest income to return our consumer finance business to profitability. We believe we will achieve this RIO portfolio level early in the third quarter 2004. As we grow our finance business and our RIO portfolio increases, we will need to employ additional personnel, incur other related administrative costs and increase our loan loss reserves. Additionally, our interest expense for financing the growth of our RIO portfolio will increase. Since we utilize our DZ Bank credit facility to finance our RIO portfolio, an increase in interest rates under this facility would negatively impact our earnings.

For the three months ended March 31, 2004, revenues from our consumer finance segment were $1,415,000, as compared to $496,000 in the prior year period. Revenues were comprised of the following:

	Three months ended March 31,
	2004	2003
	(Unaudited)
	(In thousands)
Interest income	$1,300	$237
Gains from loan portfolio sales	72	140
Servicing and collection fees	—	102
Other revenues and fees	43	17

Total revenues and fees	$1,415	$496

Because FCC had changed its business model in February 2003, revenues in the three months ended March 31, 2003, were lower as FCC did not sell significant portfolios of RIOs nor did FCC generate significant interest income because its portfolio of RIOs held was smaller as compared with the portfolio at March 31, 2004. Consequently, the increase, or decrease, in each of our revenue components for the three months ended March 31, 2004, as compared to the prior year period, reflects the change in our business model. The effect of holding RIOs, as compared to selling portfolios of RIOs, has resulted in an increase in interest income, and a decrease in revenues from loan portfolio sales, The decrease in servicing and collection fees reflects the termination of our servicing agreement with Bank One.

Interest expense incurred on financing the purchase of RIOs was $431,000 for the three months ended March 31, 2004, as compared to $58,000 in the prior year period. In the prior year period, portfolios of RIOs were generally held less than three months before they were packaged and sold.

Our portfolio of RIOs held at March 31, 2004 and December 31, 2003 were as follows:

	March 31, 2004	December 31, 2003
	(Unaudited)
Principal balance:
Secured	$28,262,536	$26,990,163
Unsecured	9,306,229	8,765,277

Total principal balance	37,568,765	35,755,440
Net premium (discount)	(23,064)	84,183
Deferred origination costs, net of amortization	40,848	39,643
Allowance for losses on finance receivables	(428,688)	(394,734)

Carrying value of finance receivables	$37,157,861	$35,484,532

Number of loans	5,860	5,519

Allowance as a percentage of gross finance receivables	1.1%	1.1%

90+ days contractual delinquency:
Total amount delinquent	$176,129	$73,070

% delinquent	0.5%	0.2%

RIOs on non-accrual status	$285,109	$141,136

% on non-accrual status	0.8%	0.4%

Provision for loan losses was $155,048 for the three months ended March 31, 2004 and $6,498 for the three months ended March 31, 2003. Changes in the allowance for loan losses were as follows:

	Three months ended March 31,
	(Unaudited)
	2004	2003
Balance at beginning of period	$394,734	$7,285
Provision for losses	155,048	6,498
Losses sustained, net of recoveries	121,094	1,681

Balance at end of period	$428,688	$12,102

At March 31, 2004 and December 31, 2003, scheduled principal maturities of our RIO portfolio held are as follows:

	March 31, 2004	December 31, 2003
	(Unaudited)
Due in one year or less	$8,498,489	$8,098,134
Due after one year through five years	20,452,208	19,368,669
Due after five years	8,618,068	8,288,637

Total	$37,568,765	$35,755,440

We utilize a $5.0 million revolving line of credit and a $75 million credit facility to purchase RIOs. At March 31, 2004 and December 31, 2003, we had approximately $33,719,000 and $32,317,000 outstanding under these lines of credit, respectively. The weighted average interest rate paid under these lines in the three months ended March 31, 2004 was 3.6% and the weighted average interest rate earned on the portfolio was 14.3%. At March 31, 2004, interest rates on our RIO portfolio range from 6.0% to 16.5% with a weighted average interest rate of 14.3%.

General and administrative expenses for the consumer finance segment were approximately $824,000 for the three months ended March 31, 2004, as compared to $650,000 in the prior year period. General and administrative expenses include costs associated with underwriting, collection and servicing our RIO portfolio, general administration of the consumer finance segment operations and approximately $110,000 and $42,000 of corporate overhead allocated to the consumer finance segment for the three months ended March 31, 2004 and 2003, respectively. Excluding allocated overhead, personnel expenses, including salary, wages, bonus, benefits and payroll taxes, accounted for approximately 56% and 65% of general and administrative expenses for the three months ended March 31, 2004 and 2003, respectively. The increase in general and administrative expenses is principally attributable to professional fees (legal and public accounting), insurance, and licensing costs.

Net loss for the consumer finance segment was $2,000 and $133,000 in the three months ended March 31, 2004 and 2003, respectively. The decline in the consumer finance segment loss is principally the result of increased interest income on a larger portfolio of RIOs as compared to the prior year period.

Results of operations for the year ended December 31, 2003 as compared to the year ended December 31, 2002.

	Year ended December 31, (Unaudited) (In thousands)
	2003					2002
	Interior Products	Exterior Products	Total Home Improvement	Consumer Finance	Consolidated	Interior Products	Exterior Products	Total Home Improvement	Consumer Finance	Consolidated
Consolidated:
Revenues	$54,889	$19,333	$74,222	$4,337	$78,559	$45,058	$1,010	$46,068	$4,208	$50,276
Costs and expenses:
Cost of remodeling contracts	24,343	10,800	35,143	—	35,143	20,752	540	21,292	—	21,292
Branch operations	2,596	—	2,596	—	2,596	1,995	—	1,995	—	1,995
Sales, marketing and license fees	21,439	4,661	26,100	—	26,100	18,291	223	18,514	11	18,525
Interest expense on financing of loan portfolios	—	—	—	1,116	1,116	—	—	—	145	145
Provision for loan losses	—	—	—	559	559	—	—	—	—	—
General and administrative	4,205	3,197	7,402	2,935	10,337	3,646	229	3,875	2,703	6,578

Operating income (loss)	2,306	675	2,981	(273)	2,708	374	18	392	1,349	1,741
Interest expense	65	161	226	23	249	58	26	84	—	84
Other income	39	12	51	—	51	59	—	59	—	59

Income (loss) before income taxes	2,280	526	2,806	(296)	2,510	375	(8)	367	1,349	1,716
Income tax expense (benefit)	892	206	1,098	(116)	982	147	(2)	145	535	680

Net income (loss)	$1,388	320	$1,708	$(180)	$1,528	$228	$(6)	$222	$814	$1,036

Our consolidated revenues increased 56.3% to $78,559,000 in the year ended December 31, 2003, as compared to $50,276,000 in the year ended December 31, 2002. The increase in revenues occurred in our home improvement operations reflecting the addition of our deck product line in November 2002, and increased new orders in our other product lines.

Consolidated net income was $1,528,000 in the year ended December 31, 2003, as compared to $1,036,000 in the prior year period. The increase in net income is attributable to our home improvement operations principally reflecting higher revenues. Net income from home improvement operations in the year ended December 31, 2003 was $1,708,000 as compared to $222,000 in the prior year period. For the year ended December 31, 2003, net loss in the consumer finance segment was $180,000 as compared to net income of $814,000 in the prior year period. The decline in net income in the consumer finance segment was the result of a change in our business model in February 2003 when we changed from selling portfolios of retail installment obligations (RIOs) to financing portfolios of RIOs. We believe this new strategy will provide us with greater earnings potential in the long-term, because the finance charges earned over the life of the RIOs will be greater than the one-time premium we previously earned upon the sale of the RIOs. Until we have accumulated a sufficient amount of financed RIOs, and finance charges earned on our RIO portfolio reach a a sufficient level, our earnings will be adversely affected.

Home Improvement Operations

Our home improvement operations includes the interior products segment (consisting of kitchen, bath and window products), and the exterior products segment (consisting of wood decks and related accessories).

Revenues from our home improvement operations increased $28,154,000, or 61%, to $74,222,000 in the year ended December 31, 2003, from $46,068,000 in the year ended December 31, 2002.

Revenues attributable to each of our product lines are as follows:

	Year ended December 31,		Increase/(Decrease)
	2003	2002	$	%
	(In thousands, except percentages)
Interior Products:
Kitchen refacing	$38,561	$34,828	$3,733	10.7
Bathroom refacing	10,417	6,466	3,951	61.1
Replacement windows	5,911	3,724	2,187	58.7
Other revenues	—	40	(40)	(100.0)

Total interior products	54,889	45,058	9,831	21.8
Exterior Products:
Wood decks	19,311	1,010	18,301	1,812.0
Other revenues	22	—	22	100.0

Total exterior products	19,333	1,010	18,323	1,814.2

Total home improvement revenues	$74,222	$46,068	$28,154	61.1

The percentage of home improvement revenues attributable to our major brands are as follows:

	Percent of Home Improvement Revenues
	2003	2002(1)
Century 21 Home Improvements	39%	57%
Renewal by Andersen	6%	5%
The Home Depot	12%	—
Company Brands	43%	38%

(1)	Revenues attributable to The Home Depot brand in 2002 were 0.4%.

The increase in revenues includes $18,301,000 from our wood deck product line which we acquired in November 2002, and an increase of $9,871,000, or 21.9%, in our kitchen, bath and window products. Other revenues of $22,000 in the year ended December 31, 2003 represent licensing fees which we received pursuant to our wood deck intellectual property licensing agreement with a third party.

Revenues increased in each of our product lines reflecting higher sales orders during the period as well as higher average selling prices resulting from an increase in general price levels. Sales orders for home improvement products in the year ended December 31, 2003, were $77,201,000, an increase of 59% from $48,520,000 in the prior year period. We believe the increase in sales orders is principally attributable to increased marketing expenditures, enhanced marketing programs, improved sales efficiencies and a full year’s orders for wood deck products. Our backlog of uncompleted sales orders was $11,124,000 at December 31, 2003, as compared to $8,124,000 at December 31, 2002. Backlog for interior products was $8,567,000 and $7,161,000 at December 31, 2003 and 2002, respectively. Backlog for exterior products was $2,557,000 and $963,000 at December 31, 2003 and 2002, respectively. The increase in backlog is attributable to the corresponding increase in sales orders.

Gross profit for home improvement operations was $39,079,000, or 52.7% of home improvement revenues for the year ended December 31, 2003, as compared to $24,776,000, or 53.8% of home improvement revenues in the prior year period. The decrease in gross profit as a percentage of revenues is primarily due to a higher mix of revenues from lower margin products, principally wood decks, bath remodeling and replacement window products. The decrease in gross profit margin was partially offset by improved margins in our RbA window product line which we introduced in 2002. We believe our lower margin products will continue to comprise a significant percentage of our future revenues. Gross profit margin in our interior products segment was 55.7% and 53.9% of interior products revenues for the years ended December 31, 2003 and 2002, respectively. The increased gross profit margin in our interior products segment principally reflects improved operating performance in our RBA window products and bath products line. Gross profit margin in our exterior products segment was 44.1% and 46.5% of exterior product revenues in 2003 and 2002, respectively.

Branch operating expense for our home improvement operations includes cost associated with our interior products sales and installation centers including rent, telecommunications, branch administration salaries and supplies. Branch operating expenses were $2,596,000, as compared to $1,995,000, for the years ended December 31, 2003 and 2002, respectively. The increase in branch operating expenses principally reflects our growth from acquisitions, entry into new markets and our RbA operations.

Marketing expenses for home improvement operations were approximately $14,006,000, or 18.9% of home improvement revenues in the year ended December 31, 2003, as compared to $9,311,000, or 20.2% of home improvement revenues for the prior year period. The increase in marketing expenditures principally reflects the addition of our wood deck product line, marketing fees associated with our The Home Depot programs and planned increased advertising expenditures for our other product lines. As part of our new marketing programs, we have decreased our dependence on telemarketing and have increased our utilization of other media sources including direct mail, television and newspaper inserts. While the media sources we utilize are generally more costly per customer lead than telemarketing, we believe that the increased cost of lead generation is more than offset by improved sales efficiencies from these sources.

We believe a better measurement of our effective marketing cost is to relate marketing expenditures to sales orders generated in the period. This is because, in our normal operating cycle, marketing costs can precede the completion of sales orders by up to three months. We recognize revenue upon completion of installation and acceptance of each sales order, but expense marketing costs as incurred. Since our normal cycle time to complete installations is generally 55 – 60 days from the date a sale is made, the marketing expenditure will precede the recognition of the associated revenue. However, marketing expenditures are generally concurrent with the securing of sales orders. Marketing expenses were 18.1% of sales orders in the year ended December 31, 2003, as compared to 19.2% in the prior year period. The decrease in marketing expenses as a percentage of sales orders is principally due to lower marketing costs associated with our wood deck product line acquired in November 2002, and improved sales efficiencies in our other products. For the year 2003, marketing expenses were 19.4% of sales orders in our interior products segment, and 14.8% of sales orders in our exterior products segment.

Sales expenses for our home improvement operations, which consist primarily of sales commissions, sales manager salaries, travel and recruiting expenses, were $11,141,000, or 15.0% of home improvement revenues for the year ended December 31, 2003, as compared to $8,376,000, or 18.2% of home improvement revenues in the prior year period. The increase in sales expenses is principally the result of the sales commissions on higher revenues, and growth in our operations. Sales expenses in our interior products segment was $9,567,000, or 17.4% of related revenues in 2003, as compared to $8,278,000, or 18.4% of related revenues in 2002. Except for sales commissions, the components of sales expenses are primarily fixed costs, and, as such, decreased as a percentage of revenues due to the volume of revenues in the period. Sales expenses in our exterior product segment were $1,574,000, or 8.1% of revenues in 2003.

In our interior products segment we have a license agreement with Century 21 Real Estate Corporation which allows us to market our kitchen, bath and window products under the Century 21 Home Improvements brand in specified territories. The license agreement requires us to pay fees to Century 21 based on our related revenues. License fees were $953,000 for the year ended December 31, 2003, as compared to $826,000 in the prior year.

General and administrative expenses were approximately $7,402,000, or 10.0% of home improvement revenues, for the year ended December 31, 2003, as compared to $3,875,000, or 8.4% of home improvement revenues, in the prior year period. General and administrative expenses include $1,130,000 and $979,000 of corporate overhead costs allocated to home improvement operations for the years ended December 31, 2003 and 2002, respectively. Corporate general and administrative expenses are allocated to each of our reporting segments based on management’s estimate of the costs attributable, or time spent, on each of our segments. In 2003, approximately $894,000 was allocated to our interior products segment and $236,000 was allocated to our exterior products segment. In 2002, no allocation was made to the exterior products segment since we acquired our deck-business in November 2002. The increase in general and administrative expenses reflects the addition of our deck business which was acquired in November 2002, increased employee related expenses including salaries, bonuses, payroll taxes and benefits of $282,000, and higher corporate overhead allocated costs of $152,000 principally related to corporate salaries and professional fees including legal, public accounting and investor relations expenses.

Consumer Finance Segment

During 2003, in two separate transactions, our consumer finance subsidiary, First Consumer Credit, Inc., or FCC, purchased two portfolios of RIOs from Bank One, N.A., or Bank One, for an aggregate purchase price of $24,821,000, including accrued interest of $218,000 and an aggregate premium of $847,000. Also in 2003, FCC sold approximately $5,000,000 of the RIOs purchased from Bank One to a third party to pay down its credit facility and for additional working capital. FCC purchased the portfolios from Bank One in order to accelerate its return to profitability following its business model change. The purchased RIOs had previously been sold to Bank One by FCC under its prior loan purchase and servicing agreements with no contemplation or intent at the time of sale to repurchase the loans. Pursuant to the terms of the purchase agreement, FCC and Bank One agreed to terminate the loan purchase and servicing agreements between the parties.

For the year ended December 31, 2003, revenues from our consumer finance segment were $4,337,000, as compared to $4,208,000 in the prior year period. Revenues were comprised of the following:

	Year ended December 31,
	2003	2002
	(In thousands)
Interest income	$3,217	$618
Gains from loan portfolio sales	767	3,187
Servicing and collection fees	170	361
Other revenues and fees	183	42

Total revenues and fees	$4,337	$4,208

The increase, or decrease, in each of our revenue components for the year ended December 31, 2003, as compared to the prior year period, reflects the change in our business model. The effect of holding RIOs, as compared to selling portfolios of RIOs, has resulted in an increase in interest income, and a decrease in revenues from loan portfolio sales, The decrease in servicing and collection fees reflects the termination of the servicing agreement with Bank One and as a result, we do not anticipate any further servicing income.

Interest expense incurred on financing the purchase of RIOs was $1,116,000 for the year ended December 31, 2003, as compared to $145,000 in the prior year period. In the prior year period, portfolios of RIOs were generally held less than three months before they were packaged and sold.

Our portfolio of RIOs held at December 31, 2003 and 2002 were as follows:

	December 31,
	2003	2002
Principal balance:
Secured	$26,990,163	$54,213
Unsecured	8,765,277	14,324

Total principal balance	35,755,440	68,537
Net premium (discount)	84,183	(6,569)
Deferred origination costs	39,643	—
Allowance for losses	(394,734)	(7,285)

Carrying value of RIO receivables	$35,484,532	$54,683

Number of loans	5,519	17

Allowance as a percentage of gross RIO receivables	1.1%	10.6%

90+ days contractual delinquency:
Total amount delinquent	$73,070	$—

% delinquent	0.2%	— %

RIOs on non-accrual status	$141,136	—

% on non-accrual status	0.4%	— %

Net premium (discount) consisted of the following at December 31, 2003 and 2002:

	2003	2002
Premium	$522,778	$—
Discount	$(438,595)	$(6,569)

Provision for loan losses was $559,000 in the year ended December 31, 2003. Changes in the allowance for loan losses for the years ended December 31, 2003, 2002 and 2001 were as follows:

	Year Ended December 31,
	2003	2002	2001
Balance at beginning of period	$7,285	$9,300	$—
Provision for losses	559,277	—	13,887
Charge offs, net of recoveries	(171,828)	(2,015)	(4,587)

Balance at end of period	$394,734	$7,285	$9,300

At December 31, 2003, scheduled maturities of RIOs are as follows:

Principal
Due in one year or less	$8,098,134
Due after one year through five years	19,368,669
Due after five years	8,288,637

Total	$35,755,440

We utilize a $5.0 million revolving line of credit and a $75 million credit facility to purchase RIOs. At December 31, 2003, we had approximately $32,317,000 outstanding under these lines of credit. The weighted average interest rate paid under these lines in the year ended December 31, 2003, was 3.7%. At December 31, 2003, interest rates on our RIO portfolio range from 6.0% to 16.5% with a weighted average interest rate of 14.4%.

General and administrative expenses for the consumer finance segment were approximately $2,935,000, or 67.7%, of consumer finance segment revenues for the year ended December 31, 2003, as compared to $2,703,000, or 64.2%, of consumer finance segment revenues in the prior year period. General and administrative expenses include costs associated with underwriting, collection and servicing our RIO portfolio, general administration of the consumer finance segment operations and approximately $300,000 and $205,000 of corporate overhead allocated to the consumer finance segment for the years ended December 31, 2003 and 2002, respectively. Excluding allocated overhead, personnel expenses, including salary, wages, bonus, benefits and payroll taxes, accounted for approximately 57% and 63% of general and administrative expenses for the years ended December 31, 2003 and 2002, respectively. The increase in general and administrative expenses is principally attributable to professional fees (legal and public accounting), insurance, licensing costs and employee benefits.

Results of Operations for the year ended December 31, 2002 as compared to the year ended December 31, 2001.

	Year ended December 31, (unaudited) (In thousands)
	2002					2001
	Interior Products	Exterior Products	Total Home Improvement	Consumer Finance	Consolidated	Interior Products	Exterior Products	Total Home Improvement	Consumer Finance	Consolidated
Consolidated:
Revenues	$45,058	$1,010	$46,068	$4,208	$50,276	$39,694	—	$39,694	$793	$40,487
Costs and expenses:
Cost of remodeling contracts	20,752	540	21,292	—	21,292	17,302	—	17,302	—	17,302
Branch operations	1,995	—	1,995	—	1,995	1,478	—	1,478	—	1,478
Sales, marketing and license fees	18,291	223	18,514	11	18,525	14,750	—	14,750	10	14,760
Interest expense on financing of loan portfolios	—	—	—	145	145	—	—	—	22	22
Provision for loan losses	—	—	—	—	—	—	—	—	14	14
General and administrative	3,646	229	3,875	2,703	6,578	3,516	—	3,516	602	4,118

Operating income	374	18	392	1,349	1,741	2,648	—	2,648	145	2,793
Interest expense	58	26	84	—	84	95	—	95	—	95
Other income	59	—	59	—	59	139	—	139	—	139

Income before income taxes	375	(8)	367	1,349	1,716	2,692	—	2,692	145	2,837
Income tax expense	147	(2)	145	535	680	1,053	—	1,053	57	1,110

Net income	$228	$(6)	$222	$814	$1,036	$1,639	—	$1,639	$88	$1,727

Our consolidated revenues were $50,276,000 in the year ended December 31, 2002, as compared to $40,487,000 in the year ended December 31, 2001. Our consolidated net income was $1,036,000 in the year ended December 31, 2002, as compared to $1,727,000 in the prior year period. The decline in our consolidated net income from the prior year period occurred in the home improvement operations and resulted from a combination of factors, including; (1) increases in operating costs and start-up losses in our new operations; (2) a decline in the home improvement gross profit margin principally resulting from the mix of products sold; and (3) the operating cycle in which marketing costs are expensed and revenues are recognized.

In February 2002, we commenced operations under our agreement with RbA, and in June 2002, we opened our first RbA showroom in Torrance, California. During the first quarter of 2002, we incurred approximately $325,000 in costs for the RbA operation, including advertising, sales and management personnel expenses, and general operating expenses. We had no revenues in the first quarter period to offset these start up costs. Subsequent to the first quarter, we experienced a number of issues relating to our start-up operations for our RbA project, including delays in (1) obtaining the necessary materials to complete customer orders; (2) engaging a sufficient number of qualified installers; and (3) completing our Torrance showroom facility. As a result, the RbA operations incurred an operating loss of $812,000 in the year ended December 31, 2002.

In May 2002, we commenced kitchen and bath refacing operations in the Milwaukee, Wisconsin market, and also acquired the operations of Reface, Inc, a kitchen home improvement company operating in the Richmond and Virginia Beach, Virginia markets. During the year ended December 31, 2002, we incurred an operating loss of approximately $50,000 from these operations.

In 2001, replacement window, patio doors and bathroom remodeling revenues accounted for approximately 14% of home improvement revenues, as compared to approximately 23% of revenues for 2002. Our sales of solid surface countertops increased significantly in 2002 as compared to the prior year. Replacement window, patio door, bathroom remodeling and solid surface countertop products generally have lower margins than our other products. Since sales of our lower gross profit margin products increased in 2002 as compared to 2001, gross profit margin declined in 2002. In an effort to increase our overall gross profit margin, in January 2003 we increased the prices of certain of our products.

We recognize revenue upon completion of installation of each sales order. In our normal operating cycle, we complete new sales orders within 55 to 60 days from the date an order is received. The operating cycle is slightly longer in our replacement window product line.

Our marketing costs are expensed as incurred and revenues are not recognized until completion of sales orders. Since our marketing expenses can precede the completion of sales orders by up to three months, particularly in periods in which our backlog of uncompleted orders increases significantly due to increased marketing activities, our net income is adversely affected.

In 2002, our interior products segment expanded its operations in the Milwaukee, Richmond, Virginia Beach and Westchester markets, and through our agreement with RbA, in southern California. New sales orders for our interior products segment were $47,541,000 for 2002, an increase of 23% from $38,610,000 in 2001. Backlog of sales orders to be installed for these operations increased $2,524,000, or 54.4%, to $7,161,000 at December 31, 2002, as compared to $4,637,000 at December 31, 2001. Including our exterior product segment, backlog of sales orders at December 31, 2002 was $8,124,000.

Home Improvement Operations

Revenues from our home improvement operations were $46,068,000 in 2002, an increase of approximately 16% from $39,694,000 in the prior year period. The increase in home improvement revenues reflects $5,028,000 from new operations and an increase of $1,346,000 in the same operations as compared to the prior year. Revenue increases principally resulted from increased sales order volume in our bathroom refacing and replacement windows products and higher average selling prices for all of our products.

Revenues attributable to each of our product lines are as follows:

	Year ended December 31,		Increase/ (Decrease)
	2002	2001	$	%
	(In thousands, except percentages)
Product lines:
Kitchen refacing	$34,828	$33,855	$973	2.9
Bathroom refacing	6,466	2,670	3,796	142.2
Replacement windows	3,724	2,922	802	27.4
Wood decks	1,010	—	1,010	100.0

Total	46,028	39,447	6,581	16.7
Other revenues	40	247	(207)	(84.2)

Total home improvement revenues	$46,068	$39,694	$6,374	16.1

The percentage of home improvement revenues attributable to our major brands are as follows:

	Percent of Home Improvement Revenues
	2002(1)	2001
Century 21 Home Improvements	57%	63%
Renewal by Andersen	5%	—
Company Brands	38%	37%

(1)	Revenues attributable to The Home Depot brand in 2002 were 0.4%.

Gross profit for home improvement operations was $24,776,000, or 53.8% of related revenues for 2002, as compared to $22,392,000, or 56.4% of home improvement revenues in the prior year period. The decrease in home improvement gross profit margin as a percentage of home improvement revenues is primarily due to a higher mix of lower margin products sold, principally bath and windows products, and an increase in operating costs resulting from start up operations and production management expenses related to our RbA operations.

Branch operating expenses were $1,995,000, or 4.3% of home improvement revenues, as compared to $1,478,000, or 3.7% of home improvement revenues, for 2002 and 2001, respectively. The increase in branch operating expenses principally reflects increased operations from acquisitions, our entry into new markets and our RbA operations.

Marketing expenses for home improvement operations were approximately $9,311,000, or 20.2% of segment revenues in 2002, as compared to $7,582,000, or 19.1% of revenues for the prior year period. Marketing expenses were 19.3% of new sales orders in 2002, as compared to 19.6% in the prior year.

The increase of marketing expense as a percentage of home improvement revenues is principally due to our operating cycle and timing in which marketing costs are expensed and revenues are recognized. In addition, in 2002 we reduced our telemarketing activities and increased our utilization of other media sources to generate prospective customer leads. These media sources are generally more costly than telemarketing activities and result in an increase in the cost to acquire a new customer. However, we believe these media sources generally result in higher sales efficiencies than telemarketing. As a result of these sales efficiencies, marketing costs as a percentage of new sales orders declined in 2002 as compared to the prior year.

Sales expenses for our home improvement operations were $8,376,000, or 18.2% of home improvement revenues for 2002, as compared to $6,293,000, or 15.9% of home improvement revenues, in the prior year period. The increase in the dollar amount of sales expenses is principally the result of increased sales commissions on higher revenues, and growth in our operations. The increase in sales expenses as a percentage of home improvement revenues is principally due to increases in sales personnel costs and sales management salaries.

License fees for our home improvement operations were $826,000, or 1.8% of home improvement revenues for 2002, as compared to $875,000, or 2.2% of revenues in the prior year. The decrease in license fees is due to a lower amount of our sales under the Century 21 brand.

General and administrative expenses for our home improvement operations were approximately $3,875,000, or 8.4% of home improvement revenues for 2002, as compared to $3,516,000, or 8.9% of revenues, in the prior year period. General and administrative expenses include $979,000 and $764,000 of corporate overhead allocated to the segment for the years ended December 31, 2002 and 2001, respectively. In addition to new operations, we incurred increased costs related to insurance, benefits, travel and investor relations expenses.

Consumer Finance Segment

We established our consumer finance business following our acquisition of FCC in October 2001.

Revenues from this segment were $4,208,000 for 2002, including $3,187,000 from portfolio sales and $1,021,000 from servicing fees and interest income earned on finance receivables. Revenues in the prior year period were $793,000, reflecting revenues from the date of the acquisition through the end of 2001.

General and administrative expenses were $2,703,000 for 2002 and $602,000 for 2001, reflecting expenses of the business from the date of acquisition through the end of 2001. General and administrative expenses include costs associated with underwriting, collection and servicing of RIOs, and general administration of the finance segment operations and administrative expenses include $205,000 and $59,000 of corporate overhead allocated to the segment for the years ended December 31, 2002 and 2001, respectively. Excluding allocated overhead, personnel expenses, including salary, wages, bonus, benefits and payable taxes accounted for approximately 63% of general and administrative expenses for the year ended December 31, 2002.

Off-balance Sheet Arrangements

Our consumer finance business purchases RIOs from remodeling contractors. Prior to changing our business model in February 2003, we negotiated commitments with banks, insurance companies, and other financial institutions for the sale of our RIO portfolios. We had several agreements with Bank One for the purchase of RIO portfolios. Each agreement represented a separate commitment from Bank One as to the aggregate amount of RIOs that could be purchased under the agreement, as well as the terms of any credit loss risk to each of the parties. In certain of these agreements, we deposited a portion of the proceeds of the portfolio sale, usually 0.5% of the principal balance of RIOs purchased, into a restricted bank account, to offset the institution’s credit risk in its purchased portfolio (the “Hold Back Reserve”). If credit losses exceeded certain thresholds over specified periods of time, we were required to reimburse the financial institution for the excess credit losses, up to a specified maximum as defined in the agreement. Conversely, if credit losses were less than specified thresholds over certain periods of time, Bank One released the Hold Back Reserve and was required to reimburse us for the amount of credit losses less than the specified thresholds, up to a specified maximum.

We routinely reviewed the credit loss experience of the RIOs underlying these agreements with Bank One. During the year ended December 31, 2002, approximately $40,000 of credit losses were charged against the reserve. We estimated at December 31, 2002, the maximum liability for credit losses under these agreements at $300,000. However, based on our estimates of expected losses, we established an accrual for credit losses of approximately $104,000 at December 31, 2002.

On June 5, 2003, in support of our business model change, we purchased a portfolio of RIOs from Bank One. The RIOs purchased had previously been sold by us to Bank One. Pursuant to the terms of the purchase agreement, the parties agreed to terminate all prior purchasing and servicing agreements and no further obligations exist between the parties. The release of the Hold Back Reserve and the reserve for “off-balance sheet credit risk” were included in the calculation of the purchase price of the purchased RIO portfolio.

Liquidity and Capital Resources

We have historically financed our liquidity needs through a variety of sources including cash flows from operations, borrowing under bank credit agreements and proceeds from the sale of common and preferred stock. At March 31, 2004, we had approximately $2,130,000 in cash and cash equivalents, excluding restricted cash of $797,000.

Cash generated from operations was $949,000 for the three months ended March 31, 2004 and $1,106,000 for the three months ended March 31, 2003. Cash generated from operations was $4,338,000 for the year ended

December 31, 2003, and $1,751,000 for the year ended December 31, 2002. Cash generated from operations in the three months ended March 31, 2003 and the year ended December 31, 2003, includes approximately $1,646,000 of cash generated from the sale of RIOs, net of RIOs purchased for resale. Cash generated from operations in 2001 was $1,829,000.

We have historically paid for our acquisitions with a combination of cash and the issuance of common stock. During the year ended December 31, 2003, we made one acquisition. In August 2003, we acquired certain assets of a Portland, Oregon based home remodeler company for $110,000, consisting of $60,000 in cash and issuance of 4,700 shares of our common stock valued at $50,000. In April 2004, we acquired certain assets of a California based home improvement company specializing in bathroom refacing for $275,000, consisting of $50,000 in cash and the issuance of 20,455 shares of our common stock valued at $225,000. During 2002 and 2001, we utilized $2,409,000 and $2,528,000 cash, and issued 555,556 and 995,169 shares of common stock, for acquisitions, respectively.

During the three months ended March 31, 2004, we utilized approximately $581,000 of cash for capital expenditures principally consisting of machinery and equipment and leasehold improvements for our new wood deck manufacturing facility in Westboro, Massachusetts. Our Westboro facility, which opened in March 2004, serves The Home Depot customers in the greater Boston area. During the year ended December 31, 2003, we utilized approximately $2,016,000 of cash for capital expenditures principally consisting of machinery and equipment, leasehold improvements, and computer hardware and software. Of this amount, approximately $984,000 was used for our regional deck sales, manufacturing and installation center in Glen Mills, Pennsylvania and our Westboro, Massachusetts facility. The Glen Mills facility, which opened in October 2003, serves The Home Depot customers in the greater Philadelphia area and central New Jersey region under our deck sales and installation agreement with The Home Depot.

At December 31, 2003, principal and interest payments due under our contractual obligations were as follows:

	Payments Due (In thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long term debt	$7,299	$3,602	$1,008	$613	$2,076
RIOs lines of credit	36,834	4,476	2,143	30,215	—
Capital leases	758	196	363	184	15
Operating leases	4,573	1,998	2,154	421	—

	$49,464	$10,272	$5,668	$31,433	$2,091

At March 31, 2004 and December 31, 2003, we had the following principal amounts outstanding under our credit and debt agreements:

	March 31, 2004	December 31, 2003
	(In thousands)
Revolving Credit Facility – DZ Bank	$29,443	$28,965
Note payable – First Savings Bank	2,500	2,500
RIO Revolving Line – Frost Bank	4,276	3,352
Borrowing Base Line of Credit – Frost Bank	810	410
Term Loan – Frost Bank	613	662
Mortgage – GE Capital	2,015	2,037
Other notes payable	316	252

	$39,973	$38,178

On May 24, 2004, we renewed and amended our credit lines with Frost Bank. The renewal provides for the same terms as the original loan agreement, except that the renewal period is for a two year term ending May 30, 2006 and Frost Bank increased our borrowing limit under its borrowing base line of credit from $2 million to $3 million. We also refinanced the FSB loan with Frost Bank with a $2.5 million term note which matures on August 30, 2004. We intend to retire the $2.5 million Frost term note with proceeds of this offering. We believe we will be able to fund our other contractual obligations and related interest payments with cash flow from operations.

To facilitate the change in our consumer finance subsidiary’s business model from selling portfolios of RIOs to a buy and hold strategy, in February 2003, we entered into a $75 million credit facility agreement with Autobahn Funding Company LLC, or Autobahn, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main, or DZ Bank. The credit facility is a five-year program in which Autobahn funds loans made to us through the issuance of commercial paper.

The DZ Bank credit facility is restricted to the purchase and financing of RIOs, and is secured by the RIOs purchased under the credit facility. The credit facility provides financing for 90% of the amount of eligible RIOs purchased, and we are required to provide the remaining 10%. The credit facility is secured by the outstanding RIOs. Pursuant to the terms of the credit facility, we were required to pay DZ Bank’s fees and expenses, including a structuring fee in the amount $375,000, to complete the transaction. Including these fees, transaction costs were approximately $800,000 and are being amortized to interest expense over the term of the credit facility.

Subject to the $75 million credit limit, the maximum advance under the DZ Bank credit facility is 90% of the amount of eligible RIOs. At March 31, 2004, the maximum advance under the credit facility was approximately $28,963,000 based on eligible RIOs of $32,181,000. At March 31, 2004, the balance of the credit facility was $29,443,000. The $480,000 difference between the facility balance and the maximum advance amount represents available cash on deposit in the collection account that had not been applied as payment against the facility. If a RIO ceases to be an eligible RIO, First Consumer Credit Acceptance, Inc., or FCCA, a wholly-owned subsidiary of FCC, is required to pay down the line of credit to an amount by which the outstanding borrowings do not exceed the maximum advance rate of eligible RIOs.

A RIO becomes ineligible upon the occurrence of specified events identified in the credit facility which involve either delinquency, collectibility, certain over-concentrations or disputes between the borrower and the contractor. Among other provisions, the credit facility provides that (1) each advance under the facility will be an amount not less than $250,000 and will be funded by the issuance of commercial paper at various terms with interest payable at the rate of DZ Bank’s then current commercial paper rate plus 2.5% (3.6% at March 31, 2004), and (2) if the excess spread is less than 5%, FCCA is required to deposit funds into a sinking fund account, or purchase specified rate caps or other interest rate hedging instruments, to hedge to the extent possible the interest rate exposure of the lender. The excess spread represents the difference between the weighted average interest rate of all eligible RIOs charged by us and (1) certain fees associated with the program and (2) the interest rate charged to us under the facility. At March 31, 2004 the excess spread was 9.1%. We have not been required to make a sinking fund deposit or purchase any interest rate hedge instrument at March 31, 2004.

The credit facility contains various representations, warranties and covenants as is customary in a commercial transaction of this nature which among other matters (1) limit the ability to merge, consolidate or sell substantially all of the assets of FCCA, (2) require the maintenance of a certain tangible net worth, and (3) restrict the purchase of RIOs unless certain underwriting criteria are met. We have guaranteed to the lender and DZ Bank the performance by FCC of its obligations and duties under the credit facility in the event of fraud, intentional misrepresentation or intentional failure to act by FCC.

During 2003, in two separate transactions, we purchased two portfolios of RIOs from Bank One for approximately $24,821,000, including accrued interest of $218,000 and an aggregate premium of $847,000. We had previously sold the purchased RIOs to Bank One under prior loan purchase and servicing agreements with no contemplation or intent at the time of sale to repurchase the loans. We purchased the portfolio in order to increase our portfolio size and reduce the transition time for our consumer finance business to achieve profitability under our business model.

The RIO portfolio purchases were financed through a combination of a loan from First Savings Bank, or FSB, and the utilization of our DZ Bank credit facility. Since the maximum advance under the DZ Bank credit facility is 90% of the outstanding balance of the RIOs, to facilitate our required participation in the transaction, we obtained a $4 million loan from FSB. The FSB loan provided for interest at a fluctuating rate equal to the prime rate of interest for commercial borrowing published from time to time by The Wall Street Journal. Interest was payable monthly beginning on June 23, 2003 and continuing each month thereafter until May 24, 2004 when the FSB loan was paid in full. Subsequent to the initial RIO portfolio purchase, we sold approximately $5 million of RIOs to a third party. Proceeds from the sale were utilized to pay down the FSB loan and the DZ Bank credit facility.

On May 24, 2004, we refinanced the FSB loan with a $2.5 million term note with Frost Bank which matures on August 30, 2004. Interest is payable monthly at LIBOR plus (1) 3.5% per annum each day from May 24, 2004 through June 23, 2004, (2) 4.5% per annum each day from June 24, 2004 through July 23, 2004 and (3) 5.5% per annum each day thereafter until the note is paid. Proceeds from this offering will be used to retire this indebtedness.

One of our directors, Don A. Buchholz, is a director of FSB and its parent. The FSB loan was guaranteed and secured by assets of a limited partnership in which Mr. Buchholz’ daughter’s children’s trust and daughter-in-law are limited partners. In consideration of the guaranty and collateral provided by the limited partnership, we paid the limited partnership a monthly fee equal to the difference between 14% and the prime rate on the outstanding principal of the FSB loan. During the three months ended March 31, 2004, and year ended December 31, 2003 we paid the partnership approximately $62,000 and $167,000, respectively as a collateral fee, which has been recorded as interest expense on the financing of RIO portfolios in our consolidated financial statements, and approximately $25,000 and $67,000, respectively, to FSB as interest. As a result of the collateral fee, the effective interest rate on the FSB loan was 14%.

On May 30, 2003, we entered into a loan agreement with Frost National Bank. The loan agreement includes a $5 million revolving line, a $2 million line of credit, and a term loan in the amount of $775,000. Simultaneous with the execution of the Frost loan agreement, all of our prior credit agreements with Frost Bank were terminated and our outstanding balances from the then existing Frost loans were refinanced under the new Frost loan agreement.

On May 24, 2004, we renewed and amended our lines of credit with Frost Bank which extended the maturity date of these credit lines to May 30, 2006, and increased the limit under our borrowing base line from $2 million to $3 million.

The Frost revolving line allows borrowings up to $5 million for the purchase of RIOs. Subject to the $5 million credit limit, the maximum advance under the Frost revolving line is 90% of the outstanding principal balance of eligible RIOs. We are required to pay down the Frost revolving line if we sell any of the RIOs pledged as security under the revolving line, including RIOs refinanced under our $75 million credit facility, or if the borrowing base is less than the outstanding principal balance under the Frost revolving line. Interest on the Frost revolving line is payable monthly at the London Interbank Offered Rate, or LIBOR, plus 2.6%. The Frost revolving line, as amended, matures May 30, 2006, at which time any outstanding principal and accrued interest is due and payable. The Frost revolving line is secured by substantially all of our assets, and we and our subsidiaries are guarantors. At March 31, 2004 and December 31, 2003, we had outstanding borrowings of approximately $4,276,000 and $3,352,000, respectively, under the Frost revolving line.

Prior to entering into our DZ Bank credit facility, we typically held RIOs for less than three months before selling portfolios of RIOs to unrelated financial institutions or insurance companies. We currently hold RIOs until the first required payment is made by the customer, typically within 30 days, and then sell the RIO portfolios to our subsidiary, FCCA, utilizing our DZ Bank credit facility to refinance and pay down the Frost revolving line.

The Frost line of credit, as amended, allows borrowings up to $3 million for working capital. Borrowings and required payments under the Frost line of credit are based upon an asset formula involving eligible accounts receivable and eligible inventory. At March 31, 2004, we had outstanding borrowings of $810,000 under the Frost line of credit, with a remaining borrowing capacity of $1,190,000. The Frost line of credit as amended, matures May 30, 2006, at which time any outstanding principal and accrued interest is due and payable. Interest on the Frost line of credit is payable monthly at LIBOR plus 2.6% (3.71% at March 31, 2004). The Frost line of credit is secured by substantially all of our assets.

The Frost term loan is payable in 48 monthly principal payments of $16,146 plus accrued interest through May 30, 2007. Interest is computed on the unpaid principal balance at LIBOR plus 2.6%. The Frost term loan is secured by substantially all our assets. At March 31, 2004, the outstanding balance of the Frost term loan was approximately $613,000.

Our Frost Bank loan agreement contains covenants, which among other matters, without the prior consent of the lender, (1) limit our ability to incur indebtedness, merge, consolidate and sell assets; (2) require us to meet certain ratios related to tangible net worth, debt to cash flows and interest coverage, and (3) limit us from making any acquisition which requires in any fiscal year $1,000,000 cash or $2,000,000 of cash and non cash consideration.

In December 2002, we obtained a mortgage in the amount of $2,125,000 from GE Capital Business Asset Funding Corporation which we used for the purchase of our Woodbridge, Virginia wood deck warehousing, manufacturing and office facilities. The mortgage is secured by this property. Interest on the mortgage is 7.25% and the mortgage is subject to a prepayment premium. The mortgage is payable in monthly principal and interest payments of $19,398 through January 1, 2018.

We currently estimate we will require approximately $3,200,000 in cash expenditures to fund the continued expansion of operations at our recently opened Glen Mills, Pennsylvania and Westboro, Massachusetts wood deck sales and manufacturing facilities and for expenses associated with the opening of additional wood deck sales and manufacturing facilities as we enter new markets under our deck agreement with The Home Depot. To fund our expansion under our kitchen and bathroom refacing agreements with The Home Depot, we estimate that we will require approximately $1,500,000 to fund the opening of kitchen and bathroom refacing sales and installation centers in California, Washington and Minnesota. Opening sales and manufacturing facilities requires expenditures for facilities improvements, machinery, furniture and fixtures, inventory, product displays, sales kits and requires cash to fund operating losses during the initial months following the opening of a facility.

We believe we will have sufficient cash, including cash generated by operations, and borrowing capacity under our credit facilities to meet our anticipated working capital needs for our current operations over the next twelve months and that such capacity, together with the proceeds of this offering, will be adequate to fund our business strategy, including the expansion of our operations under our agreements with The Home Depot for the next 18-24 months. However, we may have additional opportunities to grow our relationship with The Home Depot or other strategic partners which may require us to seek additional capital.

To meet our capital needs, we may have to issue equity or debt securities. If we issue additional equity securities, the ownership percentage of our stockholders will be reduced. If we borrow money, we may incur significant interest charges which could reduce our net income. Holders of debt or preferred securities may have rights, preferences or privileges senior to those of existing holders of our common stock. However, additional financing may not be available to us, or if available, such financing may not be on favorable terms.

Our ability to execute our growth strategy with The Home Depot is contingent upon sufficient capital as well as other factors, including our ability to recruit, train and retain a qualified sales and installation staff. Even if our revenues and earnings grow rapidly, such growth may significantly strain our management and our operational and technical resources. If we are successful in obtaining greater market penetration with our products, including our initiatives with The Home Depot, we will be required to deliver increasing volumes of our products to our customers on a timely basis at a reasonable cost, which may require additional capital expenditures for expansion of our existing manufacturing facilities and the purchase of additional equipment.

Recent Accounting Pronouncements

The Financial Accounting Standards Board, or FASB, issued SFAS No. 143, Accounting for Asset Retirement Obligations, effective for fiscal years beginning after June 15, 2002, and SFAS No. 146, Accounting for Costs Associated with Exit on Disposal Activities, which is effective for exit or disposal activities initiated after December 31, 2002. We adopted these statements effective January 1, 2003. There was no effect on our financial statements related to this adoption.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Entities. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements for entities established prior to January 31, 2003 will apply in the interim period ending after December 15, 2003. There was no effect on our financial statements related to this pronouncement as we do not hold any interest in any variable entity.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 on July 1, 2003, did not have a significant impact on our financial statements.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Note 2 to the Consolidated Financial Statements included elsewhere herein includes a summary of the significant accounting policies and methods used by us in the preparation of our financial statements. We believe the following critical accounting policies affect our more significant estimates and assumptions used in the preparation of our consolidated financial statements.

Allowance for Doubtful Accounts

We provide an allowance for doubtful accounts receivable based upon specific identification of problem accounts and historical default rates. If the financial condition of our customers were to deteriorate, additions to the allowance would be required.

Inventories

Inventories (consisting of raw materials and work-in-process) are carried at the lower of cost (determined by the first-in, first-out method) or market. We provide a reserve for lower of cost or market and excess, obsolete and slow moving inventory based on specific identification of problem inventory products, expected sales volume, historical sales volume and trends in pricing. If any estimates were to change, additional reserves may be required. For example, if we were to change our product offering, we would be required to assess our inventory obsolescence which could require additional inventory reserves.

Finance Receivables Held for Sale

Finance receivables held for sale consist of RIOs purchased from remodeling contractors. RIOs held for sale are typically held less than three months before portfolios of RIOs are accumulated and sold. Finance receivables held for sale are carried at the lower of cost or estimated market value as determined by outstanding purchase commitments from investors. At March 31, 2004 and December 31, 2003, we had no RIOs held for sale.

Finance Receivables Held for Investment and Loan Losses

Finance receivables held for investment consist of RIOs purchased from remodeling contractors or originated by our home improvement operations. Finance receivables held for investment are stated at the amount of the unpaid obligations adjusted for unamortized premium or discount and an allowance for loan losses, as applicable. At March 31, 2004, interest rates on finance receivables held for investment range from 6.0% to 16.5% with a weighted average interest rate of 14.3% and an average term of approximately 106 months. Net unamortized premium (discount) was approximately ($23,064), $84,000 and ($6,600) at March 31, 2004, December 31, 2003 and December 31, 2002, respectively.

The accrual of interest on RIOs is discontinued on the earlier of when we determine that the loan is impaired or when the loan is 90 days or more past due. Accrued, but unpaid interest is charged off when the accrual of interest on RIOs is discontinued. A loan is placed back on accrual status when both interest and principal are current. At March 31, 2004 and December 31, 2003, we had approximately $285,000 and $141,000 of loans on non-accrual status, respectively.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to recover all amounts due according to the terms of the RIOs. An allowance for loan loss is established through a provision for loan losses charged against income. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the RIOs in light of historical experience and adverse situations that may have affected the obligors’ ability to repay. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Loans deemed to be uncollectible are charged against the allowance when management believes that the payments cannot be recovered. Subsequent recoveries, if any, are credited to the allowance. Allowance for loan losses at March 31, 2004, December 31, 2003 and December 31, 2002 was approximately $429,000, $394,000 and $7,000, respectively. If our loss experience were to deteriorate, a higher level of reserves may be required. For example, if economic or other conditions resulted in increased bankruptcies or increases in payment delinquencies, we may be required to provide additional reserves. Additionally, increased reserves will be required as and to the extent our portfolio of RIOs increases.

Revenue Recognition

Contract revenue is recognized upon completion of installation and acceptance of each home improvement contract. Cost of goods sold represents the costs of direct materials and labor associated with installations and manufacturing costs, including shipping and handling costs.

We recognize revenues from sales of portfolios of RIOs upon each portfolio sale equal to the sale amount less the cost of the purchased portfolio. During the period in which we hold or accumulate portfolios of RIOs, we earn finance charges on the outstanding balance of the RIO. Finance charges earned on RIOs are recognized on the interest method and include amortization of premium or discount. Fees earned for collection and servicing of certain portfolios of RIOs sold are included in “Other Revenues” in our consolidated financial statements.

Warranties

In addition to the manufacturers’ warranty, we provide each customer a limited warranty covering workmanship and, under certain of our agreements, a limited warranty covering defective materials. Warranty expenses are included in the cost of remodeling contracts. We have not experienced significant warranty claims. If, as a result of financial hardship or other reasons, our suppliers or independent contractors were unable to honor their material or labor warranties or if our warranty claims were to otherwise significantly increase, we may be required to provide additional warranty accruals.

Goodwill

The purchase price allocations related to our acquisitions were performed in accordance with the FASB No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangibles.” In accordance with these statements, goodwill is not amortized to expense; however, we are required to test goodwill for impairment at least annually. The impairment tests are based on the measurement of fair value, as provided for under SFAS No. 142. Significant judgment is required in assessing the effects of external factors, including market conditions and projecting future operating results. If we were to determine that an impairment existed, we would be required to record a charge to expense to write goodwill down to its fair value. If, for example, our projection of future operating results were to deteriorate due to a material decline in revenues resulting from a loss of one of our strategic partners, such projections could materially impact the associated units fair value and require us to write down goodwill.

Quantitative And Qualitative Disclosures About Market Risk

We are subject to financial market risks from changes in short-term interest rates since a substantial amount of our debt contains interest rates which vary with interest rate changes in the prime rate or LIBOR. Based on our current aggregate variable debt level, we believe that these rates would have to increase significantly for the resulting adverse impact on our interest expense to be material to our results of operations.

Our credit facility requires each advance under the facility to be an amount not less than $250,000 with interest payable at the current commercial paper rate plus 2.5%. Consequently, in the future, our exposure to these market risks will increase with the anticipated increases in the level of our variable rate debt. The RIOs underlying the credit facility contain fixed-rate interest terms. If the excess spread is less than a specified level, we are required to deposit funds into a sinking fund account, or purchase specified rate caps or other interest rate hedging instruments, to hedge to the extent possible the interest rate exposure of the lender. The excess spread represents the difference between the weighted average interest rate of all eligible RIOs charged by us and (1) certain fees associated with the program and (2) the interest rate charged to us under the facility. At March 31, 2004 the excess spread was 9.1%. We have not been required to make a sinking fund deposit or purchase any interest rate hedge instrument at March 31, 2004.

BUSINESS

Overview

We manufacture, or procure, design, sell and install custom quality, specialty home improvement products and provide financing services to customers of residential remodeling contractors throughout the United States. We had revenues of $78.6 million and net income of $1.5 million for the year ended December 31, 2003, and revenues of $19.4 million and a net loss of $274,380 for the three month period ended March 31, 2004. Our home improvement operations reported revenues of $74.2 million and net income of $1.7 million for the year ended December 31, 2003 and revenues of $18.0 million and a net loss of $272,000 for the three month period ended March 31, 2004. Our consumer finance business generated revenues of $4.3 million and a net loss of $180,000 and revenues of $1.4 million and a net loss of $2,000 during the same time periods, respectively.

Home Improvement Operations

We manufacture or procure, design, sell and install a range of specialty remodeling products through our home improvement operations, which consist of two reporting segments. Our interior products segment is comprised of our kitchen and bathroom refacing products as well as our replacement window and patio door products. Our exterior products segment includes our wood decks and related accessories.

Kitchen, Bath and Windows. Our kitchen, bath and window product line includes replacement kitchen and bathroom cabinetry and cabinet refacing products, countertops, other related products utilized in kitchen and bathroom remodeling, and replacement windows. Our products are marketed directly to consumers through a variety of media sources under nationally recognized brands, The Home Depot At-Home Services, The Home Depot Cabinet Refacing, Century 21 Home Improvements, and Renewal by Andersen, and our brands, Facelifters and Cabinet Clad. We currently operate 21 kitchen, bath and window sales and installation centers in 12 states serving 15 major metropolitan areas and maintain a marketing center in Boca Raton, Florida. Our cabinet refacing products, custom countertops, and bathroom cabinetry are manufactured in our Charles City, Virginia facility.

Wood Decks. Our wood deck product line includes wood decks and related accessories. We believe that we are the only company in the United States that has developed and applied the concept of modular designed, pre-engineered, factory built, quality decks that are typically installed in one day. Our deck products are marketed directly to consumers through a variety of media sources, selected neighborhood canvassing programs, and in-store displays in The Home Depot stores where our products and services are sold. Our decks and installation services are marketed under our USA Deck-Designer Decks brand and The Home Depot At-Home Services brand. We operate five wood deck sales centers, three of which also serve as manufacturing facilities, that collectively serve seven Mid-Atlantic and Northeastern markets. We manufacture the components for our decks utilizing non-arsenic pressure-treated lumber at our Woodridge, Virginia, Glen Mills, Pennsylvania and Westboro, Massachusetts facilities.

Consumer Finance

We operate within a niche market of the home improvement consumer finance industry. We purchase retail installment obligations, or RIOs, from residential remodeling contractors throughout the United States, including RIOs originated by our own home improvement operations. The availability of this financing program provides our home improvement operations with a consistent and reliable financing source and enables us to offer a broad range of credit products to our customers and other residential remodeling contractors. As of March 31, 2004, our RIO portfolio was approximately $37.2 million and our average RIO balance was approximately $6,300 with a weighted average maturity of 106 months.

In the first quarter of 2003, we changed our consumer finance business model to implement a strategy of holding RIOs rather than packaging them for sale to credit institutions. We believe this new strategy will provide us with greater earnings potential in the long-term, because we will earn finance charges for the life of the RIO, as opposed to the lesser, one-time premium that we previously earned upon the sale of the RIOs. To facilitate this change, in February 2003, we entered into a $75 million secured credit facility. The credit facility provides us with a capital source to expand our consumer finance business by increasing the amount of RIOs financed for customers of our existing residential remodeling contractors and by originating relationships with new contractors. Our new strategy will allow us the flexibility to offer sales-enhancing credit programs to our home improvement customers as well as the customers of our other residential remodeling contractors. The credit facility provides financing for 90% of the amount of eligible RIOs purchased, and we are required to provide the remaining 10%. Although our strategy is to hold RIOs, we may sell a portion of our RIOs from time to time to obtain additional working capital or pay down amounts outstanding under our credit facility.

Our Strengths

We believe we possess the following strengths that are important to our business:

We Have a Significant Position in a Fragmented Industry

In 2003, we were recognized by Qualified Remodeler, a leading industry publication, as the third largest remodeler in the United States in terms of revenue. Our resources allow us to offer a full range of competitively priced, high quality specialty products and reliable and timely installation services. We believe our large size as compared to our small local competitors adds credibility to our sales effort. We further believe that our size and significant position in the industry was instrumental in the development of our relationship with The Home Depot. As we continue to grow, we believe that we will achieve economies of scale, including increased manufacturing utilization, enhanced purchasing power, wider advertising distribution and administrative overhead efficiencies.

Our Products and Services Are Well Positioned in the Residential Remodeling Industry

We believe our products and services are well positioned within the industry and target some of the most popular residential remodeling projects. According to a National Association of Home Builders survey published in 2004, residential kitchen and bathroom remodeling were the two most popular remodeling jobs completed in the United States in 2002. Additionally, window replacement and deck construction projects are cited as among the most common remodeling projects. We believe consumers place a high value on these remodeling projects for both aesthetic reasons and perceived recoupment of cost.

Our Strategic Alliances Add Credibility and Brand Name Recognition to Our Products and Services

We believe our strategic alliances with The Home Depot, Century 21 and Renewal by Andersen are key drivers in our direct sales and marketing campaign. Due to the fragmented nature of the residential remodeling market, consumers are faced with a wide variety of remodeling options without significant information on which to base their contracting decision. We believe our association with these well recognized brands lends credibility to our products and services and provide name recognition that assists the consumer in his decision making process. We believe our relationship with The Home Depot allows us to leverage one of the strongest brands in the home improvement industry and provides a new distribution channel for our products and services.

We Offer Our Customers a Single Source Residential Remodeling Solution

By offering sales, manufacturing, installation, warranty, repair and financing services with respect to our products, we provide a turnkey solution to address all of our customers’ needs before, during and after completion of the home improvement process. Additionally, unlike many of our competitors, our consumer finance business allows us to provide a financing solution directly to our customers. We believe our turnkey remodeling solution enhances our customers’ residential remodeling experience and satisfaction.

We Have a Strong and Experienced Management Team

Our senior management team includes six individuals averaging over 22 years in the home improvement industry. Murray H. Gross, our Chairman, President and Chief Executive Officer, Peter T. Bulger, our Vice President and Chief Operating Officer, and Steven L. Gross, our Vice President of Marketing, each has been employed by us since January 1997. Our Chief Financial Officer, Secretary and Treasurer, Robert A. DeFronzo, has been employed by us since December 1997. Daniel A. Betts and James D. Borschow have been key additions through acquisitions. Mr. Betts, president and founder of USA Deck, is a recognized leader in the deck installation industry. Mr. Borschow has served as president of First Consumer Credit, Inc., or FCC, since its inception in 1995 and has extensive experience in the home improvement consumer finance industry.

Our Business Strategies

Our objective is to grow our home improvement and consumer finance businesses. We intend to pursue this objective through the following business strategies:

Expand Our Product Distribution and Grow Our Business Through Our Relationship with The Home Depot

We market and sell our wood decks and our kitchen and bathroom refacing solutions to The Home Depot customers in selected markets. We will offer our wood deck products and services in over 240 Mid-Atlantic and Northeastern The Home Depot stores. We are the exclusive provider of kitchen and bathroom refacing products and related installation services in approximately 323 The Home Depot stores in designated markets in California Colorado, Michigan, Minnesota, Oregon and Washington. Our relationship with The Home Depot provides us with a new distribution channel for our products. By combining the brand name recognition and distribution presence of The Home Depot with our manufacturing and installation programs, we believe we have the opportunity to profitably grow sales of our wood decks, kitchen and bathroom refacing products. We will continue to seek opportunities to expand our relationship with The Home Depot into new geographic markets and to add new products in our The Home Depot distribution channel.

Build Market Share in New Markets

During the next 18 to 24 months, primarily based on our agreements with The Home Depot, we plan to expand our presence in the Mid-Atlantic and Northeastern states with our deck products and to further expand our presence in California, Colorado, Michigan, Minnesota, Oregon and Washington with our kitchen cabinet and bathroom refacing products. As we enter new markets under The Home Depot name, we will also consider offering other non-competing specialty home improvement products under our own brands. We will seek other opportunities to enter new markets where we do not service The Home Depot through strategic acquisitions or organic growth.

Grow Our Consumer Finance Segment

We recently changed our consumer finance business model to implement a strategy of holding RIOs that we purchase from residential remodeling contractors rather than packaging them for sale to credit institutions. We believe this new strategy provides us with the opportunity to earn finance charges for the life of the RIO, as opposed to the lesser, one-time premium that we previously earned upon the sale of our RIO portfolios. We executed on this strategy by entering into a $75 million secured credit facility that has enabled us to accumulate approximately $37.2 million of RIOs at March 31, 2004. This credit facility will increase our ability to finance RIOs and originate relationships with new contractors. Our new strategy provides us with the flexibility to offer sales-enhancing credit programs to our home improvement customers as well as the customers of our existing residential remodeling contractors.

Pursue and Successfully Integrate Strategic Acquisitions

We believe that an opportunity exists to acquire related and complementary businesses in the fragmented residential remodeling industry. The residential remodeling industry is characterized by a proliferation of small local competitors, a need for growth capital, and a potential for significant economies of scale. We will seek acquisition candidates that offer us entry into new markets, complementing or adding to our existing products and services, or providing us with additional distribution channels. We will also seek acquisition candidates that provide us with manufacturing, marketing and revenue synergies. Since 2001, we have made several acquisitions, the most significant of which were FCC and USA Deck. We believe our expansion through acquisitions has been managed and controlled, and each acquisition has been effectively integrated into our operations.

Home Improvement Operations

Industry Overview

The majority of our operations fall under the broadly defined home improvement industry. According to the Harvard Joint Center for Housing Studies (JCHS) tabulations of the 2001 American Housing Survey, residential remodeling expenditures reached $214 billion in 2001. The same report stated that there are more than 200,000 firms and 600,000 self-employed remodelers that derive most of their revenue from remodeling jobs. According to the 2003 Qualified Remodeler Top 500 list, we are the third largest remodeler in the United States in terms of revenue.

We believe that remodeling and replacement activity most often occurs within the first year of purchase of a home and is impacted greatly by the age of the property. Consequently, the increase of primary and secondary home ownership, as well as increased housing turnover, are two key economic factors driving the industry. Total annualized housing turnover, which is a combination of new home sales and existing home sales, has remained above 6,000,000 units for the past three years according to historical data published by Bloomberg. According to the U.S. Census Bureau, this strength in the housing market has resulted in a home ownership rate of 68%.

Within the home improvement industry our business segments operate in a number of sub-sectors. A brief overview of each follows:

•	Kitchen and Baths. According to a National Association of Home Builders’ survey issued in 2004, kitchen and bathroom remodeling were the two most popular remodeling jobs completed in 2002. Kitchen remodeling expenditures reached $25.2 billion in 2001 while bathroom remodeling expenditures were over $14 billion according to the Harvard JCHS tabulations of the 2001 American Housing Survey.

•	Replacement Windows. The replacement window market is a sub-segment of the window industry, a $9 billion industry according to Catalina Research. Replacement windows provide consumers with a cost-efficient window remodeling option.

•	Wood Decks. According to a November 2003 report of The Freedonia Group, annual sales of residential decks totaled approximately $3.4 billion, or approximately 4.9 billion board feet of lumber in 2002. The Freedonia Group expects this market to grow to over 5.5 billion board feet by 2007. The report further states that the average installed cost (excluding contractor profit) per board foot of deck is approximately $4.75, implying total expenditures on decks of over $23 billion in 2002. There is typically an increased demand for decking in the five-year period following a peak in home sales. According to a January 2001 study by the Center for International Trade in Forest Products at the University of Washington, it is expected that the average deck in the United States will be upgraded, remodeled or replaced within eleven years of installation.

Our Home Improvement Business

Products and Services. The following charts and discussion summarize our product lines and services, the brands under which our products are marketed and the percentage of our consolidated revenues that each of our product lines accounted for during the last three fiscal years and for the three months ended March 31, 2004.

Product Lines	Brands(1)
Kitchen Refacing	The Home Depot Cabinet Refacing Century 21 Home Improvements Facelifters Cabinet Clad

Bathroom Refacing	The Home Depot At-Home Services Century 21 Home Improvements Facelifters

Replacement Windows	Century 21 Home Improvements Renewal By Andersen Facelifters

Wood Decks	The Home Depot At-Home Services USA Deck – Designer Decks

(1)	Brands vary by geographical market.

	Percentage of Consolidated Revenues
	For three months ended March 31, 2004	Year ended December 31,
Product Lines		2003	2002	2001
Kitchen Refacing	49%	49%	69%	84%

Bathroom Refacing	12%	13%	13%	7%

Replacement Windows	7%	8%	7%	7%

Wood Decks	24%	25%	2%	0%

Kitchen Refacing: Kitchen remodeling includes replacement kitchen cabinetry and kitchen cabinet refacing. Cabinet refacing is a remodeling technique in which existing cabinetry framework is retained but all exposed surfaces are changed. Under our cabinet refacing system, doors, drawers, drawer fronts, and drawer boxes are replaced, all hardware is replaced, and all exposed cabinet surfaces are covered with matching laminate. We also provide laminate and Corian countertops, matching valances, molding, replacement sinks, faucets, add-on or replacement cabinets, space organizers, lazy susans and slide-out shelving. All of our cabinet refacing products, with the exception of Corian countertops, sinks, hardware and faucets, are manufactured in our Charles City, Virginia facility. Cabinet refacing provides consumers with a lower-cost alternative to total cabinet replacement.

Bathroom Refacing: Our bathroom remodeling products include acrylic tub liners and wall surrounds, vanity cabinetry refacing and replacement vanity cabinets, bowls, faucets, commodes and shower doors. With the exception of the vanity cabinetry refacing and the replacement vanity cabinets, we purchase these bathroom remodeling products from unaffiliated suppliers and perform all installation services.

Replacement Windows: With the exception of the greater Los Angeles market, we purchase our replacement vinyl windows from unaffiliated non-branded suppliers and perform the installation services for our customers. In the greater Los Angeles area, we serve as the exclusive window replacement retailer on an installed basis for Renewal by Andersen, or RbA. The RbA windows are high quality replacement windows distributed by RbA retail partners in selected markets. We also sell patio doors for RbA.

Wood Decks: We are a provider of wood decks and related accessories. We have developed a solution for the fabrication and installation of wood decks and deck enclosures. We believe that we are the only U.S. company that has developed and applied the concepts of modular designed, pre-engineered, factory built, quality decks that are typically installed in one day. We operate a sales, manufacturing and lumber treatment facility in Woodbridge, Virginia and two additional wood deck sales centers collectively serving the Washington, D.C., Baltimore, Maryland; Philadelphia, Pennsylvania; and Richmond and Norfolk, Virginia markets. We also operate two regional sales, manufacturing and installation centers in Glen Mills, Pennsylvania and Westboro, Massachusetts to support our wood deck sales to The Home Depot At-Home Services customers in the greater Philadelphia area, the central New Jersey region, and the greater Boston area. Our customers, including our The Home Depot customers, are able to choose from one of our 12 Designer Deck models or customize their own deck of choice.

The major components of a Designer Deck system include:

•	Our Wood-on-Wood Understructure and Foundation: Outdoor decks are exposed to constant “wet to dry” and “freezing to thawing” cycles, which cause expansion and contraction not present in interior construction. These extreme climate-related conditions could cause problems such as cracking, buckling and structural failure when decks are constructed using joist hangers. Using our patented Wood-on-Wood understructure (no metal joist hangers) and pre-cured foundation system, we are able to solve these problems and provide a safe, durable deck for our customers.

•	Invisanail Deck Flooring: Due to our use of pre-engineered and manufactured components, we are able to eliminate unsightly and dangerous nail heads that often rust and rise up from a deck’s surface. We accomplish this through our patented Invisanail fastening technique in which deck modules are nailed and fastened underneath the deck. This unique fastening system eliminates nail head exposure on the surface of a deck, creating a safer and more attractive deck.

Marketing and Sales. We market our home improvement products through a variety of sources including television, direct mail, in-store displays, marriage mail, magazines, newspaper inserts, home shows, selected neighborhood canvassing and telemarketing. We maintain a marketing center in Boca Raton, Florida where we receive in-bound calls in response to our media advertising for kitchen, bathroom and replacement window products, and we make outbound calls to selected prospects who have requested to be contacted. Our marketing center personnel follow prepared scripts and schedule in-home sales presentations.

Although not contractually required to promote or advertise our products, The Home Depot is currently marketing our wood deck, kitchen cabinet and bathroom refacing products by including them in its At-Home Services program. We provide in-store displays in each The Home Depot store, and in certain markets, we conduct neighborhood canvassing programs. Our deck installation program is advertised in The Home Depot stores on a full sized Designer Deck display with signage, including published pricing and deck details. Additionally, full color, extra large brochures and CD-Rom brochures detailing the 12 Designer Deck models and pricing are made available to The Home Depot consumers. We also provide a Designer Deck product catalog containing detailed information available at the “At-Home Services” kiosk in each store. In addition to this in-store marketing campaign, The Home Depot is supporting a comprehensive direct marketing campaign, which includes door-to-door visits, and advertising in other forms of media.

Our sales representatives conduct their in-home sales presentation in accordance with our structured marketing programs. We utilize computer software to monitor responses and sales results of our sales staff, including tabulating results of in-home presentations on a daily basis. Such information provides data upon which we evaluate each direct sales representative’s performance. We continually strive to improve the rate at which our sales professionals convert appointments into sales orders.

Manufacturing and Installation. We manufacture cabinet refacing, custom countertops, bathroom cabinetry and wood deck products and perform the installation of these products for our customers.

Kitchen, Baths and Windows: We manufacture our cabinet fronts, laminate countertops, and cabinets faced with high-pressure laminate or thermo foil at our 70,000 square foot facility in Charles City, Virginia. We purchase all other products from third-party suppliers.

With the exception of occasional warranty and other service work, independent contractors who meet our qualifications perform substantially all of our kitchen, bath and window installations. Contractors employ their own personnel and are required to maintain their own vehicles, equipment, tools, licenses, workers compensation coverage and general liability insurance. Contractors assume full financial risk in their performance of an installation. We issue to our contractors a work order, which specifies all work to be performed pursuant to the sales agreement, for each of our remodeling projects. The contractor can then pick up all necessary materials for the project at our local branch office.

Kitchen, bath and window installations are generally completed within 55 days after a sales agreement is signed, and within three to five workdays from commencement of the installation. Upon completion, the contractor obtains a certificate of completion signed by the customer and returns all documentation and excess materials to us. We pay the contactor upon receipt of the completion certificate for each job. Fees paid by us to the contractor for an installation are based upon an amount negotiated between the contractor and us.

Wood decks: To serve our deck customers in the Mid-Atlantic region, we manufacture the components of our deck products at our 45,000 square foot facility in Woodbridge, Virginia. In October 2003, we opened our deck manufacturing center in Glen Mills, Pennsylvania to service The Home Depot customers in the greater Philadelphia area and central New Jersey region. The Glen Mills facility consists of approximately 25,000 square feet, of which 19,000 square feet is dedicated for our wood deck manufacturing operations, with 6,000 square feet utilized as our sales and administration office. In March 2004 we opened a 20,000 square foot deck sales and manufacturing center in Westboro, Massachusetts to serve our deck customers in the Boston, Massachusetts area. During the next 18 to 24 months we anticipate opening additional deck manufacturing centers as well as complementary deck sales facilities as may be necessary to support our roll-out in new markets contemplated by our agreement with The Home Depot.

We have developed a patented system for the fabrication and installation of high quality decks. Included in the manufacturing process are our patented factory built Wood-on-Wood understructure and foundation, our Invisanail deck flooring system, our railing systems manufactured to customers’ specifications and our pre-assembled stairway and accessories product lines. Our deck patents include “Invisanail,” a unique fastening system in which deck modules are nailed from underneath to prevent the checking and cracks that often mar top-nailed decks. In addition, the module deck components we fabricate drop into understructure notches, eliminating the need for metal joist hangers.

Our decks are installed by our employee installation crews, typically comprised of three members. All of our crew members are trained thoroughly prior to performing installations, including completing a seven-part training course covering all aspects of Designer Deck installation. Our unique system of deck manufacturing and installation reduces the need for highly skilled, custom deck carpenters. Rather, we emphasize training professional deck assemblers, a strategy that enables us to expand into new geographic markets without the higher cost, and often scarcity, of skilled labor. Deck installations are typically completed within 60 days from the receipt of the order, and usually completed in one day upon commencement of the installation.

Competition. We face significant competition in our respective markets. Reputation, price, workmanship and level of service are among the differentiating factors within the industry. We compete with numerous home improvement contractors and home center retailers in each of the markets in which we operate, including Sears, Sam’s Warehouse Club and Lowe’s and, in some markets, The Home Depot. As we implement our business strategy, we anticipate that we will face greater competition from home center retailers who have significantly more capital resources than we have. Increased competition could result in pricing pressures, fewer customer orders, reduced gross margins, loss of market share and decreased demand for our products and services. In addition to home improvement contractors and home centers, competition for our deck products comes from other wood deck producers, both pressure treated and other types, as well as non-wood alternatives, such as composites and plastics.

Raw Materials. We are not dependant upon a single source for our principal raw materials, and such raw materials have, historically, been readily available. Raw materials used in the manufacturing and installation process, including solid surface countertops, are purchased from several suppliers at prices that are periodically negotiated. We believe that such materials are, and will continue to be, available from numerous suppliers at competitive prices. We purchase lumber utilized in our lumber treatment and deck manufacturing facility in Woodbridge, Virginia, and pre-treated lumber for our Glen Mills, Pennsylvania and Westboro, Massachusetts facilities from local suppliers at current market prices which are subject to price fluctuations. We believe that we will be able to purchase an adequate supply of non-arsenic treated lumber from local suppliers at competitive prices in the new markets we enter pursuant to the roll-out of our deck program with The Home Depot.

Warranties. For our kitchen and bathroom products, in addition to the manufacturers warranty for defective materials, we provide each customer a one-year limited warranty covering workmanship and, under certain of our agreements, a limited warranty covering defective materials. For our window products, in addition to the manufacturers warranty for defective materials, we provide a warranty for labor. We require each of our independent contractors to correct defective workmanship for a 12-month period.

For our deck products, we provide a one-year warranty covering defective workmanship, a three-year warranty on structure and a limited lifetime warranty against rot, decay and termites.

Historically, we have not experienced significant warranty claims.

Customer Payment. Our customers pay for their home improvement products and services upon completion of the project. Payments are made in cash, by personal check, or credit cards, or by financing arranged by us.

Seasonality. Our business is subject to seasonal trends. The generation of sales orders for our home improvement products typically declines in the last six weeks of the year during the holiday season, which negatively impacts our first quarter revenues and net income. Extreme weather conditions in the markets we serve sometimes negatively impact our revenues and net income.

Our Material Agreements

The Home Depot Relationship. In August 2003, we entered into a one-year pilot program with The Home Depot to be the exclusive provider of kitchen cabinet refacing products and related installation services in approximately 240 The Home Depot stores in designated markets in California, Colorado, Oregon and Washington. In May 2004, we amended our kitchen products agreement with The Home Depot to extend the term to May 2006 and to add approximately 83 stores to this program in designated markets in Michigan and Minnesota. We provide in-store displays of our products and services, employees to man the in-store displays, training to The Home Depot sales personnel for marketing of our products and services, and we follow up sales leads with in-home visits to potential customers. We provide the products, labor and installation services necessary to complete customer orders generated by The Home Depot sales leads. Although not required by the terms of the agreement, The Home Depot assists us with the marketing of our kitchen cabinet refacing products and services by including them in its At-Home Services marketing program and provides us with sales leads generated by our in-store displays and The Home Depot marketing programs. Sales contracts generated with The Home Depot customer leads are between the customer and The Home Depot. However, the agreement requires us to make necessary repairs to address any customer complaints or warranty claims. The Home Depot receives a marketing fee, similar to a sales commission, based upon a specified percentage of the gross revenues collected from customers as payment for our products and services in this program. We record this fee as a marketing expense in our financial statements. During the term of the program, we are not allowed to enter into any similar agreements with specified competitors of The Home Depot. The agreement may be terminated by either party with thirty days’ written notice upon a breach by either party of any obligation under the pilot program agreement if such breach is not remedied within 30 days. Unless the agreement is terminated or extended, it will automatically renew on a month-to-month basis.

In February 2004, we entered into a one-year pilot program with The Home Depot whereby we will provide custom designed, installed bathtub liners and wall surrounds and related services to approximately 130 The Home Depot stores in the Los Angeles and San Diego, California and Denver Colorado markets. In May 2004 we amended this agreement with the Home Depot to extend the term to May 2006 and to add approximately 193 stores to this program in designated markets in California, Colorado, Michigan, Minnesota, Oregon and Washington. The terms of our bathroom refacing agreement are similar to our kitchen refacing agreement with The Home Depot, except that the marketing fee which The Home Depot receives in this program is slightly higher than as provided in our kitchen refacing program with The Home Depot. Our bathroom refacing pilot program provides that we will be the exclusive provider to The Home Depot customers in the designated stores of our bathroom products and services.

In August 2003, as a result of the successful completion of a pilot program with The Home Depot in selected Mid-Atlantic markets, we amended our wood deck sales and installation agreement with The Home Depot to extend the term of the agreement to October 2005 and to add new markets. Pursuant to the agreement, we sell, furnish and install wood deck systems to The Home Depot customers in over 240 The Home Depot stores in the metropolitan areas of Washington, D.C., Baltimore, Maryland, Richmond and Norfolk, Virginia, Boston, Massachusetts, Hartford, Connecticut and the states of New Jersey and Pennsylvania. The Home Depot has taken primary responsibility for the marketing of our decks to its in-store customers. We follow up sales leads generated by our in-store displays and The Home Depot marketing programs with in-home visits to potential customers. We manufacture and install our decks for The Home Depot customers in the designated markets. All sales, contracts, refunds and credits are handled in accordance with The Home Depot’s systems and procedures. However, the agreement requires us to make necessary repairs to address any customer complaints or warranty claims. The Home Depot receives a marketing fee based upon a specified percentage of the gross revenues generated by the sale of our deck products and services in this program. The marketing fee to which The Home Depot is entitled in this program increases slightly during the first 18 months that we are active in a designated Home Depot market and will thereafter be fixed for the remainder of the term. We are not allowed to sell or install wood deck products for other retailers, or under the name or trademark of other retailers, without The Home Depot’s consent. The agreement automatically renews for additional one year terms. Either party may terminate the agreement at any time by giving the other party not less than sixty days written notice of intent to terminate as of January 1 of the calendar year following the date of the notice.

Century 21 Agreement. In March 1997, we entered into a license agreement with TM Acquisition Corp., granting us the exclusive right to use certain “CENTURY 21” trademarks in connection with our marketing, selling, furnishing and installation of kitchen cabinet and bathroom refacing products and services, and replacement window products and services in certain designated markets. The agreement expires in March 2007 unless earlier terminated pursuant to the terms of the agreement, which includes our failure to meet minimum revenue requirements as described in the agreement. As compensation for the use of the trademarks, we are obligated to pay TM Acquisition Corp. a royalty based upon our sales of these products and services in the specified markets. We do not expect that this agreement will be renewed when it expires in 2007.

Renewal by Andersen Agreement. In September 2001, we entered into a retailer agreement with Renewal by Andersen Corporation to be the exclusive retailer of Renewal by Andersen, or RbA, brand products in the Los Angeles market under the trade name “Renewal by Andersen of Southern California.” Pursuant to the agreement, we have opened two showrooms in the Los Angeles area, Only RbA brand products are allowed to be shown in our showrooms. The agreement expires on December 31, 2006, subject to earlier termination, which includes our failure to substantially meet specified sales and customer satisfaction commitments and goals. During the term of the agreement we are not allowed to participate in or acquire a beneficial interest in any business that engages in the manufacture, sale, promotion, installation or servicing of window or patio doors within our designated Los Angeles market area.

Consumer Finance Segment

Industry Overview

The home improvement consumer finance industry occupies a niche market that involves extending credit to customers of residential remodeling contractors. Many regional and local banks and other entities extend this type of credit to consumers through various credit programs. Our consumer finance business competes with three general groups of home improvement financing providers: regional and local banks; larger national financial institutions; and specialty/niche companies.

Regional and Local Banks: Regional and local banks represent the largest of the three groups and tend to focus on highly qualified, solid “A” rated customers as measured by the customer’s credit score.

Larger National Financial Institutions: GE Credit and Key Funding, a division of Key Bank, are the major national players in this category. The interest rates for these credit products are usually higher than many of the other products in the industry, but are attractive because they are easy to obtain and use.

Specialty/Niche Companies: This category of companies, which includes us, offers a variety of credit products that focus upon a specific segment of the home improvement financing market either by varying rates, product structure, customers, or security. A majority of these companies act as brokers in these transactions by buying the RIOs from the contractors and then reselling them to other financial institutions. This was the model that we employed prior to implementing our current strategy of buying and holding the RIOs.

Our Consumer Finance Business

General. We purchase RIOs from residential remodeling contractors throughout the United States, including RIOs originated by our own home improvement operations. The availability of this financing program provides our home improvement operations with a consistent and reliable source for our customers’ financing needs and enables us to offer a broad range of credit products to our customers and residential remodeling contractors that we believe may not otherwise be available to them from traditional financing sources.

In the first quarter of 2003, we changed our consumer finance business model to implement a strategy of holding RIOs we purchase from pre-approved residential remodeling contractors rather than packaging them for sale to credit institutions. We expect this new strategy will provide us with greater earnings potential in the long-term, because we will earn finance charges for the life of the RIO, as opposed to the lesser, one-time premium that we previously earned upon the sale of the RIOs. To facilitate this change, in February 2003, we entered into a $75 million secured credit facility. The credit facility provides us with a capital source to further expand our consumer finance business by increasing the amount of RIOs financed for existing residential remodeling contractors and by originating relationships with new contractors. Our new strategy will allow us the flexibility to offer sales-enhancing credit programs to our home improvement customers as well as the customers of our residential remodeling contractors. The credit facility provides financing for 90% of the amount of eligible RIOs purchased, and we are required to provide the remaining 10%. The credit facility is secured by the RIOs. We only purchase RIOs for owner-occupied single family and multi-family units. We do not purchase loans associated with commercial properties.

Our credit facility restricts us from purchasing RIOs from home improvement contractors unless the contractors meet certain eligibility standards as specified in our credit facility. The RIOs we purchase must also meet certain minimum credit and other underwriting criteria as provided in our credit facility. Additionally, we must provide our lender with a monthly statement reporting the amount of secured and unsecured RIOs, charge offs, delinquencies and other portfolio characteristics. We believe that our compliance with the underwriting, collection and reporting requirements under our credit facility coupled with our internal credit and collection policies provides us with adequate controls to effectively manage credit risks relating to our RIO portfolio.

Prior to obtaining the credit facility, we typically held RIOs for less than three months before selling our portfolio of RIOs to financial institutions under negotiated purchase commitments. We earned a one-time premium upon each sale and, in most cases, retained the collection and servicing of the RIOs for the purchaser. Although our strategy is to now hold RIOs for the remaining term of the obligation, we may sell a portion of our RIOs from time to time as we deem necessary to obtain additional working capital or to pay down our credit facility.

Underwriting and Credit Policies. Prior to approving the purchase of each RIO, we utilize underwriting criteria primarily based upon a customer’s credit score as reflected on reports issued by several credit reporting agencies. In addition to a customer’s credit and bankruptcy scores, we evaluate job stability, time in residence and, if a secured RIO, property value.

We utilize credit scores generated by several credit reporting agencies as a credit evaluation tool. The credit score allows financial institutions to make credit-related decisions based on the likelihood that the credit obligations of a borrower will be paid as expected. The credit score is a predictive measure that represents the probability that a borrower will timely repay the credit obligation over a given time period and is primarily based on the individual borrower’s credit history.

Although we may have a security interest in the customer’s property, we primarily rely on the creditworthiness of the customer. Our unsecured RIO customers are subject to more stringent underwriting standards and require higher credit scores than our secured RIO customers.

Upon receipt of a RIO application from an approved contractor, we thoroughly review all items for accuracy. The customer and the contractor sign a certificate confirming completion of the project and satisfaction of the customer with the associated residential improvement work. We contact every applicant via telephone to independently confirm contract terms and successful project completion.

Service and Collection. We historically negotiated commitments with banks, insurance companies and other financial institutions for the sale of our RIO portfolios. For RIO portfolio sales made to Bank One, we provided, for a fee, collection and servicing of these accounts on behalf of the purchaser. We currently buy and hold RIOs, collecting finance charges and servicing them for the life of the RIO.

Portfolio Characteristics. At March 31, 2004, we owned and serviced a RIO portfolio of approximately $37.2 million. In the three months ended March 31, 2004, we experienced $121,000 in loan losses and at March 31, 2004, we had 49 delinquent accounts of 31 days or greater with an aggregate balance of $356,000. During 2003, we experienced $172,000 in loan losses and at December 31, 2003, we had 13 delinquent accounts of 31 days or greater with an aggregate balance of $106,000. At March 31, 2004 and December 31, 2003, the weighted average credit score for our portfolio was 658. We are prohibited under our credit facility from purchasing an unsecured RIO with a credit score less than 640 or a secured RIO with a credit score of less than 580. At March 31, 2004, our $37.2 million RIO portfolio consists of approximately 75% of secured RIOs and 25% of unsecured RIOs. Approximately $9.0 million of our portfolio was originated by our own home improvement operations.

As of March 31, 2004, our average RIO balance was approximately $6,300 with a weighted average maturity of 106 months. Our credit facility prohibits us from purchasing a secured RIO with a principal balance of more than $50,000 or a term longer than 240 months or an unsecured RIO with a balance of more than $20,000 or term longer than 180 months.

Marketing and Sales. Sales representatives conduct our principal consumer finance marketing and sales activities. We call on prospective contractors and participate in industry trade shows. We maintain relationships with over 100 home improvement contractors, which generally supply a consistent flow of RIO purchase opportunities. With our current personnel, we believe we have the capacity to handle approximately 20% more RIOs than our current portfolio level. We plan to further expand our core business by developing new relationships with additional home improvement and remodeling contractors.

Competition. The principal competition in our home improvement consumer finance business comes from regional and local banks, large national financial institutions and specialty companies. Some of our competitors have substantially greater resources than we do.

Environmental and Government Regulations

Generally, our activities and the activities of our sales representatives and contractors are subject to various federal and state laws and regulations and municipal ordinances relating to, among other things, in-home sales, consumer credit financing, advertising, the licensing of home improvement contractors, zoning regulations, environmental protection, safety and health. For example, purchasers of our products in an in-home setting are often afforded under Federal Trade Commission rules and various state consumer protection statutes relating to door-to-door sales, a “cooling off” period of three or more business days in which to rescind their transaction. We are also subject to various state and federal laws related to telemarketing, including the National Do Not Call Registry which is part of the Federal Trade Commission Telemarketing Sales Rule and the Federal Communication’s Telephone Consumer Protection Act. We have procedures designed to comply with such laws and regulations. We do not anticipate any difficulty in complying with applicable federal, state or local laws and regulations relating to our home improvement business operations.

Our consumer finance business is subject to various federal and state credit and lending regulations governing installment sales and credit transactions, relating to, among other things, required permits and licenses, usury, restrictions on amount of credit transaction fees charged to consumers, allowance for cancellation by consumers for a stated period of time after the credit transaction, required delivery to consumers of detailed information of the terms of the credit transaction and written disclosures to consumers of their legal rights and remedies for breach by lender or its assigns of applicable federal and state credit and lending statutes and regulations. Our consumer finance operations are subject to, for example, the Consumer Credit Protection Act, Truth In Lending Act, Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Home Owners Equity Protection Act and regulations issued by the Board of Governors of the Federal Reserve System. The RIOs we purchase are also subject to the statutes and regulations relating to consumer credit sales existing in the state in which the RIO originated. Depending on the coverage afforded consumer credit sales within a state’s regulatory framework, and the structure of the credit transaction, we may also be subject to certain states’ small loan or mortgage lending statutes. We have procedures designed to comply with such laws and regulations. We do not anticipate any difficulty in complying with applicable federal, state or local laws and regulations relating to our consumer finance business.

Legal Proceedings

We are subject to various legal proceedings and claims that arise in the ordinary course of business. We do not believe the amount of ultimate liability with respect to these actions will materially affect our financial position or results of operations.

Facilities

We currently operate 21 kitchen, bath and window sales and installation centers in 12 states serving 15 major metropolitan areas in the United States and maintain a marketing center in Boca Raton, Florida. We manufacture our kitchen cabinet refacing products, bathroom cabinetry and custom countertops at our Charles City, Virginia facility. We also operate five wood deck sales centers, three of which also serve as manufacturing facilities, that collectively serve the Philadelphia, Pennsylvania, Washington, D.C., Baltimore, Maryland, Richmond and Norfolk,

Virginia, central New Jersey and Boston, Massachusetts markets. In addition to our Woodbridge, Virginia deck manufacturing facility, we maintain two regional wood deck sales, manufacturing and installation centers in Glen Mills, Pennsylvania and Westboro, Massachusetts. We maintain our consumer finance business operations in Dallas, Texas and our corporate office in Lewisville, Texas.

We lease all our properties, except for the Woodbridge, Virginia facility, which we own. Our manufacturing facility at Charles City, Virginia, is under a capital lease with a 15-year term with an option to purchase the property at the end of the term for nominal consideration. All of our leases, other than the Charles City facility, are for terms of five years or less.

Employees

At June 1, 2004, we had approximately 565 employees, including 81 employees engaged in marketing activities, 129 sales representatives, 221 manufacturing and installation employees, and 134 management and administrative personnel.

MANAGEMENT

Executive Officers and Directors

The following provides information about our executive officers, directors and nominees for director and their respective ages and positions as of June 21, 2004:

Name	Age	Position(s)
Murray H. Gross(1)	65	President, Chief Executive Officer, Chairman of the Board, and Director
Peter T. Bulger	44	Vice President and Chief Operating Officer
Steven L. Gross	41	Vice President of Marketing
Robert A. DeFronzo	49	Secretary-Treasurer and Chief Financial Officer
Richard B. Goodner	58	Vice President-Legal Affairs and General Counsel
David A. Yoho(1)	75	Director
Ronald I. Wagner	56	Director
Don A. Buchholz(1)	75	Director
D.S. Berenson(1)	38	Director
Larry A. Jobe(1)	64	Director
Kenneth W. Murphy (1)	65	Director Nominee
James R. Ridings (1)	54	Director Nominee

(1)	Nominee for election as director at the annual meeting of stockholders to be held July 15, 2004.

Murray H. Gross serves as our President, Chief Executive Officer and Chairman of our Board of Directors, positions he has held since February 2001. He was elected to the Board of Directors in February 2001. He served as President and Chief Executive Officer of U.S. Remodelers, one of our wholly owned subsidiaries, since its inception in January 1997 to December 24, 2003. Since December 24, 2003 he has served as Executive Vice President of U.S. Remodelers. Mr. Gross has over 43 years of experience in the home improvement industry. He is the father of Steven L. Gross, our Vice President of Marketing.

Peter T. Bulger serves as our Vice President and Chief Operating Officer, positions he has held since February 2001. He served as a Vice President of U.S. Remodelers from January 1997 to December 24, 2003 and served as U.S. Remodelers’ Chief Operating Officer from June 1998 until December 24, 2003 when he was elected President and Chief Executive Officer of U.S. Remodelers. He has 17 years of experience in the home improvement industry.

Steven L. Gross serves as our Vice President of Marketing, a position he has held since February 2001. He has been Vice President of Marketing of U.S. Remodelers since its inception in January 1997. He has 16 years experience in the home improvement industry. He is the son of Murray H. Gross.

Robert A. DeFronzo serves as our Secretary, Treasurer and Chief Financial Officer, positions he has held since February 2001. He joined U.S. Remodelers in December 1997 as Chief Financial Officer, Secretary and Treasurer after the acquisition of Reunion Home Services, Inc. where he was Chief Financial Officer. He has 13 years of experience in the home improvement industry.

Richard B. Goodner has served as General Counsel since June 2003 and as Vice President – Legal Affairs since August 2003. From 1997 to June 2003, he was a partner in the Dallas, Texas office of Jackson Walker, L.L.P. He has practiced in the area of corporate and securities law for over 30 years and has represented numerous public and private companies in a range of general corporate and securities matters.

David A. Yoho was elected to our Board of Directors in February 2001, and serves as a member of our Audit Committee. For the past 16 years, Mr. Yoho has been President of Dave Yoho Associates, a business consulting firm active in turnarounds, mergers and acquisitions. As a consultant, he has represented many Fortune 500 companies.

Ronald I. Wagner was elected to our Board of Directors in February 2001. He has 26 years of experience in the home improvement industry. He has been retired since November 1997 from his position as Chairman of the Board of Reunion Home Services, Inc. Mr. Wagner has advised us that he will not be a nominee for reelection as a Director for health reasons.

Don A. Buchholz was elected to our Board of Directors in June 2002, and serves as Chairman of our Compensation Committee and as a member of our Audit Committee and Nominating/Corporate Governance Committee. Mr. Buchholz is Chairman of the Board of Directors of SWS Group, Inc., a publicly owned holding company with subsidiaries engaged in providing securities clearing, securities brokerage, investment banking and investment advisory services. He has served as Director and Chairman of the Board of SWS Group, Inc. since August 1991.

D.S. Berenson was elected to our Board of Directors in February 2001. He has been a partner in the Washington, D.C. based law firm of Johanson Berenson LLP since 1999 and has been engaged in the practice of law for the past 13 years. He serves as general and special counsel to multi-national banks, consumer lenders, remodeling contractors and mortgage companies, specializing in a range of business and corporate matters.

Larry A. Jobe has served as a member of our Board of Directors since June 2003 and is Chairman of our Audit Committee and a member of our Compensation Committee and Nominating/Corporate Governance Committee. He is Chairman of the Board of Legal Network, Ltd., a company he co-founded in 1993. Legal Network, Ltd. provides litigation support, temporary support staff and contract attorneys to law firms and corporate legal departments. Prior to 1993, Mr. Jobe was the Managing Partner for the Dallas office of Grant Thornton LLP for ten years. He is a certified public accountant.

Kenneth W. Murphy is a nominee for election as a Director of our company at our annual meeting of stockholders to be held on July 15, 2004. From 1971 to 1998, he was the Founder, President and Chairman of the Board of The Mail Box, Inc., a full service mail processing company. In 1998, he sold his company to Compass International Services, Inc., a public company. From 1998 to August 1999, he served as President of Compass Print and Mail Services, Inc., a subsidiary of Compass International, and as a Director of Compass International. In August 1999, Mail Box Capital Corporation, a company in which Mr. Murphy was the majority equity owner, acquired the Compass Print and Mail Services companies from Compass International. He served as President and a Director of Mail Box Capital Corporation from August 1999 until September 2001 when Mail Box Capital Corporation was acquired by Alliance Data Systems, a public company. From 2001 to 2003, he served as the Chief Executive Officer of the printing and mailing divisions of Alliance Data Systems. Since 2001, he has been the Managing Partner of Label Source, Ltd., a provider of labels and tabs for the mailing industry.

James R. Ridings is a nominee for election as a Director of our company at our annual meeting of stockholders to be held on July 15, 2004. He has served as Chairman of the Board and Chief Executive Officer of Craftmade International, Inc., a publicly-owned company, since 1986 and as its President since 1989. He has been a Director of Craftmade since its inception in 1985 and served as its Vice President from 1985 to 1986.

Our directors serve for a term of one year unless they resign or are removed. Our executive officers are appointed by the board of directors on an annual basis and serve in accordance with the terms of their employment agreements.

Key Management

In addition to our executive officers, the following persons are viewed by us as key management personnel.

James D. Borschow serves as President of First Consumer Credit, Inc., our wholly-owned consumer finance subsidiary. He is 48 and has over 20 years experience in the home improvement consumer finance field. He has served as President of First Consumer Credit since its inception in 1995.

Daniel L. Betts serves as President and Chief Executive Officer of USA Deck, Inc., our wholly-owned subsidiary which is engaged in the sale and installation of pre-engineered wood decks and deck accessory products. Mr. Betts is 49 and has over 27 years experience in the home improvement industry. He has served as President of U.S.A. Deck, Inc. since 1989.

Executive Compensation

The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid to our chief executive officer and our four other executive officers who received salary and bonus in excess of $100,000 during the referenced periods. In this prospectus, we refer to these five individuals as our “named executive officers.”

Summary Compensation Table

				Long-Term Compensation
		Annual Compensation(1)		Securities Underlying Stock Options
Name and Position	Year	Salary	Bonus
Murray H. Gross	2003	$283,852	$55,040	20,000
President, Chief Executive Officer and	2002	263,000	58,052	—
Chairman of the Board of Directors	2001	250,000	94,896	105,000

Peter T. Bulger	2003	$252,384	$55,040	—
Vice President and Chief Operating Officer	2002	220,000	58,052	—
	2001	210,000	94,896	75,000

Steven L. Gross	2003	$178,884	$45,867	—
Vice President of Marketing	2002	147,000	48,377	—
	2001	140,000	79,080	50,000

Robert A. DeFronzo	2003	$157,520	$27,520	—
Secretary, Treasurer and Chief Financial Officer	2002	126,000	29,045	—
	2001	120,000	47,448	25,000

Richard B. Goodner (2)	2003	$63,920	—	50,000
Vice President—Legal Affairs
and General Counsel

(1)	The referenced individuals received personal benefits in addition to salary and bonuses. The aggregate amount of such personal benefits, however, did not exceed the lesser of $50,000 or 10% of their total annual salary and bonus.

(2)	Mr. Goodner was employed as our General Counsel on June 13, 2003 and elected as our Vice President—Legal Affairs in August 2003 at an annual salary of $153,600.

Employment Agreements

We have an employment agreement with Murray H. Gross, our President, Chief Executive Officer and Chairman of the Board of Directors. The term of our employment agreement with Mr. Gross ends on December 31, 2006. The employment agreement will automatically be extended for an additional one year term unless either party notifies the other of its intent not to renew the agreement on or before November 30, 2006. If the employment agreement is terminated by us for just cause or by Mr. Gross without good reason, Mr. Gross will not be entitled to severance pay. If the employment agreement is terminated by us without just cause or by Mr. Gross with good reason, which includes a change in our control, Mr. Gross will be entitled to severance pay in a lump sum amount equal to the greater of the remainder of the term of the agreement then in effect or one year’s base salary as then in effect. If at the time of Mr. Gross’ death his employment agreement is in effect and Mr. Gross is married, we are obligated to pay Mr. Gross’ widow in a lump sum an amount of cash equal to one year’s salary. We also pay the annual premiums to provide Mr. Gross’ beneficiaries with $1,250,000 of life insurance benefits. If we terminate Mr. Gross’ employment as a result of his disability, Mr. Gross will be entitled to receive an amount equal to the difference between his salary at the date of termination and any disability compensation received by him for a two year period. Mr. Gross is entitled to receive bonuses and other incentive compensation as determined by our compensation committee. The employment agreement contains provisions related to confidentiality and noncompetition.

Pursuant to Mr. Gross’ employment agreement, Mr. Gross may resign from his employment with us and convert his employment agreement into a consulting agreement upon his attainment of the age of 68 but prior to September 1, 2009. The terms of the consulting agreement are similar to Mr. Gross’ employment agreement, except that his compensation will equal 70% of his salary on the day of his resignation.

We also have employment agreements with each of Peter T. Bulger, Steven L. Gross, Robert A. DeFronzo and Richard B. Goodner. Our employment agreements with these executive officers are for a one year initial term; provided, that six months prior to the first anniversary of the employment agreement, and each anniversary thereafter, the employment agreement will automatically be extended for an additional year unless we notify the executive officer of our intent not to extend the agreement. If an executive’s employment agreement is terminated by us for just cause or by the executive without good reason, the executive will not be entitled to severance pay. If we terminate the executive without cause, the executive will be entitled to severance pay equal to one year’s salary. If we terminate the executive as a result of his disability, the executive will be entitled to receive an amount equal to the difference between his salary at the date of termination and any disability compensation received by him for a one year period. If at the time of the executive’s death his employment agreement is in effect and the executive is married, we are obligated to pay the executive’s widow in a lump sum an amount of cash equal to one year’s salary. If the executive terminates his employment with us for good reason or within one year of a change in our control, he will be entitled to severance pay equal to one year’s salary. Our executives are entitled to receive bonuses and other incentive compensation as determined by our compensation committee. The employment agreements contain provisions related to confidentiality and noncompetition.

Cash Bonus Plan

We have an executive cash bonus plan which recognizes and rewards contributions made to us by certain executive officers and key management. The bonus plan is administered by our compensation committee, who, each fiscal year selects the executive officers and key management eligible to receive bonus awards under the plan for the current or subsequent fiscal years. The compensation committee determines the amount of the cash bonus pool available for distribution for the fiscal year. The annual cash bonus pool available for distribution may be a designated amount or an amount equal to a percentage (as determined by the compensation committee) of our pre-tax profit for the applicable fiscal year. Each participant in the bonus plan shall receive a quarterly draw against his awarded annual bonus. The bonus plan contains provisions that address the availability of bonuses and payment procedures for eligible participants in the plan whose employment with us is terminated during a given fiscal year.

Option Grants in Last Fiscal Year

The following tables show all individual grants of stock options to the named executives during the fiscal year ended December 31, 2003.

Name	Individual Grants		Exercise or Base Price ($/SH)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Option Granted	% of Total Options Granted to Employees in Fiscal Year			5%	10%
Murray H. Gross(2)	20,000	11.5%	$5.31	01/10/2013	$66,800	$169,200
Richard B. Goodner(3)	50,000	28.8%	$7.49	06/13/2013	$235,000	$597,000

(1)	As required under the SEC’s rules, amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. If our stock price does not actually increase to a level above the applicable exercise price at the time of exercise, the realized value to the named executives from these options will be zero.
(2)	Murray H. Gross is President, Chief Executive Officer and a director of our company. The options granted to Mr. Gross during 2003 were granted under our 2000 Stock Compensation Plan. The exercise price of such options is equal to 100% of the price per share of our common stock on the date of grant and expire if not exercised ten years after the date of grant.
(3)	Mr. Goodner is our General Counsel and Vice President—Legal Affairs. The options granted to Mr. Goodner during 2003 were granted under our 2000 Stock Compensation Plan. The exercise price of such options is equal to 100% of the price per share of our common stock on the date of grant and expire if not exercised ten years after the date of grant.

Option Exercise and Holdings

The following table sets forth information regarding the exercise of stock options by the named executives during 2003 and the exercisable and unexercisable stock options held as of December 31, 2003 by these officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Options Granted		Value of Unexercised Options
Name			Exercisable	Unexercisable	Exercisable	Unexercisable(1)
Murray H. Gross(2)	—	—	105,000	20,000	$749,700	$115,800
Peter T. Bulger(3)	—	—	75,000	—	$562,500	—
Steven L. Gross(3)	—	—	50,000	—	$375,000	—
Robert A. DeFronzo(3)	—	—	25,000	—	$187,500	—
Richard B. Goodner(4)	—	—	12,500	37,500	$45,125	$135,375

(1)	Value of unexercised in-the-money options at December 31, 2003, is calculated based on the fair market value of our common stock on December 31, 2003, of $11.10 per share less the option exercise price. Under SEC rules, an option was “in-the-money” on December 31, 2003, if the exercise price was less than $11.10.
(2)	The exercise price of options to purchase 105,000 shares is $3.96 per share and the exercise price to purchase 20,000 shares is $5.31. Options granted to Murray H. Gross to purchase 105,000 shares expire on April 23, 2006, and options to purchase 20,000 shares expire on January 10, 2013.
(3)	The exercise price of these options is $3.96 per share. The options expire on April 23, 2011.
(4)	The exercise price of these options is $7.49 per share. These options expire on June 13, 2013.

Director Compensation

Effective January 1, 2004, each of our non-employee directors will receive an annual retainer of $15,000, 25% of which will be paid each quarter. The chairman of our audit committee will receive an additional annual retainer of $5,000. The annual compensation is payment for each directors’ attendance of up to eight meetings per year, including board and committee meetings. For each meeting attended by the non-employee directors over the annual eight meetings, each director will be paid $500. We reimburse our directors for expenses relating to attendance of meetings. We do not compensate employee directors for attendance at board of directors’ meetings or committee meetings. From time to time our directors have received stock option grants.

Board of Directors and Executive Officers

Our executive officers are appointed by the board of directors on an annual basis and serve in accordance with the terms of their employment agreements. Other than the father and son relationship between Murray H. Gross and Steven L. Gross, there are no family relationships among any of our directors or executive officers.

Committees of the Board of Directors

Our board of directors has established three standing committees to assist with its responsibilities: an audit committee, a compensation committee, and a nominating/corporate governance committee.

Audit Committee. Our audit committee oversees, reviews and evaluates our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The audit committee is responsible for the appointment, compensation, retention and oversight of our independent auditor. The members of our audit committee are Larry A. Jobe, David A. Yoho and Don A. Buchholz, each of whom satisfies the independence requirements of the Nasdaq National Market.

Compensation Committee. Our compensation committee reviews and makes recommendations to our board of directors concerning the compensation and benefits of our executive officers and directors, makes recommendations to our board of directors regarding incentive compensation and equity based plans, administers our stock option and employee benefits plans, and reviews general policy relating to compensation and benefits. The members of our compensation committee are Larry A. Jobe and Don A. Buchholz, each of whom satisfies the independence requirements of the Nasdaq National Market.

Nominating/Corporate Governance Committee. Our nominating/corporate governance committee identifies prospective board candidates, recommends nominees for election to our board of directors, considers committee member qualification, recommends corporate governance principles to the board of directors, and provides oversight in the evaluation of the board of directors and each committee. The members of our nominating/corporate governance committee are Don A. Buchholz and Larry A. Jobe, each of whom satisfies the independence requirements of the Nasdaq National Market.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee of our board of directors are named above under “Committees of the Board of Directors.” None of our executive officers serves as a member of the compensation committee of, or as a director of, another entity, of which any members of our compensation committee is an executive officer.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information at June 21, 2004, regarding the beneficial ownership of our common stock of:

•	each person or group known by us to beneficially own 5% or more of our outstanding shares of common stock;

•	each of our nominee directors, directors and executive officers; and

•	all our executive officers and directors as a group.

Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them. Certain principal stockholders, including certain of our senior management, are selling stockholders in this offering. The information set forth in the following table does not include shares which may be sold by us upon the exercise of the underwriters’ over-allotment option.

Name of Beneficial Owner	Shares Beneficially Owned Prior to Offering (1)		Shares Being Offered	Shares Beneficially Owned After Offering (2)
	Number(3)	Percent(4)		Number(3)	Percent(5)
Murray H. Gross (6)(17)	634,619	9.4%	-0-	634,619	7.9%
Peter T. Bulger (7)	293,798	4.4%	-0-	293,798	3.7%
Steven L. Gross (8)	212,212	3.2%	-0-	212,212	2.7%
David A. Yoho (9)(17)	284,947	4.3%	-0-	284,947	3.6%
Ronald I. Wagner (10)	591,658	9.0%	-0-	591,658	7.5%
Robert A. DeFronzo (11)	62,966	*	-0-	62,966	*
Richard B. Goodner (12)	25,000	*	-0-	25,000	*
D.S. Berenson (13)(17)	37,406	*	-0-	37,406	*
James D. Borschow (14)	398,154	6.0%	39,500	358,654	4.5%
Daniel L. Betts (15)	129,166	2.0%	12,250	116,916	1.5%
SWS Group, Inc.	457,154	6.9%	-0-	457,154	5.8%
Don A. Buchholz (16)(17)	534,154	8.1%	-0-	534,154	6.8%
Larry A. Jobe (17)	-0-	-0-	-0-	-0-	-0-
Kenneth W. Murphy (17)	-0-	-0-	-0-	-0-	-0-
James R. Ridings (17)	-0-	-0-	-0-	-0-	-0-
Directors and officers as a group (14 persons)(18)	3,204,081	46.2%	51,750	3,152,331	38.3%

*	Denotes less than 1% of the outstanding shares of common stock.
(1)	On June 21, 2004, there were 6,583,773 shares of common stock outstanding and no shares of preferred stock issued and outstanding.
(2)	Following the offering, there will be 7,886,823 shares of common stock outstanding and no shares of preferred stock issued and outstanding.
(3)	Each person named below has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by the person, except as otherwise indicated below. Under applicable SEC rules, a person is deemed the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case irrespective of the person’s economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security.
(4)	In determining the percent of voting stock owned by a person on June 21, 2004, (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 6,583,773 shares of common stock outstanding on June 21, 2004, and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

(5)	In determining the percent of voting stock owned by a person after this offering (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 7,886,823 shares of common stock that will be outstanding after the offering and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.
(6)	Includes 522,953 shares of common stock held by About Face Limited and 111,666 shares which may be purchased by Mr. Gross upon exercise of stock option. About Face Limited is a family limited partnership, the partners of which are Murray H. Gross and his wife Barbara Gross, each of whom own a 49.5% interest in the partnership. GP About Face Ltd. is the general partner of the partnership and owns a 1% interest in the partnership. Mr. Gross is the president of the general partner. Mr. Gross has sole investment and voting power over the shares of our common stock held by the partnership. 49,673 shares of the common stock held by About Face Limited underlie an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share.
(7)	Includes 218,798 shares of common stock held by Peter T. Bulger and 75,000 shares which may be purchased upon exercise of stock options. 20,639 shares of the common stock held by Mr. Bulger underlie an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share.
(8)	Includes 162,212 shares of common stock held by Gross Family Trust, of which Steven L. Gross and his wife Susan M. Gross are co-trustees, and 50,000 shares which may be purchased upon exercise of stock options. Steven L. Gross and Susan M. Gross are grantors of the trust and each has dispositive and voting power over the shares of our common stock held by the trust. 15,814 shares of the common stock held by Gross Family Trust underlie an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share.
(9)	Includes 261,072 shares of common stock held by the David A. Yoho Revocable Trust dated January 19, 1995 of which Mr. Yoho is the trustee, 21,875 shares which may be purchased upon exercise of stock options and 2,000 shares held in the David A. Yoho IRA Rollover. Mr. Yoho is the grantor of the trust and as trustee has sole investment and voting power of our common stock held by the trust. 24,010 shares of the common stock held by David A. Yoho Revocable Trust underlie an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share.
(10)	Includes 589,783 shares of common stock held by Ronald I. Wagner and 1,875 shares which may be purchased upon exercise of stock options. 54,157 shares of the common stock held by Mr. Wagner underlie an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share.
(11)	Includes 37,966 shares of common stock held by Robert A. DeFronzo and 25,000 shares which may be purchased upon exercise of stock options. Includes 3,486 shares of common stock underlying an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share.
(12)	Represents 25,000 shares which may be purchased upon exercise of stock options.
(13)	Includes 35,206 shares of common stock which may be purchased upon exercise of stock options and 2,200 shares beneficially owned by Mr. Berenson.
(14)	Includes 393,154 shares of common stock held by James Borschow and 5,000 shares which may be purchased upon exercise of stock options.
(15)	Includes 122,500 shares of common stock held by Daniel Betts and 6,666 shares which may be purchased upon exercise of stock options. Mr. Betts is president of our USA Deck subsidiary.
(16)	Includes 50,000 shares held by Buchholz Investments, 27,000 shares owned by Mr. Buchholz and 457,154 shares of common stock held by SWS Group, Inc. of which Mr Buchholz is the Chairman of the Board. Buchholz Investments is a general partnership, the partners of which are Don A. Buchholz, his wife, Ruth Buchholz, his adult son, Robert Buchholz and his adult daughter, Chrystine B. Roberts. Robert Buchholz has voting and investment power with regard to the shares of common stock owned by the partnership. Don A Buchholz and his wife jointly own a one-third interest in the partnership and his son and daughter each own a one-third interest.
(17)	Nominee for election as a director at the annual meeting of stockholders to be held on July 15, 2004.
(18)	Includes the beneficial ownership of certain shares by officers, nominees and directors and shares of common stock which may be purchased by them upon exercise of vested stock options as disclosed in the foregoing footnotes and shares beneficially owned by James D. Borschow, the president of our subsidiary, First Consumer Credit, Inc. and shares beneficially owned by Daniel L. Betts, the president of our subsidiary, USA Deck, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

D.S. Berenson, a member of our board of directors, is a partner in a law firm we have retained to provide legal services in the area of consumer financing. We made payments to the law firm during the year ended December 31, 2002, of approximately $60,000. For the year ended December 31, 2003, we have made payments of $199,303.46 to his law firm.

Southwest Securities, Inc. is acting as one of the underwriters in this offering. Southwest Securities, Inc. is a wholly-owned subsidiary of SWS Group, Inc., a publicly traded company for which Don A. Buchholz, a member of our board of directors, serves as chairman of the board. Other than as acting as one of the underwriters in this offering, we did not have any business relationship with Southwest Securities in 2003 and do not expect to have any business relationship with Southwest Securities in 2004. As of June 21, 2004, SWS Group, Inc. beneficially owned 457,154 shares of our common stock. Mr. Buchholz also is a director of First Savings Bank, or FSB, one of our lenders and a subsidiary of SWS Group. As of June 21, 2004, Don A. Buchholz beneficially owned 666,701 shares of SWS Group common stock, or approximately 3.9% of the outstanding shares of SWS Group, Inc. common stock, which includes 550,000 shares owned by Buchholz Family Holdings, Ltd.

On May 23, 2003, we obtained a $4 million loan from FSB. As of March 31, 2004, we had $2.5 million outstanding under this loan. On May 24, 2004, the FSB loan was refinanced with a $2.5 million short term note with Frost Bank. We will retire the Frost Bank note with a portion of the proceeds of this offering. The FSB loan was secured by collateral that included securities held in brokerage accounts in the name of Don A. Buchholz and additional securities held in brokerage accounts in the name of Angela Buchholz Children’s Trust and Chrystine B. Roberts and Mark A. Roberts as Joint Tenants. The FSB loan was further secured with real estate owned by Chickadee Partners, L.P. and the unconditional guarantees of us, Chickadee Partners, L.P., and Bosque-Chickadee Management Company, LLC, the General Partner of Chickadee Partners, L.P. In consideration for the guarantees and collateral provided by Chickadee Partners, L.P., we paid Chickadee Partners, L.P. a monthly payment equal to the difference between 14% and the prime rate on the outstanding principal of the FSB loan until the obligation was paid on May 24, 2004. As a result, the effective interest rate for the FSB loan was 14%. For the year ended December 31, 2003 and for the three months ended March 31, 2004, we paid Chickadee Partners, L.P. $166,668 and $62,328, respectively, as a collateral fee and paid FSB $67,260 and $24,932, respectively as interest. The Angela Buchholz Children’s Trust and Chrystine B. Roberts are limited partners in Chickadee Partners, L.P. Angela Buchholz is the daughter-in-law of Don A. Buchholz and Chrystine B. Roberts is Mr. Buchholz’s daughter, and except for their relationship to Mr. Buchholz, neither is affiliated with us. Mr. Buchholz does not own any interest in Chickadee Partners, L.P. and has not received any compensation from us or Chickadee Partners, L.P. for providing us with his property to partially secure the FSB loan.

DESCRIPTION OF OUR CAPITAL STOCK

Overview

Our certificate of incorporation authorizes us to issue 30,000,000 shares of common stock, par value $0.001 per share, of which 6,583,773 shares were issued and outstanding on June 21, 2004. As of June 21, 2004, there were approximately 170 stockholders of record of our common stock and approximately 490 beneficial holders. In addition, our certificate authorizes us to issue 1,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding.

The following description summarizes information about our capital stock. This information does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms of our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law, the state in which we are incorporated.

Common Stock

Dividend Rights. Subject to any preferential dividend rights of holders of preferred stock that may be outstanding, the holders of our common stock are entitled to receive dividends and other distributions as may be declared by our board of directors from time to time out of funds that are legally available, subject to certain restrictions that are imposed by state and federal laws and certain restrictions in our credit facilities.

Voting Rights. The holders of our common stock elect all directors and are entitled to one vote for each share of common stock held of record by such stockholder for all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights.

Other Rights. Holders of common stock do not have preemptive, subscription, conversion, redemption or sinking fund rights.

Liquidation Rights. Subject to any preferential liquidation rights of holders of preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably based upon the number of shares of common stock held by them in our remaining assets legally available for distribution to our stockholders.

Upon closing of this offering, all of the outstanding shares of our common stock will be validly issued, fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors from time to time to designate and issue one or more series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law and the rules of the Nasdaq National Market, if applicable, our board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and fix the designations, powers, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions on each series of our preferred stock, in each case without any action or vote by our stockholders. Because the board of directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences and rights, voting or otherwise, senior to the rights of holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of a series of preferred stock upon the rights of holders of common stock until our board of directors determines the specific preferences and rights of the holders of the series of preferred stock. However, the effects might include:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our stockholders.

We have no present plans to issue any shares of preferred stock.

Anti-Takeover Considerations and Special Provisions of our Certificate of Incorporation, Bylaws and Delaware Law

Certificate of Incorporation and Bylaws. Certain provisions of our certificate of incorporation and bylaws could discourage, delay or prevent a change in control or a proxy contest and make it more difficult for you and other stockholders to elect directors and take other corporate actions, even if doing so may be considered beneficial to our stockholders. Such provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be viewed by our stockholders as beneficial to their interests. These provisions also could discourage, delay or prevent a merger, sale of all or substantially all of our assets, tender offer or proxy contest, even if they could be viewed by our stockholders as beneficial to their interests, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and the interests of our stockholders. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions include the following:

Preferred Stock. Our certificate of incorporation authorizes our board of directors from time to time to designate and issue one or more series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law and the rules of the Nasdaq National Market, if applicable, our board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and fix the designations, powers, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions on each class or series of our preferred stock, in each case without any action or vote by our stockholders. One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise.

Meetings of Stockholders. Our bylaws provide that annual meetings of our stockholders may take place at the time established by our board of directors. A special meeting of our stockholders may only be called by the chairman of our board of directors, our president, or our board of directors.

Filling of Board Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by the stockholders may be filled by the affirmative vote of a majority of our directors then in office, though less than a quorum, or at a special meeting of stockholders called for that purpose. Each such director will hold office until the next election of directors, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.

Amendment of the Bylaws. Our bylaws may be altered, amended or repealed at any meeting of our board of directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting.

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits us from engaging in a “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder unless:

•	prior to that date, our board of directors approves either the business combination or the transaction that resulted in the stockholder becoming an “interested stockholder”;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors and also officers, and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer; or

•	on or subsequent to that date, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Section 203 defines “business combination” to include mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. In general, Section 203 defines an “interested stockholder” as any person who, together with his or her affiliates and associates, beneficially owns, or previously owned within the last three years, 15% or more of the outstanding voting stock of the corporation.

This statute could have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Limitation of Liability and Indemnification of Officers and Directors.

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duties as directors.

Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty in such capacity, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

The effect of the provisions of our certificate of incorporation is to eliminate our right and the right of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. This provision does not limit or eliminate our rights or the rights of our stockholders to seek nonmonetary relief, such as an injunction or recession, in the event of a breach of a director’s duty of care.

Delaware law authorizes us to indemnify our officers, directors, employees and agents against liabilities, other than liabilities to the corporation, arising because that individual was an officer, director, employee or agent of the corporation so long as the individual acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and not unlawful. Our certificate of incorporation and bylaws provide that our officers, directors, employees and agents will be indemnified by us for liabilities arising because such individual was one of our officers, directors, employees and agents to the fullest extent permitted by Delaware law. Our bylaws also provide that we shall indemnify each of our directors and officers to the fullest extent permitted by Delaware law and we may, by action of our board of directors, provide similar indemnification to any other person we have the power to indemnify under Delaware law.

These provisions in our certificate of incorporation and bylaws do not alter the liability of our officers and directors under federal securities laws and do not affect the right to sue under federal securities laws from violations thereof.

We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and officers.

These limitations of liability provisions in our certificate of incorporation and bylaws may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though the action, if successful, might otherwise have benefited us and our stockholders. Furthermore, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We maintain a policy of insurance for directors and officers providing indemnification for our officers and directors for liabilities they may incur while serving in such capacities or arising out of his or her status as such.

Transfer Agent and Registrar

Corporate Stock Transfer, Inc. is the transfer agent and registrar for our common stock.

Listing

Our common stock is currently listed for trading on the Nasdaq SmallCap Market System under the symbol “USHS.” We have applied for listing on the Nasdaq National Market under the trading symbol “USHS” to be effective upon completion of this offering.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock held, as of June 21, 2004, by, and the number of common shares being offered by, each stockholder who is selling shares in this offering. The information set forth in the following table does not include shares which may be sold by us upon the exercise of the underwriters’ over-allotment option.

Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)		Shares Being Offered	Shares Beneficially Owned After Offering (2)
	Number(3)	Percent(4)		Number(3)	Percent(5)
James D. Borschow (6)	398,154	6.0%	39,500	358,654	4.5%
Daniel L. Betts (7)	129,166	2.0%	12,250	116,916	1.5%
Osmose, Inc. (8)	125,000	1.9%	87,500	37,500	*
Steven E. Welter (9)	125,000	1.9%	87,500	37,500	*
Melvin Rosenblatt (10)	112,500	1.7%	78,750	33,750	*
Andrew Tavss (11)	25,000	*	17,500	7,500	*

*	Denotes less than 1% of the outstanding shares of common stock
(1)	On June 21, 2004, there were 6,583,773 shares of common stock outstanding and no issued and outstanding preferred stock.
(2)	Following the offering, there will be 7,886,823 shares of common stock outstanding and no shares of preferred stock issued and outstanding.
(3)	Each person named below has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by the person, except as otherwise indicated below. Under applicable SEC rules, a person is deemed the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case irrespective of the person’s economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security.
(4)	In determining the percent of voting stock owned by a person on June 21, 2004, (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 6,583,773 shares in the aggregate of common stock outstanding on June 21, 2004, and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.
(5)	In determining the percent of voting stock owned by a person after this offering (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 7,886,823 shares of common stock that will be outstanding after the offering and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.
(6)	Includes 393,154 shares of common stock held by James Borschow and 5,000 shares which may be purchased upon exercise of stock options. Mr. Borschow is President of our FCC subsidiary.
(7)	Includes 122,500 shares of common stock held by Daniel Betts and 6,666 shares which may be purchased upon exercise of stock options. Mr. Betts is President of our USA Deck subsidiary.
(8)	Osmose, Inc. is a former equity holder of Deck America, Inc. No natural person shares beneficial ownership of our common stock held by Osmose, Inc.
(9)	Mr. Welter is a former equity holder of Deck America, Inc.
(10)	Mr. Rosenblatt is a former equity holder of Deck America, Inc.
(11)	Mr. Tavss is a former equity holder of Deck America, Inc.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, we will have 7,886,823 shares of our common stock outstanding, assuming no exercise of outstanding options. Of the outstanding shares, approximately 5,342,569 shares, including the shares sold in this offering, will be freely tradable immediately following the offering, and approximately 2,544,254 of our shares of common stock will be deemed “restricted securities” as defined under Rule 144 of the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below. Of the 7,886,823 outstanding shares upon completion of this offering, 2,977,402 shares, which includes 2,520,428 of the restricted shares, will be subject to “lock-up” agreements with the underwriters. Upon expiration of the “lock-up” agreements, those shares will be eligible for sale in the public market, subject, in the case of our affiliates, to the volume restrictions of Rule 144. We have filed and maintained the effectiveness of a shelf registration statement on Form S-3 which was declared effective by the SEC on July 6, 2001 that registers the resale of approximately 1,849,017 of the 2,544,254 shares of our common stock that will be deemed “restricted securities” after the offering is completed.

Lock-Up Agreements

We, our executive officers and directors, the selling stockholders, an unaffiliated third-party option holder and SWS Group, Inc., the parent of Southwest Securities, Inc., one of the underwriters of this offering, have each agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exchangeable or exercisable for any shares of our capital stock for a period of 180 days from the date of this prospectus, without the prior written consent of BB&T Capital Markets. This consent may be given at any time without public notice or announcement. Following the offering, approximately 2,977,402 shares will be subject to these “lock-up” agreements.

The 180-day “lock-up” period during which we, our executive officers and directors, the selling stockholders, an unaffiliated third-party option holder and SWS Group, Inc. are restricted from engaging in transactions in our capital stock is subject to extension such that, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless BB&T Capital Markets waives such an extension.

In January 2002, certain of our stockholders, who were former equity holders of U.S. Remodelers, Inc., granted an option to an unaffiliated third party to purchase, on or before January 1, 2004, from such stockholders 300,000 shares of our common stock at an exercise price of $3.50 per share. In October 2003, certain of the stockholders including Murray H. Gross, Peter T. Bulger, Robert A. DeFronzo and Steven L. Gross, our executive officers, and Ronald I. Wagner and David A. Yoho, two of our directors, agreed to extend the expiration date of the option to July 1, 2004. The extension covers options to acquire an aggregate of 167,779 shares from these officers and directors. The amended agreement further provided that if the option holder exercises his option to purchase the remaining 132,221 shares from unaffiliated stockholders before January 1, 2004, the option holder will have the right to sell up to 66,111 shares at any time after exercise of the option. The remaining 66,110 shares shall be subject to a “lock-up” until the later of July 1, 2004, or 180 days after the date of this prospectus. On December 24, 2003, the option holder exercised the option to purchase 132,221 shares from unaffiliated stockholders. The option holder has further agreed that if he exercises the option to purchase the 167,779 shares from management stockholders before July 1, 2004, the 167,779 shares shall be subject to a “lock-up” until the later of July 1, 2004, or 180 days from the date of this prospectus. The 300,000 shares subject to the option have been registered for sale under the shelf registration statement on Form S-3 which was declared effective by the SEC on July 6, 2001.

Rule 144

In general, under Rule 144, a person, or group of persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year following the date of the acquisition of such shares from the issuer or an affiliate of the issuer would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

Sales under Rule 144 are subject to certain manner of sale provisions and notice requirements and the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years following the date of the acquisition of such shares from the issuer or an affiliate of the issuer, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, shares eligible to be sold under Rule 144(k) may be sold immediately upon the completion of the offering.

UNDERWRITING

We, the selling stockholders and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but it is not responsible for the commitment of any other underwriter to purchase shares.

Name	Number of Shares
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
Southwest Securities, Inc.

Total	1,626,050

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover of this prospectus and to certain securities dealers at that price, less a discount not to exceed $             per share. The underwriters may allow, and these dealers may re-allow, a discount not more than $             per share on sales to other brokers or dealers. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to 243,907 additional shares of our common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise these options only to cover over-allotments, if any, made in connection with this offering. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 1,626,050 shares are being offered.

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described above. The selling stockholders may be underwriters with respect to the shares of common stock proposed to be sold by them in this offering. The underwriting agreement also provides for the payment of $300,000 to cover expenses of the underwriters in connection with this offering.

The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal maters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

The following table shows the per share and total underwriting discount we will pay to the underwriters, including the discount attributable to the shares being offered by the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Without Over-Allotment	With Over-Allotment
Per Share	$	$
Total	$	$

We estimate that the total expenses of the offering, excluding underwriting discount and the $300,000 to be paid to the underwriters described above, will be approximately $900,000, which includes legal, accounting and printing costs and various other fees associated with registration and listing of our common stock. Such expenses are payable by us.

We, our executive officers and directors, the selling stockholders, an unaffiliated third-party option holder and SWS Group, Inc. have each agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exchangeable or exercisable for any shares of our capital stock for a period of 180 days from the date of this prospectus, without the prior written consent of BB&T Capital Markets. This consent may be given at any time without public notice.

The 180-day “lock-up” period during which we, our executive officers and directors, and the selling stockholders, an unaffiliated third-party option holder and SWS Group, Inc. are restricted from engaging in transactions in our capital stock is subject to extension such that, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless BB&T Capital Markets waives such an extension.

BB&T Capital Markets may, in its sole discretion, and at any time without notice, release all or any portion of the shares subject to these lock-up agreements or waive the extensions described above. In determining whether to consent to a request to release shares from the lock-up or to waive an extension, BB&T Capital Markets would consider the circumstances related to the proposed sale. These circumstances are likely to include the current equity market condition, the performance of the price of our common stock since the offering, the likely impact of any release or waiver on the price of our common stock, the number of shares requested to be sold, and the requesting party’s reason for making the request.

The last reported sale price of our common stock on June 21, 2004 as reported on the Nasdaq SmallCap Market was $8.46 per share. We have applied to list the shares of common stock on the Nasdaq National Market, subject to official notice of issuance, under the symbol “USHS.”

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Southwest Securities, Inc. has advised us that it will not make a market in our securities in connection with this offering.

We and the selling stockholders have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect thereof.

From time to time, the underwriters have provided, and may continue to provide, investment banking services to us in the ordinary course of their business. Donald A. Buchholz, a member of our board of directors, also serves as Chairman of the Board of SWS Group, Inc., the parent company of Southwest Securities, Inc. and as a director of First Savings Bank. As of June 21, 2004, Mr. Buchholz beneficially owned 666,701 shares of SWS Group, Inc. common stock, or approximately 3.9% of the outstanding shares of common stock, which includes 550,000 shares owned by Buchholz Family Holdings, Ltd. First Savings Bank is a subsidiary of SWS Group, Inc.

INDEPENDENT PUBLIC ACCOUNTANTS

On December 3, 2003, we replaced our independent registered public accounting firm, Ernst & Young LLP, who resigned as our independent registered public accounting firm effective November 21, 2003, with Grant Thornton LLP. Ernst & Young audited our financial statements for the fiscal years ended December 31, 2001 and 2002. Ernst & Young’s reports for those periods did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the period of their engagement, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of Ernst & Young, would have caused them to make reference to the subject matter in their report.

Prior to Grant Thornton becoming our independent registered public accounting firm, neither we, nor anyone on our behalf, consulted with Grant Thornton regarding either the application of accounting principles to a specific or contemplated transaction or the type of audit opinion that might be rendered on our financial statements.

LEGAL MATTERS

Certain legal matters in this offering, including the legality of the common stock offered pursuant to this prospectus, will be passed upon for us and the selling stockholders by Jackson Walker L.L.P., Dallas, Texas. Certain matters in this offering will be passed upon for the underwriters by Hunton & Williams LLP, Richmond, Virginia.

EXPERTS

Grant Thornton LLP, an independent registered public accounting firm, have audited our consolidated financial statements as of December 31, 2003 and for the year then ended, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in this registration statement in reliance on the report of Grant Thornton LLP, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, an independent registered public accounting firm, have audited our consolidated financial statements as of December 31, 2002, and for the two years then ended. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on their report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the shares of common stock offered in this offering prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, any proxy statements and other information with the Securities and Exchange Commission. You can read our Securities and Exchange Commission files, including this registration statement, over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any documents we file with the Securities and Exchange Commission at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

U.S. HOME SYSTEMS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

U.S. Home Systems, Inc.:

We have audited the accompanying consolidated balance sheet of U.S. Home Systems, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (“United States”). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Home Systems, Inc. and subsidiaries as of December 31, 2003, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Dallas, Texas

March 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

U.S. Home Systems, Inc.

We have audited the accompanying consolidated balance sheet of U.S. Home Systems, Inc. as of December 31, 2002 and the related consolidated statements of income, stockholders’ equity, and cash flows for the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Home Systems, Inc. at December 31, 2002 and the consolidated results of their operations and their cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.

/s/ Ernst & Young LLP

Fort Worth, Texas

March 12, 2003

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	December 31,
	2003	2002
Assets
Cash and cash equivalents	$1,980,634	$3,639,380
Restricted cash	749,732	33,191
Finance receivables held for sale	—	2,884,967
Accounts receivable, net	2,508,088	1,373,498
Notes receivable	54,849	—
Commission advances	580,777	395,332
Inventories	2,781,842	1,898,695
Prepaid expenses	1,066,863	956,560
Deferred income taxes	248,260	137,998
Finance receivables held for investment, net	35,484,532	54,683
Property, plant, and equipment, net	7,398,696	6,242,839
Goodwill	7,357,284	7,357,284
Other assets	934,239	435,725

Total assets	$61,145,796	$25,410,152

Liabilities and Stockholders’ Equity
Accounts payable	$3,285,091	$2,299,280
Customer deposits	2,458,382	2,080,264
Accrued wages, commissions, and bonuses	1,026,338	1,119,886
Federal and state taxes payable	452,258	363,765
Other accrued liabilities	643,965	576,949
Deferred income taxes	261,707	352,383
Deferred revenues	128,500	—
Long-term debt	38,178,155	5,240,125
Capital lease obligations	645,619	783,649

Total liabilities	47,080,015	12,816,301

Commitments and contingencies
Mandatorily redeemable preferred stock – $0.01 par value, 100,000 shares authorized, no shares outstanding at December 31, 2003 and 16,000 shares issued and outstanding at December 31, 2002, liquidation value $10 per share	—	160,000

Stockholders’ equity:
Preferred stock—$0.001 par value, 1,000,000 shares authorized, no shares outstanding	—	—
Common stock—$0.001 par value, 30,000,000 shares authorized, 6,524,302 and 6,453,371 shares issued and outstanding at December 31, 2003 and 2002, respectively	6,524	6,454
Additional capital	9,687,122	9,300,255
Note receivable for stock issued	(274,950)	–
Retained earnings	4,647,085	3,127,142

Total stockholders’ equity	14,065,781	12,433,851

Total liabilities and stockholders’ equity	$61,145,796	$25,410,152

See accompanying notes.

U.S. Home Systems, Inc.

Consolidated Statements of Income

	Year ended December 31
	2003	2002	2001
Revenues:
Remodeling contracts	$74,200,869	$46,027,633	$39,447,707
Gains from loan portfolio sales	767,172	3,186,943	580,019
Interest income	3,217,236	618,069	93,497
Other	373,664	443,038	366,084

Total revenues	78,558,941	50,275,683	40,487,307

Costs and expenses:
Cost of remodeling contracts	35,142,787	21,291,857	17,302,740
Branch operations	2,595,733	1,994,813	1,478,149
Sales, marketing and license fees	26,100,302	18,524,193	14,760,315
Interest expense on financing of loan portfolios	1,116,083	144,903	22,135
Provision for loan losses	559,277	–	13,887
General and administrative	10,337,134	6,578,621	4,117,511

Income from operations	2,707,625	1,741,296	2,792,570

Interest expense	248,962	83,761	95,053
Other income, net	51,510	58,739	139,352

Income before income taxes	2,510,173	1,716,274	2,836,869
Income taxes	982,230	680,069	1,109,762

Net income	$1,527,943	$1,036,205	$1,727,107

Net income per common share:
Basic	$0.23	$0.17	$0.33

Diluted	$0.22	$0.17	$0.33

Weighted average common shares outstanding:
Basic	6,492,347	5,972,853	5,050,291

Diluted	6,863,606	6,094,238	5,066,292

See accompanying notes.

U.S. Home Systems, Inc.

Consolidated Statements of Stockholders’ Equity

	U.S. Home Systems Common Stock		U.S. Remodelers Common Stock		Additional Capital	Retained Earnings	Note Receivable For Stock Issued	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2001	—	$—	833,333	$8,333	$1,836,171	$435,830	$—	$2,280,334
Accrued dividends – mandatorily redeemable preferred stock	—	—	—	—	—	(44,000)	—	(44,000)
Capital of U.S. Home at time of merger	3,327,785	3,328	—	—	2,100,578	—	—	2,103,906
Reverse merger, exchange of shares	16,282,800	16,283	(833,333)	(8,333)	(7,950)	—	—	—
Reverse stock split	(14,707,939)	(14,708)	—	—	14,708	—	—	—
Merger costs	—	—	—	—	(264,436)	—	—	(264,436)
Issuance of common stock in connection with acquisitions	995,169	995	—	—	2,688,739	—	—	2,689,734
Net income	—	—	—	—	—	1,727,107	—	1,727,107

Balance at December 31, 2001	5,897,815	5,898	—	—	6,367,810	2,118,937	—	8,492,645
Accrued dividends – mandatorily redeemable preferred stock	—	—	—	—	—	(28,000)	—	(28,000)
Issuance of common stock—acquisitions	555,556	556	—	—	2,932,445	—	—	2,933,001
Net income	—	—	—	—	—	1,036,205	—	1,036,205

Balance at December 31, 2002	6,453,371	6,454	—	—	9,300,255	3,127,142	—	12,433,851
Accrued dividends – mandatorily redeemable preferred stock	—	—	—	—	—	(8,000)	—	(8,000)
Issuance of common stock	70,931	70	—	—	386,867	—	(274,950)	111,987
Net income	—	—	—	—	—	1,527,943	—	1,527,943

Balance at December 31, 2003	6,524,302	$6,524	–	–	$9,687,122	$4,647,085	($274,950)	$14,065,781

See accompanying notes.

U.S. Home Systems, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31
	2003	2002	2001
Operating Activities
Net income	$1,527,943	$1,036,205	$1,727,107
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,472,912	583,077	457,057
Provision for loan losses and bad debts	523,372	35,377	59,671
Deferred income taxes	(200,938)	14,212	9,556
Changes in operating assets and liabilities:
Finance receivables held for sale:
Sales of loan portfolios	10,261,414	29,437,800	5,042,080
Purchases of finance receivables for sale	(8,615,524)	(29,731,068)	(6,226,877)
Accounts receivable	(1,098,685)	(435,677)	81,487
Commission advances	(185,445)	(58,449)	65,947
Inventories	(883,147)	(502,469)	310,951
Prepaid expenses	(110,303)	(606,801)	(70,150)
Accounts payable and customer deposits	1,363,929	1,568,690	452,647
Other assets and liabilities	282,042	410,631	(80,132)

Net cash provided by operating activities	4,337,570	1,751,528	1,829,344
Investing Activities
Purchases of property, plant, and equipment	(2,016,112)	(416,252)	(378,836)
Acquisitions, net of cash acquired	(60,000)	(2,408,547)	(2,528,165)
Purchase of finance receivables	(49,926,592)	—	—
Principal payments on finance receivables	15,112,317	—	—
Other	(54,849)	45,873	(44,263)

Cash used in investing activities	(36,945,236)	(2,778,926)	(2,951,264)
Financing Activities
Proceeds from lines of credit and long-term borrowings	74,205,464	27,391,103	6,608,364
Principal payments on lines of credit, long-term debt, and capital leases	(41,633,622)	(27,447,184)	(4,433,988)
Credit facility origination costs	(800,368)	—	—
Change in restricted cash	(716,541)	123,618	(156,809)
Reverse merger cash acquired	—	—	1,537,512
Merger costs	—	—	(183,036)
Net collections of U.S. Pawn acquired assets	—	—	499,351
Dividends on mandatorily redeemable preferred stock	(8,000)	(28,000)	(173,580)
Redemption of mandatorily redeemable preferred stock	(160,000)	(160,000)	(160,000)
Proceeds from issuance of common stock	61,987	—	—

Net cash provided by (used in) financing activities	30,948,920	(120,463)	3,537,814

Net increase (decrease) in cash and cash equivalents	(1,658,746)	(1,147,861)	2,415,894
Cash and cash equivalents at beginning of year	3,639,380	4,787,241	2,371,347

Cash and cash equivalents at end of year	$1,980,634	$3,639,380	$4,787,241

Supplemental Disclosure of Cash Flow Information
Interest paid	$1,365,045	$228,664	$117,188

Cash payments of income taxes	$951,295	$435,600	$1,465,650

Non-cash capital expenditures	$228,158	$—	$—

See accompanying notes.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2003

1.	Organization and Basis of Presentation

U.S. Home Systems, Inc. (the “Company” or “U.S. Home”) is engaged in the manufacture, design, sale and installation of custom quality specialty home improvement products, and providing consumer financing services to the home improvement and remodeling industry.

On February 13, 2001, U.S. Home Systems, Inc., formerly known as U.S. Pawn, Inc. (“U.S. Pawn”) completed a merger (the “Merger”) of a newly created subsidiary of the Company with and into U.S. Remodelers, Inc. (“U.S. Remodelers”) a Delaware corporation, with U.S. Remodelers surviving as a wholly-owned subsidiary of the Company. U.S. Remodelers has been engaged in the manufacture, design, sale and installation of quality specialty home improvement products since 1997. The Merger was subject to, among other conditions, the prior sale of U.S. Pawn’s pawnshop operations and the settlement of all its liabilities, which was completed on February 1, 2001. In connection with the Merger, U.S. Pawn reincorporated in Delaware and changed its name to U.S. Home Systems, Inc. Following the Merger, the Company succeeded to the business of U.S. Remodelers.

Pursuant to the terms of the Merger, the Company issued 4,070,700 shares (on a post-reverse-stock-split basis) of common stock to the shareholders of U.S. Remodelers, representing approximately 83% of the Company’s outstanding common stock following the Merger. Immediately prior to the Merger, U.S. Pawn was a non-operating public shell corporation and accordingly, the Merger was accounted for as a reverse acquisition of U.S. Pawn by U.S. Remodelers, which is similar to a recapitalization.

On July 9, 2001, the Company acquired certain assets of Cabinet Clad, L.L.C. Cabinet Clad is a Detroit, Michigan based specialty product home improvement business specializing in kitchen remodeling, including replacement kitchen cabinetry, kitchen cabinet refacing, countertops and replacement windows.

On October 5, 2001, the Company acquired all of the outstanding capital stock of First Consumer Credit, Inc. (“FCC”), a Dallas-based consumer financing company specializing in the home improvement and remodeling industry. In connection with the acquisition, a newly created subsidiary of the Company was merged with and into FCC, with FCC surviving as a wholly-owned subsidiary of the Company

On June 1, 2002, the Company completed an acquisition of certain assets of Reface, Inc. (“Reface”). Reface is a Norfolk, Virginia-based home improvement business specializing in kitchen and bath remodeling.

On November 30, 2002, the Company acquired all of the outstanding capital stock of Deck America, Inc., (“DAI”) a privately held Woodbridge, Virginia-based home improvement specialist providing fabrication, sale and installation of wood decks and related accessories. In connection with the acquisition, the Company also acquired DAI’s manufacturing, warehousing and office facilities from an affiliate of DAI.

On August 29, 2003, the Company acquired certain assets of E & K, Incorporated, a Portland, Oregon-based home improvement company specializing in kitchen remodeling.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Operations of the acquired businesses are included in the consolidated financial statements from their respective dates of acquisition. All significant intercompany accounts and transactions are eliminated in consolidation. In 2003, the Company declassified its balance sheet as a result of the significance of its assets and liabilities related to its finance segment.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

2.	Summary of Significant Accounting Policies

The Company’s accounting policies require it to apply methodologies, estimates and judgments that have significant impact on the results reported in the Company’s financial statements. The following summarizes the Company’s more significant accounting policies.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in bank accounts and money market funds. The Company, from time to time, maintains cash balances in excess of federally insured limits. The Company has not experienced any losses and believes its risk of loss is not significant.

Restricted cash at December 31, 2002 represents cash held in a restricted bank account for credit risk related to retail installment obligations, or RIOs, sold by FCC to a third party (See Note 11). At December 31, 2003, restricted cash represents cash held in a collection account in connection with the Company’s $75,000,000 Credit Facility (See Note 8).

Finance Receivables Held For Sale

Finance receivables held for sale consist of RIOs purchased from remodeling contractors, which the Company has the intent to sell. Finance receivables held for sale are carried at the lower of cost or estimated market value as determined by outstanding purchase commitments from investors. At December 31, 2003, the Company had no RIOs held for sale.

When the Company sells RIOs and retains related servicing rights, the Company calculates a servicing asset or liability utilizing a present value analysis of the estimated after-tax cash flows, net of the Company’s servicing costs.

Finance Receivables Held For Investment and Loan Losses

Finance receivables held for investment consist of RIOs purchased from remodeling contractors or originated by the Company’s home improvement operations that the Company has the intent to hold until maturity or pay-off. The RIOs are generally secured by the obligor’s residential real estate. Finance receivables held for investment are stated at the amount of the unpaid obligations adjusted for unamortized premium or discount, unamortized origination costs and an allowance for loan losses, as applicable. At December 31, 2003, interest rates on finance receivables held for investment range from 6.0% to 16.5% with a weighted average interest rate of 14.4% and an average remaining term of 109 months. Net unamortized premium (discount) was approximately $84,000 and ($6,600) at December 31, 2003 and 2002, respectively.

The accrual of interest on RIOs is discontinued on the earlier of when the Company determines that the loan is impaired or when the loan is 90 days or more past due. Accrued, but unpaid interest is charged off when the accrual of interest on RIOs is discontinued. A loan is considered impaired when, based on current information and events, it is probable that we will be unable to recover all amounts due according to the terms of the RIO. A loan is placed back on the accrual status when both interest and principal are current. At December 31, 2003, the Company had approximately $141,000 in loans on a non-accrual status. There were no loans on a non-accrual status as of December 31, 2002.

An allowance for loan loss is established through a provision for loan losses charged against income. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the RIOs in light of historical experience and adverse situations that may

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

2.	Summary of Significant Accounting Policies (Continued)

affect the obligors’ ability to repay. This evaluation is inherently subjective as it requires estimates that are susceptible to revision as more information becomes available. RIOs deemed to be uncollectible are charged against the allowance when management believes that the loan will no longer perform or be recovered from other sources. Subsequent recoveries, if any, are credited to the allowance. Allowance for loan losses on finance receivables held for investment was approximately $394,000 and $7,000 at December 31, 2003 and 2002, respectively.

Accounts Receivable

Accounts receivable consist of amounts due from individuals, credit card sponsors, and financial institutions. Because of the diverse customer base, there are no concentrations of credit risk. The Company provides for estimated losses of uncollectible accounts based upon specific identification of problem accounts, expected future default rates and historical default rates. An allowance for losses is established through a provision for bad debts charged against income. Subsequent recoveries, if any, are credited to the allowance. The change in the allowance for bad debts is as follows:

	2003	2002	2001
Balance at beginning of year	$63,059	$65,300	$33,000
Provisions for doubtful accounts	(35,905)	35,437	45,784
Write-offs, net of recoveries	(58,847)	37,678	13,484

Balance at end of year	$86,001	$63,059	$65,300

Inventories

Inventories (consisting of raw materials and work-in-process) are carried at the lower of cost (determined by the first-in, first-out method) or market. Inventories are recorded net of write-downs for unusable, slow-moving and obsolete items. Amounts in work-in-progress relate to costs expended on firm orders and are not generally subject to obsolescence.

Property, Plant, and Equipment

Property, plant, and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Maintenance and repair expenditures are expensed when incurred; renewals and betterments are generally capitalized.

Goodwill

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangibles (“SFAS No. 142”). In accordance with this statement, goodwill is not amortized to expense. However, the Company is required to test goodwill for impairment at least on an annual basis.

The Company completed tests for impairment of goodwill based upon the measurement of its fair value as provided for under SFAS No. 142. Fair value is estimated using either a discounted cash flow method or a market valuation approach, as appropriate. The Company has determined that its goodwill is not impaired.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

2.	Summary of Significant Accounting Policies (Continued)

Long-lived Assets

Long-lived assets held and used by the Company (including other intangible assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying the amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets calculated using a discounted future cash flows analysis. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to dispose. Other intangible assets are amortized over the term of the related agreement.

Credit Facility Origination Costs

In connection with the incurrence of indebtedness, the Company generally incurs administrative costs and expenses. These fees are capitalized as credit facility origination costs and included in other assets. The Company amortizes these fees to interest expense over the term of the related debt using the effective interest method.

Revenue Recognition

Remodeling contract revenue is recognized upon completion and acceptance of each home improvement contract. Cost of remodeling contracts represents the costs of direct materials and labor associated with installations and manufacturing costs, including shipping and handling costs.

During the period in which the Company is holding RIOs, the Company earns finance charges on the outstanding balance of the RIOs. Finance charges earned on RIOs are recognized on the interest method.

The Company recognizes gains from sales of portfolios of RIOs upon each portfolio sale equal to the sale amount less the cost of the purchased portfolio.

Fees earned for collection and servicing of RIO portfolios sold are recognized as earned at the amount of the contractual fee. Servicing fees are included in other revenues and were approximately $170,000, $361,000 and $106,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

The Company had an agreement with a financial institution that made financing available to the Company’s customers. The agreement was terminated in February 2002. The Company had received a fee based upon the amount of financing provided to these customers. Fee income is included in other revenues. Fee income was $38,940 and $246,584 for the years ended December 31, 2002 and 2001, respectively.

Warranties

In addition to the manufacturers’ warranties for defective materials, the Company provides each customer a limited warranty covering defective materials and workmanship. Warranty expenses are included in the cost of remodeling contracts. The Company has not experienced significant warranty claims.

Advertising and Marketing

The Company’s advertising and marketing consists of a variety of media sources including television, direct mail, marriage mail, magazines, newspaper inserts, selected neighborhood canvassing and telemarketing. The

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

2.	Summary of Significant Accounting Policies (Continued)

Company expenses all such costs as incurred. Advertising and marketing expenses were approximately $14,006,000, $9,322,000 and $7,592,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Stock Compensation

The Company accounts for stock options on the intrinsic value method in accordance with the terms of Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, (“APB No. 25”). Under APB No. 25, if the exercise price of an option award is equal to or greater than the market price of the underlying stock on the grant date, then the Company records no compensation expense for its stock option awards. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) and has been determined as if the Company had accounted for its stock options under the fair value method of that statement. The pro forma impact of applying SFAS No. 123 for the years ended December 31, 2003, 2002 and 2001 is as follows:

	December 31,
	2003	2002	2001
Pro forma:
Net income as reported	$1,527,943	$1,036,205	$1,727,107
Pro forma stock compensation, net of income taxes	301,086	129,528	168,991

Pro forma net income	1,226,857	906,677	1,558,116
Preferred dividends	8,000	28,000	44,000

Pro forma income available to common stockholders	$1,218,857	$878,677	$1,514,116

Earnings per common share – as reported – basic	$0.23	$0.17	$0.33

Earnings per common share – as reported – diluted	$0.22	$0.17	$0.33

Earnings per common share – pro forma – basic	$0.19	$0.15	$0.30

Earnings per common share – pro forma – diluted	$0.18	$0.14	$0.30

Income Taxes

The Company accounts for income taxes under the liability method. Deferred income taxes are provided for temporary differences between the tax bases of assets and liabilities and their bases for financial reporting purposes.

Earnings Per Share

Basic earnings per share is based on the income available to common stockholders and the weighted average number of shares outstanding during the year. Diluted earnings per share include the effect of dilutive common stock equivalents except when those equivalents would be anti-dilutive.

Reclassifications

Certain reclassifications have been made to conform the prior year amounts to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

2.	Summary of Significant Accounting Policies (Continued)

amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates that the Company makes include the allowance for doubtful accounts, reserves for excess and obsolete inventories, allowance for loan losses, accrual for warranty claims, and valuation of goodwill and other intangible assets. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including accounts receivable, finance receivables held for sale and accounts payable approximate fair value due to their short-term nature. Based on prevailing interest rates at December 31, 2003, management believes that the carrying values of finance receivables held for investment and long-term debt approximate their fair values.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, Accounting for Asset Retirement Obligations, effective for fiscal years beginning after June 15, 2002, and SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for exit or disposal activities initiated after December 31, 2002. The Company adopted these two statements effective January 1, 2003. There was no effect on the financial statements related to their adoption.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Entities. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements for entities established prior to January 31, 2003 apply in the interim period ending after December 15, 2003. The Company has determined that FIN No. 46 will not have any affect on its financial statements as the Company does not hold any interest in any variable entity.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted this statement effective July 1, 2003. There was no material effect on the financial statements related to this adoption.

3.	Information About Segments

The Company has five operating segments and is engaged in two lines of business, the specialty product home improvement business and the consumer financing business. The Company’s operating segments have been aggregated and reported based on the nature of products offered to consumers. The Company’s home improvement operations consists of two reporting segments; the interior products segment (consisting of kitchen, bath and window products) and the exterior products segment consisting of wood decks and related accessories.

The Company’s home improvement operations are engaged, through direct consumer marketing, in the design, manufacturing, sales, and installation of custom quality specialty home improvement products. The Company’s product lines include replacement kitchen cabinetry, kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, wood decks and related accessories, replacement windows and patio doors. The Company manufactures its own cabinet refacing, custom countertops, bathroom cabinetry products and wood decks.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

3.	Information About Segments (Continued)

The Company’s home improvement products are marketed directly to consumers through a variety of media sources under nationally recognized brands, “Century 21 Home Improvements,” “Renewal by Andersen,” “The Home Depot Cabinet Refacing,” and “The Home Depot At-Home Services,” as well as the Company’s own brands, “Facelifters,” “Cabinet Clad” and “USA Deck – Designer Deck”.

The Company has a license agreement with TM Acquisition Corp. (“TM”) and HFS Licensing Inc. (“HFS”) pursuant to a master license agreement between Century 21 Real Estate Corporation and each of TM and HFS (collectively, the “Licensor”). The license agreement provides for the Company to market, sell and install kitchen and bathroom remodeling products, replacement windows and patio doors in specific geographic territories using the service marks and trademarks “CENTURY 21 Cabinet Refacing” and “CENTURY 21 Home Improvements”.

The Company also has an agreement with Renewal by Andersen (“RbA”), a wholly-owned subsidiary of the Andersen Corporation which provides for the Company to be the exclusive window replacement retailer on an installed basis for RbA in the greater Los Angeles area, including the counties of Los Angeles, Orange, Riverside, San Bernardino, Santa Barbara and Ventura. In February 2002, the Company began operating in the southern California market under its agreement with RbA. The agreement expires in December 2006, subject to earlier termination, which includes our failure to substantially meet specified sales and customer satisfaction goals.

The Company is a provider of wood decks, kitchen refacing and bathroom refacing solutions to The Home Depot in selected markets. On October 17, 2002, USA Deck entered into an agreement with The Home Depot to sell, furnish and install pre-engineered Designer Deck systems to The Home Depot’s retail customers in certain markets, including the metropolitan areas of Washington D.C., Baltimore, Maryland and Richmond and Norfolk, Virginia. In August 2003, USA Deck amended its wood deck sales and installation agreement with The Home Depot to extend its term to October 2005 and to add new markets, including Philadelphia, Pennsylvania, Boston, Massachusetts, Hartford, Connecticut, and the states of New Jersey and Pennsylvania. Under the amended agreement, USA Deck provides several pre-designed deck models under The Home Depot At-Home Services brand to approximately 215 The Home Depot stores. In August 2003, the Company entered into a one-year pilot program with The Home Depot to be the exclusive provider of kitchen refacing products and installation services for approximately 229 The Home Depot stores and seven Home Expo stores in designated markets in California, Oregon, Washington and Colorado. In February 2004, the Company entered into a one-year pilot program with The Home Depot to provide custom designed, installed bathtub liners and wall surrounds to approximately 130 The Home Depot stores in designated markets in California and Colorado.

The Company entered into the consumer finance business in October 2001 when the Company acquired FCC. The Company’s consumer finance business purchases RIOs from remodeling contractors, including RIOs originated by the Company’s home improvement operations. In February 2003, FCC changed its business model from purchasing, bundling and selling portfolios of RIOs to holding and financing RIOs. To facilitate this change in FCC’s business model, FCC entered into a $75 million credit facility (see Note 8) with Autobahn Funding Company LLC and DZ Bank. The ability to purchase and finance RIOs provides FCC with earnings from finance charges for the life of the RIO, as opposed to a lesser, one-time origination fee it formerly earned upon selling RIOs.

Until February 2003, FCC sold portfolios of RIOs to financial institutions and insurance companies under negotiated purchase commitments. In certain cases, the Company provided, for a fee, the collection and servicing of these accounts on behalf of the purchaser.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

3.	Information About Segments (Continued)

During 2003, in two separate transactions, FCC purchased two portfolios of RIOs from Bank One, N.A. (“Bank One”) for an aggregate purchase price of $24,821,000, including accrued interest of $218,000 and an aggregate premium of $847,000. Also on June 5, 2003, FCC sold approximately $5,000,000 of the RIOs purchased from Bank One to a third party to pay down its credit facility and for additional working capital.

FCC purchased the portfolios from Bank One in order to accelerate its return to profitability following its business model change. The purchased RIOs had previously been sold to Bank One by FCC under its prior loan purchase and servicing agreements with no contemplation or intent at the time of sale to repurchase the loans. Pursuant to the terms of the FCC purchase agreement, FCC and Bank One agreed to terminate the loan purchase and servicing agreements between the parties.

During the years ended December 31, 2003 and 2002, FCC purchased approximately $8,944,000 and $7,171,000 of RIOs from the Company’s home improvement operations, respectively.

The Company maintains discrete financial information of each segment. Corporate expenses, primarily consisting of certain corporate executive officers’ salaries, bonuses and benefits, and general corporate expenses, including legal, audit and tax preparation fees, director and officer liability insurance, and investor relations expenses, are allocated to each reporting segment based on management’s estimate of the costs attributable, or time spent, on each of its segments. For the years ended December 31, 2003, 2002, and 2001, corporate overhead expenses of $1,430,000, $1,184,000 and $823,000, respectively, were allocated to its reporting segments as follows ($000):

	2003	2002	2001
Home Improvement Operations	$1,130	$979	$764
Interior products segment	$894	$979	$764
Exterior products segment	$236	—	—
Consumer Financing	$300	$205	$59

This allocation of corporate overhead was a change from the presentation in 2002 and 2001, and in the view of management more appropriately reflects the corporate expenses of the Company attributable to each of its reporting segments.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

3.	Information About Segments (Continued)

The following presents certain financial information of the Company’s segments for the years ended December 31, 2003, 2002 and 2001, respectively:

	Revenues			Income Before Tax
	2003	2002	2001	2003	2002	2001
	(In thousands)
Segment
Home Improvement – Interior	$54,889	$45,058	$39,694	$2,280	$375	$2,692
Home Improvement – Exterior	19,333	1,010	—	526	(8)	—
Consumer Finance	4,337	4,208	793	(296)	1,349	145

Consolidated Totals	$78,559	$50,276	$40,487	$2,510	$1,716	$2,837

	Assets			Capital Expenditures
	2003	2002	2001	2003	2002	2001
Home Improvement – Interior	$11,634	$8,978	$12,639	$958	$345	$371
Home Improvement – Exterior	10,577	8,851	—	1,267	4	—
Consumer Finance	41,562	8,822	7,080	19	67	8
Eliminations of intercompany loans	(2,627)	(1,241)	(3,750)	—	—	—

Consolidated Totals	$61,146	$25,410	$15,969	$2,244	$416	$379

	Depreciation/Amortization			Interest Income (Expense), Net(1)
	2003	2002	2001	2003	2002	2001
Home Improvement – Interior	$577	$500	$451	$(16)	$1	$44
Home Improvement – Exterior	668	51	—	(159)	(26)	—
Consumer Finance	228	32	6	(23)	—	—

Consolidated Totals	$1,473	$583	$457	$(198)	$(25)	$44

(1)	Interest income (expense), net in this table for the consumer finance segment does not include interest income or expense related to the Company’s portfolio of RIOs.

Revenues attributable to each of our product lines in our home improvement segment are as follows ($000):

	Year ended December 31,
	2003	2002	2001
Product lines:
Kitchen refacing	$38,561	$34,828	$33,855
Bathroom refacing	10,417	6,466	2,670
Replacement windows	5,911	3,724	2,922
Wood decks	19,311	1,010	—

Total	74,200	46,028	39,447
Other revenues	22	40	247

Total Home Improvement revenues	$74,222	$46,068	$39,694

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

3.	Information About Segments (Continued)

Percentage of home improvement revenues attributable to our major brands are as follows:

	Percent of Home Improvement Revenues
	2003	2002	2001
Century 21 Home Improvements	39%	57%	63%
Renewal by Andersen	6%	5%	—
The Home Depot	12%	—	—
Company Brands	43%	38%	37%

Revenues in our consumer finance segment were comprised of the following ($000):

	Year ended December 31,
	2003	2002
Interest income	$3,217	$618
Gains from loan portfolio sales	767	3,187
Servicing and collection fees	170	361
Other revenues and fees	183	42

Total revenues and fees	$4,337	$4,208

4.	Acquisitions

The Company’s acquisitions have been accounted for as purchases in accordance with SFAS No. 141, Business Combinations. Operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisition.

Cabinet Clad

On July 9, 2001, the Company completed an acquisition of certain assets of Cabinet Clad, a Detroit, Michigan based specialty product home improvement business specializing in kitchen remodeling, including replacement kitchen cabinetry, kitchen cabinet refacing, countertops and replacement windows. The acquisition of Cabinet Clad increases the Company’s market share in the Detroit metropolitan area. The purchase price was $322,450 consisting of a cash payment of $89,030, assumption of debt in the amount of $121,945, transaction expenses of $22,450 and the issuance of 23,740 shares of common stock of the Company valued at $89,025. The excess of the purchase price over the net assets acquired resulted in approximately $299,000 of goodwill, which is deductible for tax purposes.

FCC

On October 5, 2001, the Company acquired all of the outstanding capital stock of FCC, a Dallas-based consumer financing company specializing in the home improvement and remodeling industry (the “FCC Merger”). FCC purchases RIOs from remodeling contractors. Prior to its business model change in February 2003, FCC negotiated commitments with banks, insurance companies, and other financial institutions for the sale of RIO portfolios. In certain cases, FCC provided, for a fee, the collection and servicing of these accounts on behalf of the purchaser. We acquired FCC primarily to provide a stable and reliable financing source for our home improvement customers.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

4.	Acquisitions (Continued)

The FCC Merger was subject to, among other conditions, the prior sale to the Company of a portfolio of RIOs (the “FCC Asset Sale”). On October 2, 2001, the Company completed the FCC Asset Sale for a cash payment of $1,414,683. On October 5, 2001, a newly created subsidiary of the Company was merged with and into FCC with FCC surviving as a wholly-owned subsidiary of the Company. Pursuant to the terms of the FCC Merger, and including the FCC Asset Sale, the purchase price was $5,178,192 including transaction costs of $162,799. The Company paid $2,414,683 in cash and issued 971,429 shares of its common stock valued at $2,600,710 based upon the closing price of the Company’s Common Stock, in exchange for all of FCC’s common stock. The excess of the purchase price over the net assets acquired resulted in goodwill of $3,767,414, none of which is deductible for tax purposes.

The FCC Merger agreement provided for certain limited indemnifications between the parties, which expired in October 2003. On the merger closing date, FCC delivered to an escrow agent stock certificates of the Company’s common stock representing an aggregate of 20% of the stock consideration (the “Escrowed Shares”) issued to the FCC shareholders as security for FCC’s indemnification to the Company. If FCC becomes obligated to indemnify the Company with respect to an indemnifiable claim and the amount of liability with respect thereto shall have been finally determined, the escrow agent shall release the appropriate number of Escrowed Shares to the Company for cancellation; provided, however, the respective FCC shareholders shall be entitled to satisfy the indemnifiable claim by paying the full amount of the claim in cash.

Reface

On June 1, 2002, the Company completed an acquisition of certain assets of Reface, a Virginia-based home improvement company specializing in kitchen and bathroom remodeling. The purchase price was approximately $367,000 consisting of a cash payment of $100,000, transaction expenses of $17,000, and the issuance of 55,556 shares of common stock of the Company valued at $250,000 based on the price of the Company’s stock. The excess of the purchase price over the net assets acquired resulted in approximately $347,000 of goodwill, all of which is deductible for tax purposes. The Company’s acquisition of Reface provides the Company with a kitchen refacing presence in the Virginia Beach and Richmond, Virginia market place.

DAI

On November 30, 2002, the Company acquired all of the outstanding capital stock of DAI, a privately-held Woodbridge, Virginia-based home improvement specialist providing fabrication, sale and installation of wood decks and related accessories. In connection with the acquisition, the Company also acquired DAI’s manufacturing, warehousing and office facilities from an affiliate of DAI. The DAI acquisition was consummated by merging DAI into USA Deck, Inc. (formerly known as Remodelers Credit Corporation), a wholly-owned Delaware subsidiary of the Company, with USA Deck as the surviving corporation. The purchase price was $4,075,967 including transaction costs of $92,967. The Company paid $1,300,000 in cash and issued to the DAI stockholders 500,000 shares of common stock, valued at approximately $2,683,000 based on the closing price of the Company’s stock, in exchange for all of DAI’s common stock.

The Company acquired the DAI operations to expand its product offerings and enhance its market share in existing and additional markets. The negotiated purchase price included management’s evaluation of DAI’s assets, historical and projected revenues and profits of DAI, and continuation of employment of certain of DAI’s key management personnel. The excess of the purchase price over the net assets acquired resulted in goodwill of $2,944,431, none of which is deductible for tax purposes. The Company assigned approximately $215,000 to intangible assets.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

4.	Acquisitions (Continued)

Of the $215,000 assigned to intangible assets, $99,000 was assigned to the value of DAI’s backlog, which was amortized to expense over the associated revenue recognition period and $116,000 was assigned to a non-compete agreement with the DAI shareholders. The non-compete agreement asset is being amortized to expense over a period of five years.

Concurrent with the purchase of DAI, USA Deck acquired from an affiliate of DAI certain improved property leased by DAI and utilized by DAI for its manufacturing, warehousing and office facilities. The Company acquired the property for $2,618,731 including transaction expenses of $118,731, which represented the fair value of the real property and improvements. No intangible assets were recorded as a result of the property acquired. The Company obtained a mortgage of $2,125,000 from a financial institution and paid approximately $493,731 in cash. Concurrent with the facility acquisition, the Company retired an existing obligation of DAI secured by the property in the amount of $414,000.

The DAI agreements provided for certain limited indemnifications between the parties. On the closing date, the DAI shareholders delivered to an escrow agent stock certificates of the Company’s common stock representing an aggregate of 30% of the stock consideration (DAI Escrowed Shares) issued to the DAI shareholders as security for DAI’s indemnification to the Company. If DAI becomes obligated to indemnify the Company with respect to an indemnifiable claim and the amount of liability with respect thereto shall have been finally determined, the escrow agent shall release the appropriate number of DAI Escrowed Shares to the Company for cancellation; provided, however, the respective DAI shareholders shall be entitled to satisfy the indemnifiable claim by paying the full amount of the claim in cash.

E&K

On August 29, 2003, the Company acquired certain assets of E & K, Incorporated (“E&K”), a Portland, Oregon-based home improvement company specializing in kitchen remodeling. The acquisition of E & K provides the Company entry into the Portland, Oregon market. The purchase price was $110,000, consisting of a cash payment of $60,000 and the issuance of 4,700 shares of common stock of the Company valued at $50,000 based on the closing price of the Company’s common stock.

The Company’s goodwill consists of the following:

	Home Improvement Operations		Finance Segment	Total
	Interior Products Segment	Exterior Products Segment
Goodwill at December 31, 2001	$298,856	$—	$3,767,414	$4,066,270
Acquisition of Reface	346,583	—	—	346,583
Acquisition of DAI	—	2,944,431	—	2,944,431

Goodwill at December 31, 2003 and 2002	$645,439	$2,944,431	$3,767,414	$7,357,284

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

4.	Acquisitions (Continued)

The following unaudited pro forma condensed combined statements of operations for the years ended December 31, 2002 and 2001 give effect to the Merger, the reverse stock split and the acquisition of FCC as if they occurred effective January 1, 2001, and the acquisition of Deck America as if it occurred January 1, 2002 and 2001, respectively. The results for 2003 would not be materially different after giving effect to the acquisition of E&K.

	(unaudited) For the Year Ended December 31
	2002	2001
	(In thousands except per share amounts)
Revenues	$63,500	$58,661
Net income	$1,319	$1,951
Net income per common share – basic	$0.20	$0.30
Net income per common share – diluted	$0.20	$0.29

5.	Inventories

Inventories consisted of the following:

	December 31
	2003	2002
Raw materials	$1,664,006	$1,303,295
Work-in-progress	1,117,836	595,400

	$2,781,842	$1,898,695

6.	Property, Plant, and Equipment

Property, plant, and equipment consisted of the following:

	December 31		Depreciable
	2003	2002	Lives
Buildings and improvements	$2,958,866	$3,539,062	25—39 years
Machinery and equipment	3,934,636	2,868,819	3–7 years
Furniture, fixtures, and computer equipment	2,408,282	1,663,717	3–7 years
Leasehold improvements	785,127	186,191	3 years
Construction in process	505,148	—

	10,592,059	8,257,789
Less accumulated depreciation	(3,593,363)	(2,414,950)

	6,998,696	5,842,839
Land	400,000	400,000

	$7,398,696	$6,242,839

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

7.	Finance Receivables Held For Investment

Finance receivables held for investment consisted of the following:

	December 31
	2003	2002
Principal balance:
Secured	$26,990,163	$54,213
Unsecured	8,765,277	14,324

Total principal balance	35,755,440	68,537
Net premium (discount)	84,183	(6,569)
Deferred origination costs	39,643	—
Allowance for losses on finance receivables	(394,734)	(7,285)

Carrying value of finance receivables	$35,484,532	$54,683

Number of loans	5,519	17

Allowance as a percentage of gross finance receivables	1.1%	10.6%

90+ days contractual delinquency:
Total amount delinquent	$73,070	$—

% delinquent	0.2%	— %

RIOs on non-accrual status	$141,136	$—

% on non-accrual status	0.4%	— %

Changes in the allowance for loan losses were as follows:

	Year Ended December 31
	2003	2002	2001
Balance at beginning of period	$7,285	$9,300	$—
Provision for losses	559,277	—	13,887
Charge offs, net of recoveries	(171,828)	(2,015)	(4,587)

Balance at end of period	$394,734	$7,285	$9,300

At December 31, 2003, scheduled maturities of finance receivables held for investment are as follows:

Principal
Due in one year or less	$8,098,134
Due after one year through five years	19,368,669
Due after five years	8,288,637

Total	$35,755,440

The Company utilizes a $5.0 million revolving line of credit and a $75 million Credit Facility to purchase RIOs (see Notes 3 and 9). At December 31, 2003, the Company had approximately $32,317,000 outstanding under these lines of credit. The weighted average interest rate paid under these lines in 2003 was 3.7%. At December 31, 2003, interest rates on finance receivables held for investment range from 6.0% to 16.5% with a weighted average interest rate of 14.4%.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

7.	Finance Receivables Held For Investment (Continued)

In connection with RIOs originated by the Company, the Company incurs administrative costs and expenses. These costs are capitalized. The Company amortizes these costs to interest income over the term of the respective RIO using the effective interest method. Deferred origination costs are $39,643 at December 31, 2003 and represent the unamortized costs incurred to originate RIOs generated by the Company’s home improvement operations.

8.	Credit Facilities

Debt under the Company’s credit facilities consisted of the following:

	December 31
	2003	2002
DZ Credit Facility	$28,965,000	—
Borrowing base line of credit	410,339	—
$5 million RIO revolving line of credit	3,351,762	$2,720,662
Mortgage payable in monthly principal and interest payments of $19,398 through January 1, 2018	2,036,562	$2,125,000
FSB Note—Payable	2,500,000	232,500
Term loan	661,979	—
Other	252,513	161,963

	$38,178,155	$5,240,125

On February 11, 2003, in order to facilitate FCC’s change in business model from selling to holding portfolios of RIOs, FCC entered into a $75 million credit facility agreement (the “Credit Facility”) with Autobahn Funding Company LLC (“Autobahn”) as the lender, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main (“DZ Bank”), or the Agent. FCC Acceptance Corporation (“FCCA”), a wholly-owned subsidiary of FCC, is the borrower under the Credit Facility. FCC is the servicer under the Credit Facility. The Credit Facility is a five-year program funded out of DZ Banks’ conduit, Autobahn, pursuant to which Autobahn funds loans made to FCCA through the issuance of commercial paper. DZ Bank provides a standby liquidity facility necessary for Autobahn to issue the commercial paper. The Credit Facility is restricted to the purchase and financing of RIOs, and is secured by the RIOs under the Credit Facility. Pursuant to the terms of in the amount of $375,000, to complete the transaction. Including these fees, transaction costs were approximately $800,000 and are being amortized to interest expense over the term of the agreement. Amortization of Credit Facility origination costs was approximately $130,000 for the year ended December 31, 2003. At December 31, 2003, the Company had outstanding borrowings of $28,965,000 under the Credit Facility.

Subject to the $75 million credit limit, the maximum advance under the Credit Facility is 90% of the amount of eligible RIOs. At December 31, 2003, the maximum advance under the Credit Facility was $28,340,939 based on eligible RIOs of $31,489,932. The $624,000 difference between the facility balance and the maximum advance amount is based on available cash on deposit in the collection account that had not been applied as payment against the Credit Facility. In the event that a RIO ceases to be an eligible RIO, FCCA is required to pay down the line of credit to an amount by which the outstanding borrowings do not exceed the maximum advance rate of eligible RIOs. A RIO becomes ineligible upon the occurrence of specified events identified in the Credit Facility that involve either delinquency, collectibility, certain over-concentrations or disputes between the borrower and the contractor. Among other provisions, the Credit Facility provides that (i) each advance under the facility will be an amount not less than $250,000 and will be funded by the issuance of commercial paper at

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

8.	Credit Facilities (Continued)

various terms with interest payable at the rate of the Agent’s then current commercial paper rate plus 2.5% (3.7% at December 31, 2003), and (ii) if the excess spread is less than 5%, FCCA is required to deposit funds into a sinking fund account, or purchase specified rate caps or other interest rate hedging instruments, to hedge to the extent possible the interest rate exposure of the lender. The excess spread represents the difference between the weighted average interest rate of all eligible RIOs charged by the Company and (a) certain fees associated with the program and (b) the interest rate charged to the Company under the facility. At December 31, 2003 the excess spread was 9.3%. The Company has not been required to make a sinking fund deposit or purchase any interest rate hedge instrument at December 31, 2003. The Credit Facility contains various representations, warranties and covenants as is customary in a commercial transaction of this nature which among other matters (1) limit the ability to merge, consolidate or sell substantially all of the assets of the FCC subsidiary, (2) require the maintenance of a certain tangible net worth, and (3) restrict the purchase of RIOs unless certain underwriting criteria are met. The Company has guaranteed to FCCA, the lender and Agent, the performance by FCC of its obligations and duties under the Credit Facility in the event of fraud, intentional misrepresentation or intentional failure to act by FCC.

On June 5, 2003, FCC completed an acquisition of approximately $23,098,000 of RIOs from Bank One. The purchase price including accrued interest and transaction related expenses was $24,276,000. On July 17, 2003, FCC purchased an additional $658,000 portfolio of RIOs from Bank One for a net purchase price of $545,000.

The RIO portfolio purchases from Bank One were financed through a combination of the utilization of FCC’s Credit Facility and a loan from First Savings Bank (“FSB”). The maximum advance under the Credit Facility is 90% of the outstanding balance of the RIOs. To facilitate FCC’s required participation in the transaction, FCC on May 23, 2003 executed a $4.0 million promissory note with FSB (“FSB Note”). The FSB Note provides for interest at a fluctuating rate equal to the prime rate of interest for commercial borrowing published from time to time by The Wall Street Journal. Interest is payable monthly beginning on June 23, 2003 and continuing each month thereafter until May 23, 2004 when the outstanding principal is due and payable. As a result of a collateral fee paid to a third party, the effective interest rate on the FSB Note is 14% (See Note 10). Subsequent to the initial RIO portfolio purchase, FCC sold approximately $5 million of RIOs. Proceeds from the sale were utilized to pay down the FSB Note and the Credit Facility. At December 31, 2003, the Company had $2,500,000 outstanding under the FSB Note.

The FSB Note is secured by, among other collateral, (i) a deed of trust covering real estate and improvements located in Transylvania County, North Carolina owned by Chickadee Partners, L.P., (ii) certain securities held in a brokerage account in the name of Chrystine B. Roberts and Mark A. Roberts Joint Tenants; (iii) certain securities held in a brokerage account in the name of Donald A. Buchholz; and (iv) certain securities held in a brokerage account in the name of Angela Buchholz Children’s Trust. The FSB Note is further secured with the unconditional guaranties of the Company, Chickadee Partners, L.P. and Bosque-Chickadee Management Company LLC, the general partner of Chickadee Partners, L.P. (collectively, the “Chickadee Partners”) (See Note 10).

On May 30, 2003, the Company entered into a loan agreement (the “Loan Agreement”) with Frost National Bank (“Frost Bank”). The Loan Agreement includes a $5 million revolving line of credit (the “Revolving Line”), a $2 million line of credit (the “Borrowing Base Line”), and a term loan in the amount of $775,000 (the “Term Loan”). Concurrent with the execution of the Loan Agreement, the Company terminated and retired all prior credit agreements between the parties and all outstanding balances from the prior agreements were refinanced under the Loan Agreement.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

8.	Credit Facilities (Continued)

The Revolving Line allows borrowings up to $5 million for the purchase of RIOs. Subject to the $5 million credit limit, the maximum advance under the Revolving Line is 90% of the outstanding principal balance of eligible RIOs. The Company is required to pay down the line of credit upon the sale of RIOs, or if the borrowing base is less than the outstanding principal balance under the line. Interest on the Revolving Line is payable monthly at LIBOR plus 2.6% (3.77% at December 31, 2003). The Revolving Line matures May 30, 2004 at which time any outstanding principal and accrued interest is due and payable. The Company believes it will be able to renew the Revolving Line with Frost Bank upon its maturity. The Revolving Line is secured by substantially all of the assets of the Company and its subsidiaries and the Company and its subsidiaries are guarantors. At December 31, 2003, the Company had outstanding borrowings of $3,351,762 under the Revolving Line, as compared to $2,720,662 outstanding at December 31, 2002 under its prior revolving line of credit.

Prior to entering into the Credit Facility with DZ Bank, FCC typically held RIOs for less than three months before selling portfolios of RIOs to unrelated financial institutions or insurance companies. Subsequent to entering into the Credit Facility, FCC holds RIOs for 30 days and then transfers the RIOs to its subsidiary FCCA, utilizing the Credit Facility to refinance and pay down the Revolving Line.

The Borrowing Base Line allows borrowings up to $2 million for working capital. Borrowings and required payments under the Borrowing Base Line are based upon an asset formula involving accounts receivable and inventory. At December 31, 2003 the Company had outstanding borrowings of $410,339 under the Borrowing Base Line and a borrowing capacity of $1,589,661. The Borrowing Base Line matures May 30, 2004. The Company believes it will be able to renew the Borrowing Base Line with Frost Bank upon its maturity. Interest on the Borrowing Base Line is payable monthly at LIBOR plus 2.6% (3.77% at December 31, 2003). The Borrowing Base Line is secured by substantially all of the assets of the Company and its subsidiaries, and the Company and its subsidiaries are guarantors.

The Term Loan is payable in 48 monthly principal payments of $16,146 plus accrued interest through May 30, 2007. Interest is computed on the unpaid principal balance at LIBOR plus 2.6% (3.77% at December 31, 2003). The Term Loan is secured by substantially all of the assets of the Company and its subsidiaries and the Company and its subsidiaries are guarantors. At December 31, 2003, the outstanding balance of the Term Loan was $661,979.

In connection with the acquisition of DAI (see Note 4), the Company’s subsidiary USA Deck, Inc. purchased DAI’s warehousing, manufacturing and office facilities. USA Deck obtained a mortgage in the amount of $2,125,000 from GE Capital Business Asset Funding. The mortgage is secured by the property. Among other provisions, (i) interest on the mortgage is 7.25%, (ii) the mortgage is subject to a prepayment premium, and (iii) the mortgage is guaranteed by the Company.

The Company has other term loans in which the proceeds were utilized to purchase machinery and equipment. These loans are payable in monthly payments of principal and interest ranging from $367 to $3,235 through October 2008. At December 31, 2003 and 2002, the aggregate amount outstanding was $252,513 and $161,963, respectively.

The Company’s credit facilities contain covenants, which among other matters, (i) limit the Company’s ability to incur indebtedness, merge, consolidate and sell assets and (ii) require the Company to satisfy certain ratios related to tangible net worth and interest coverage.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

8.	Credit Facilities (Continued)

Maturities of long-term debt as of December 31, 2003, are as follows:

2004	$6,618,470
2005	359,844
2006	340,393
2007	231,692
2008	29,102,382
Thereafter	1,525,374

$38,178,155

9.	Capital Leases

Capital leases mature at various dates between January 2004 and February 2009 and are collateralized by assets (including equipment, land and building) under the leases having a cost of $1,299,009 and $1,277,714, and accumulated amortization of $436,537 and $302,069 at December 31, 2003 and 2002, respectively. Amortization expense on capital leases is included in depreciation expense. As of December 31, 2003, future minimum payments under capital leases are as follows:

2004	$196,441
2005	191,632
2006	171,284
2007	91,745
2008	91,745
Thereafter	15,291

Total minimum lease payments	758,138
Interest discount amount	(112,519)

Total present value of minimum lease payments	$645,619

10.	Related Parties

D.S. Berenson, a Director of the Company, is a partner in a law firm which the Company has retained to provide legal services in a variety of areas, including consumer financing. The Company made payments to the law firm during the year ended December 31, 2003 and 2002, of approximately $199,000 and $60,000, respectively.

Don A. Buchholz, a Director of the Company, serves as Chairman of the Board of SWS Group, Inc., a publicly-traded company. Mr. Buchholz also is a director of FSB, one of our lenders and a subsidiary of SWS Group.

The FSB Note is secured by collateral that includes securities held in brokerage accounts in the name of Don A. Buchholz and additional securities held in brokerage accounts in the name of Angela Buchholz Children’s Trust and Chrystine B. Roberts and Mark A. Roberts, as joint tenants. The FSB Note is further secured with real estate owned by Chickadee Partners, L.P. and the unconditional guarantees of us, Chickadee

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

10.	Related Parties (Continued)

Partners, L.P., and Bosque-Chickadee Management Company, LLC, the General Partner of Chickadee Partners, L.P. In consideration for the guarantees and collateral provided by Chickadee Partners, L.P., we pay Chickadee Partners, L.P. a monthly payment equal to the difference between 14% and the prime rate on the outstanding principal of the FSB Note until the obligation is satisfied. For the year ended December 31, 2003, we paid Chickadee Partners, L.P. $166,668 as a collateral fee and $67,260 to FSB as interest. As a result of the collateral fee, the effective interest rate on the FSB Note is 14%. The Angela Buchholz Children’s Trust and Chrystine B. Roberts are limited partners in Chickadee Partners, L.P. Angela Buchholz is the daughter-in-law of Don A. Buchholz and Chrystine B. Roberts is Mr. Buchholz’s daughter, and except for their relationship to Mr. Buchholz, neither is affiliated with us. Mr. Buchholz does not own any interest in Chickadee Partners, L.P. and has not received any compensation from us or Chickadee Partners, L.P. for providing us with his property to partially secure the FSB Note.

Ronald I. Wagner, a Director of the Company, held shares of mandatorily redeemable preferred stock of our subsidiary, U.S. Remodelers, which were issued to him in 1997. As of December 31, 2003, all shares of preferred stock had been redeemed at a redemption price of $10 per share in accordance with the terms of the redeemable preferred stock. There are currently no outstanding shares of U.S. Remodelers’ preferred stock.

11.	Commitments and Contingencies

Off Balance Sheet Credit Risk

Prior to February 2003, the Company’s consumer financing business purchased RIOs from remodeling contractors and negotiated commitments with banks, insurance companies, and other financial institutions for the sale of RIO portfolios. The Company had several agreements with Bank One for the purchase of RIO portfolios. Each agreement represented a separate commitment from Bank One as to the aggregate amount of RIOs that may be purchased under that agreement, as well as the terms of any credit loss risk to each of the parties. In certain of these agreements, the Company deposited a portion of the proceeds of the portfolio sale, usually 0.5% of the principal balance of RIOs purchased, into a restricted bank account, to offset the institutions credit risk in its purchased portfolio (the “Hold Back Reserve”). If credit losses exceeded certain thresholds over specified periods of time, the Company was required to reimburse the financial institution for the excess credit losses, up to a specified maximum as defined in the agreement, and conversely, if credit losses were less than specified thresholds over certain periods of time, the financial institution released the Hold Back Reserve to the Company, as well as was required to reimburse the Company for credit losses less than the specified thresholds, up to a specified maximum. The Company routinely reviewed the credit loss experience of the RIOs underlying these agreements with the financial institution. During the year ended December 31, 2002, approximately $40,000 of credit losses were charged against the reserve. The Company had estimated that at December 31, 2002, the maximum liability for credit losses under these agreements was $300,000 based upon the specified maximum reimbursement as defined in the agreements. However, based on estimates of expected losses, the Company had established an accrual for credit losses of approximately $104,000 at December 31, 2002.

On June 5, 2003, the Company and Bank One terminated all prior agreements and no further obligations exist between the parties at December 31, 2003.

Servicing Obligations

Prior to June 2003, the Company provided, for a fee, servicing of RIO portfolios which had been sold to Bank One. The Company measured the fair value of the servicing rights utilizing a present value analysis of the

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

11.	Commitments and Contingencies (Continued)

estimated after-tax net cash flows of the services provided. Factors involved in the analysis included estimating the expected servicing fees including estimates for losses and prepayments, direct costs of servicing, unit overhead costs related directly to servicing and discount rates commensurate with the risks involved. No servicing asset or liability has been recorded because the fees the Company received for servicing the RIO portfolio sold to Bank One approximated the related costs.

Servicing fees received were approximately $170,000 and $361,000 for the years ended December 31, 2003 and 2002, respectively. In June 2003, the Company discontinued providing servicing for Bank One.

Operating Leases

The Company operates principally in leased facilities, and in most cases, management expects that leases currently in effect will be renewed or replaced by other leases of a similar nature and term. Escalation charges imposed by lease agreements are not significant.

Rent expense recognized under non-cancelable operating leases was approximately $1,811,000, $1,201,000, and $886,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Commitments for future minimum rental payments required under non-cancelable operating leases with initial terms in excess of one year as of December 31, 2003, are approximately:

2004	$1,998,000
2005	1,182,000
2006	972,000
2007	401,000
2008	20,000
Thereafter	—

Total minimum lease payments	$4,573,000

Litigation

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the consolidated financial position or results of operations of the Company.

Employment Agreements

The Company has employment agreements with certain of its officers and key employees with terms which range from one to three years. The agreements generally provide for annual salaries and for salary continuation for a specified number of months under certain circumstances, including a change in control of the Company.

12.	Mandatorily Redeemable Preferred Stock

Prior to the Merger, U.S. Remodelers issued 80,000 shares of Series A Preferred Stock (the “Mandatorily Redeemable Preferred Stock”) with a redemption price of $10.00 per share. Holders of the Mandatorily Redeemable Preferred Stock have no voting rights other than those expressly provided in the Certificate of Incorporation or by applicable law. In preference to shares of Common Stock, dividends on the Mandatorily Redeemable

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

12.	Mandatorily Redeemable Preferred Stock (Continued)

Preferred Stock at an annual rate of $1.00 per share are cumulative from the date of issuance and are payable, when and as declared by the Company’s Board of Directors, semiannually each last day of June and December in arrears. There were no unpaid dividends at December 31, 2003.

The Company was required to redeem 8,000 shares of the Mandatorily Redeemable Preferred Stock each June and December, together with accrued and unpaid dividends. At December 31, 2003, there were no outstanding shares of the Mandatorily Redeemable Preferred Stock.

13.	Capitalization

As of the date of the Merger, the authorized capital stock of U.S. Remodelers consisted of 15,000,000 shares of stock, 14,250,000 of which are shares of common stock, par value $0.01 (“USR Common Stock”); 100,000 of which are shares of preferred stock, par value $0.01 per share (“USR Preferred Stock”); and 650,000 of which are shares of non-voting common stock, par value $0.01 (“USR Non-Voting Common Stock”). Of the 100,000 shares of USR Preferred Stock, 80,000 shares had been designated as Series A Preferred Stock (the “Mandatorily Redeemable Preferred Stock”), and are classified as a separate component outside of stockholders’ equity on the accompanying balance sheet.

On February 13, 2001 U.S. Home Systems, Inc. completed the Merger (see Note 1). In connection with the Merger, the Company reincorporated in Delaware and changed its name to U.S. Home Systems, Inc. After the reincorporation, the Company had authorized 30,000,000 shares of $0.001 par value common stock and 1,000,000 shares of $0.001 par value preferred stock.

On February 15, 2001 the Company effected a reverse split of its common stock on the basis of one share for each four shares outstanding while maintaining 30,000,000 shares of common stock authorized for issuance. The financial statements have been retroactively restated giving effect to the reverse stock split.

On May 5, 2003, the Company entered into a Stock Purchase Agreement with Bibicoff & Associates, Inc. (“Bibicoff”). Pursuant to the Stock Purchase Agreement, Bibicoff purchased in a private transaction 50,000 restricted shares of the Company’s common stock (the “Shares”) for $275,000 or $5.50 per share. The purchase price was paid by delivering to the Company $50.00 in cash and a promissory note payable to the Company in the principal amount of $274,950. Interest under the promissory note is payable quarterly at the one-year LIBOR. The promissory note is due and payable on October 1, 2005 or 60 calendar days after the effective date of a registration statement which includes the Shares, whichever date shall first occur. The note is secured with the Shares. Additionally, Harvey Bibicoff, the president of Bibicoff, has personally guaranteed the payment of the note.

The Stock Purchase Agreement further provides for the right of the Company to repurchase the Shares for $5.55 per share or an aggregate of $277,500 at any time and for any reason until June 30, 2004 when the option will expire. As consideration for the grant of the option by Bibicoff to the Company, the Company paid to Bibicoff $0.20 per share or an aggregate of $10,000 for the option.

14.	Royalties and Licensing Fee Income

In March 2003, USA Deck entered into a licensing agreement with Universal Forest Products, Inc. (“Universal”). The licensing agreement is for a period of seven years and provides Universal the exclusive use of certain of USA Deck’s intellectual property including manufacturing and installation methods, deck design

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

14.	Royalties and Licensing Fee Income (Continued)

methods, marketing and sales methods, trademarks, and the right to fabricate and manufacture decks under USA Deck’s patents. The agreement is limited to certain geographical markets in which Universal provides wood deck solutions to The Home Depot customers pursuant to a separate agreement between Universal and The Home Depot. The licensing agreement requires Universal to pay USA Deck royalties based upon Universal’s sales from these products. In addition, Universal paid USA Deck an up-front licensing assistance fee of $150,000, which is being recognized as other revenues over the term of the related agreement.

15.	Income Taxes

The significant components of the Company’s deferred tax assets and liabilities at December 31, 2003 and 2002 are as follow:

	2003	2002
Reserve for loan loss and doubtful accounts	$199,169	$41,070
Other	49,091	96,928

Deferred tax asset	$248,260	$137,998

Depreciation	(261,707)	(352,383)

Deferred tax liability	$(261,707)	$(352,383)

The provision for income taxes at the Company’s effective tax rate differs from the provision for income taxes at the federal statutory tax rate (34%) for the following reasons:

	December 31
	2003	2002	2001
Federal income tax at the statutory tax rate	$853,459	$583,533	$964,535
State income taxes, net of federal tax benefit	123,869	86,317	138,224
Other	4,902	10,219	7,003

	$982,230	$680,069	$1,109,762

The provision for income taxes consisted of the following:

	December 31
	2003	2002	2001
Current:
Federal	$947,547	$536,372	$892,028
State	235,621	129,485	208,178

Total current	1,183,168	665,857	1,100,206
Deferred:
Federal	(164,898)	12,914	8,303
State	(36,040)	1,298	1,253

Total deferred	(200,938)	14,212	9,556

	$982,230	$680,069	$1,109,762

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

16.	License Fees

The Company conducts a portion of its home improvement business-direct consumer marketing under the trademarks and service marks “CENTURY 21™ Cabinet Refacing” and “CENTURY 21™ Home Improvements” under license agreements with TM Acquisition Corp. (“TM”) and HFS Licensing Inc. (“HFS”) pursuant to a master license agreement between Century 21 Real Estate Corporation and each of TM and HFS (collectively, Licensor).

The license agreement provides for a term of 10 years ending in 2007 and gives the Company the right to market, sell, and install certain products in specific territories under the name “CENTURY 21™ Cabinet Refacing.” and “CENTURY 21™ Home Improvements”. The license agreement may be terminated by the Company upon 90 days written notice. The license agreement may be terminated by the Licensor if the Company is negligent in the performance of its services, becomes insolvent or bankrupt, fails to meet minimum revenue requirements as defined in the agreement, or fails to comply with any material provisions of the license agreement. In the event the Licensor were to cancel the license agreement, the Company believes that these products could be independently marketed by the Company in these territories; however, the cancellation of the license agreement could have an adverse effect on the business of the Company.

The license agreement, as amended, provides for license fees to HFS equal to 3% to 4.5% of the associated contract revenues over the remainder of the term of the agreement, subject to certain adjustments based upon the Company’s pretax income.

License fees pursuant were $952,741, $825,806 and $875,232 for the years ended December 31, 2003, 2002 and 2001, respectively, and are included in “Sales, marketing and license fees” on the accompanying consolidated statements of income.

17.	Employee Savings Plan

The Company maintains an employee savings plan under which qualified participants make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. At the discretion of the Board of Directors, the Company may contribute up to a maximum of 6% of base salary. Employee contributions vest immediately, while contributions made by the Company fully vest after five years of service. The Company made contributions of approximately $29,500 and $41,000 for the years ended December 31, 2002 and 2001, respectively. The Company has not made a contribution for the year ended December 31, 2003.

18.	Stock Options

The Company’s stock option plans provide for the grant of incentive stock options (ISOs) as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options (NSOs) (collectively ISOs and NSOs are referred to as Awards). The option plans are administered by the Company’s Board of Directors. The purpose of the Company’s option plans is to provide employees, directors and advisors with additional incentives by increasing their proprietary interest in the Company. Each option Award is subject to the terms and provisions of an option agreement which specifies the period and number of shares exercisable. Options are generally exercisable in installments pursuant to a vesting schedule as determined by the Board of Directors, usually over a period of three to five years. The provisions of the option agreements may provide for acceleration of exercisability in the event of a change in control of the Company. No option is exercisable later than 10 years after the date of grant. The exercise prices for options granted under the plans may be no less than the fair market value of the common stock on the date of grant. During 2003 and 2002, no options were granted to non-employees.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

18.	Stock Options (Continued)

On June 12, 2002, the shareholders of the Company approved an amendment to the Company’s 2000 Stock Compensation Plan (the “Plan”). The Plan was originally approved by the stockholders on January 12, 2001. The Plan initially limited the maximum number of shares of common stock in respect to which options may be granted under the Plan to 10% of the Company’s outstanding common stock, up to 3,000,000 shares, subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, reclassification or other change affecting the Company’s common stock as provided in Section 15 of the Plan. The amendment, as approved by the stockholders, provided for the maximum number of shares of common stock to which options may be granted to 3,000,000 shares without limitation, and also provided for the limit on the number of shares in respect of which options may be granted to any one person under the Plan to 300,000 shares during any single calendar year. Subsequent to the stockholders approval of the Plan amendment, the Board of Directors of the Company approved restricting the number of shares available for options under the Plan to 20% of the outstanding shares of common stock of the Company. The Board of Directors retained the authority to increase the number of shares available for options under the Plan from time to time as may be necessary in the future to provide ample shares for options under the Plan for the Company’s employees, directors and advisors.

At December 31, 2003, options to purchase 1,309,505 shares of common stock were available for grant under the Company’s option plans.

A summary of the Company’s stock option activity and related information for the years ended December 31, 2003, 2002 and 2001, are as follows:

	2003		2002		2001
	No. of Underlying Shares	Weighted Average Exercise Price	No. of Underlying Shares	Weighted Average Exercise Price	No. of Underlying Shares	Weighted Average Exercise Price
Outstanding at beginning of year	752,230	$4.87	698,020	$4.78	151,227	$8.65
Granted	173,710	$6.24	127,976	$5.21	569,028	$3.83
Exercised	(16,230)	$4.43	—	—	—	—
Forfeited	(121,098)	$7.68	(73,766)	$4.66	(22,235)	$6.65

Outstanding at end of year	788,612	$4.75	752,230	$4.87	698,020	$4.78

Exercisable at end of year	442,454	$4.43	376,091	$5.53	225,645	$6.72

Weighted average fair value of options granted during the year	$1.78		$1.70		$1.35

The following information summarizes stock options outstanding and exercisable at December 31, 2003:

	Outstanding			Exercisable
	No. of Underlying Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	No. of Underlying Shares	Weighted Average Exercise Price
Range of Exercise Prices
$3.44—$4.55	474,653	$3.78	6.26	353,407	$3.76
$4.95—$5.38	226,895	$5.27	8.91	49,483	$5.28
$6.80—$12.96	87,064	$8.67	8.15	39,564	$9.32

	788,612	$4.75	7.23	442,454	$4.43

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

18.	Stock Options (Continued)

The weighted average fair value of options granted are as follows:

	Number of Underlying Shares	Weighted Average Fair Value
Granted during the year ended December 31, 2001
Less than fair value	—	—
Equal to fair value	464,028	1.40
Greater than fair value	105,000	1.15

	569,028

Granted during the year ended December 31, 2002
Less than fair value	—	—
Equal to fair value	127,976	1.70
Greater than fair value	—	—

	127,976

Granted during the year ended December 31, 2003
Less than fair value	—	—
Equal to fair value	173,710	1.78
Greater than fair value	—	—

	173,710

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The fair value of options granted during the years ended December 31, 2003, 2002 and 2001 were determined with the following assumptions: expected dividend yield is 0%, expected stock price volatility of 35%, risk free interest rate of 3.0% (2003) and 2.5% - 3.5% (for 2002 and 2001) and expected life of options of 4 - 5 years.

19.	Earnings Per Share

The following table sets forth the computation of earnings per share:

	Year ended December 31
	2003	2002	2001
Income applicable to common stockholders:
Net income	$1,527,943	$1,036,205	$1,727,107
Accrued dividends—mandatorily redeemable preferred stock	(8,000)	(28,000)	(44,000)

Income applicable to common stockholders	$1,519,943	$1,008,205	$1,683,107

Weighted average shares outstanding—basic	6,492,347	5,972,853	5,050,291
Effect of dilutive securities	371,259	121,385	16,001

Weighted average shares outstanding—diluted	6,863,606	6,094,238	5,066,292

Earnings per common share— basic	$0.23	$0.17	$0.33

Earnings per common share—diluted	$0.22	$0.17	$0.33

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

19.	Earnings Per Share (Continued)

Outstanding stock options to purchase 41,438 and 257,912 shares of the Company’s common stock at December 31, 2003 and 2002 were not included in the calculations of earnings per share because of their inclusion would have been anti-dilutive.

20.	Selected Quarterly Financial Information (unaudited)

The following presents selected quarterly financial information from the Company’s unaudited consolidated financial statements for the periods specified below:

	(In thousands, except per share amounts)
	2003				2002
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Revenues	$14,685	$20,663	$21,816	$21,395	$9,956	$13,119	$12,163	$15,038
Net income (loss)	(595)	944	551	628	(10)	595	(162)	613
Net income (loss) per common share—basic	$(0.09)	$0.15	$0.08	$0.10	$0.00	$0.10	$(0.03)	$0.10
Net income (loss) per common share—diluted	$(0.09)	$0.14	$0.08	$0.09	$0.00	$0.10	$(0.03)	$0.10
Weighted average shares outstanding—basic	6,453,371	6,469,997	6,509,570	6,519,096	5,897,815	5,916,130	5,953,371	6,121,849
Weighted average shares outstanding—diluted	6,453,371	6,747,278	6,946,136	6,976,021	5,897,815	6,031,252	5,953,371	6,262,767

The Company has revised its quarterly financial data for the year ended December 31, 2003 from that reported in its unaudited reports on Form 10-Q to ratably recognize the initial license fee it received under its agreement with Universal (see Note 14) over the term of the related agreement. The quarterly adjustments related to this item had no effect on the full year 2003 revenues or net income. In addition, in the third quarter of 2003, the Company had reported certain revenues from agreements with the Home Depot net of related marketing fees. The Company has reclassified these fees to marketing expenses resulting in an increase of revenues and marketing expenses in the quarter. The reclassification had no effect on net income for the third quarter or full year of 2003.

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Cash and cash equivalents	$2,129,600	$1,980,634
Restricted cash	796,796	749,732
Accounts receivable, net	2,616,054	2,508,088
Income tax receivable	176,575	—
Notes receivable	56,658	54,849
Commission advances	592,629	580,777
Inventories	3,055,255	2,781,842
Prepaid expenses	1,359,239	1,066,863
Deferred income taxes	248,260	248,260
Finance receivables held for investment, net	37,157,861	35,484,532
Property, plant, and equipment, net	7,721,235	7,398,696
Goodwill	7,357,284	7,357,284
Other assets	909,116	934,239

Total assets	$64,176,562	$61,145,796

Liabilities and Stockholders’ Equity
Accounts payable	$4,808,513	$3,285,091
Customer deposits	2,875,820	2,458,382
Accrued wages, commissions, and bonuses	1,028,142	1,026,338
Federal and state taxes payable	138,061	452,258
Other accrued liabilities	444,627	643,965
Deferred income taxes	261,707	261,707
Deferred revenues	227,312	128,500
Long-term debt	39,974,207	38,178,155
Capital lease obligations	599,588	645,619

Total liabilities	$50,357,977	$47,080,015

Commitments and contingencies

Stockholders’ equity:
Preferred stock – $0.001 par value, 1,000,000 shares authorized, no shares outstanding	—	—
Common stock – $0.001 par value, 30,000,000 shares authorized, 6,529,536 and 6,524,302 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	6,530	6,524
Additional capital	9,714,300	9,687,122
Note receivable for stock issued	(274,950)	(274,950)
Retained earnings	4,372,705	4,647,085

Total stockholders’ equity	13,818,585	14,065,781

Total liabilities and stockholders’ equity	$64,176,562	$61,145,796

See accompanying notes

U.S. Home Systems, Inc.

Consolidated Statements of Income

(unaudited)

	Three-months ended March 31,
	2004	2003
		(restated)
Revenues:
Remodeling contracts	$17,976,887	$14,183,628
Gains from loan portfolio sales	71,607	139,517
Interest income	1,299,521	236,916
Other	70,118	124,651

Total revenues	19,418,133	14,684,712

Costs and expenses:
Cost of remodeling contracts	8,972,644	6,814,693
Branch operations	776,679	607,238
Sales, marketing and license fees	6,939,656	5,721,214
Interest expense on financing of loan portfolios	431,241	58,369
Provision for loan losses	155,048	6,498
General and administrative	2,535,803	2,402,934

Loss from operations	(392,938)	(926,234)

Interest expense	74,133	56,588
Other income, net	16,116	4,932

Loss before income taxes	(450,955)	(977,890)
Income taxes	(176,575)	(382,862)

Net loss	$(274,380)	$(595,028)

Net loss per common share – basic and diluted	$(0.04)	$(0.09)

Weighted average common shares outstanding – basic and diluted	6,527,507	6,453,371

See accompanying notes

U.S. Home Systems, Inc.

Consolidated Statements of Stockholders’ Equity

(unaudited)

	U.S. Home Systems Common Stock		Additional Capital	Retained Earnings	Note Receivable For Stock Issued	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2003	6,524,302	$6,524	$9,687,122	$4,647,085	$(274,950)	$14,065,781
Issuance of common stock	5,234	6	27,178	—	—	27,184
Net loss	—	—	—	(274,380)	—	(274,380)

Balance at March 31, 2004	6,529,536	$6,530	$9,714,300	$4,372,705	$(274,950)	$13,818,585

See accompanying notes

U.S. Home Systems, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Three months ended March 31,
	2004	2003
		(restated)
Operating Activities
Net loss	$(274,380)	$(595,028)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	431,829	353,677
Net provision for loan losses and bad debts	142,967	6,515
Gain from loan portfolio sales	(71,607)	(139,517)
Changes in operating assets and liabilities:
Finance receivables held for sale:
Sales of loan portfolios	695,181	1,784,817
Purchases of finance receivables for sale	(623,574)	—
Accounts receivable	(95,885)	(620,565)
Inventories	(273,413)	(217,806)
Commission advances and prepaid expenses	(304,228)	226,605
Accounts payable and customer deposits	1,940,860	935,451
Other, net	(619,095)	(628,114)

Net cash provided by operating activities	948,655	1,106,035

Investing Activities
Purchases of property, plant, and equipment	(581,052)	(136,432)
Purchase of finance receivables	(7,034,309)	(7,111,004)
Principal payments on finance receivables	5,172,340	1,166,773
Other	(1,809)	(158,403)

Cash used in investing activities	(2,444,830)	(6,239,066)

Financing Activities
Proceeds from lines of credit and long-term borrowings	10,929,570	10,356,088
Principal payments on lines of credit, long-term debt, and capital leases	(9,264,549)	(5,721,177)
Credit facility origination costs	—	(670,085)
Change in restricted cash	(47,064)	2
Dividends on mandatory redeemable preferred stock	—	(1,638)
Proceeds from issuance of common stock	27,184	—

Net cash provided by financing activities	1,645,141	3,963,190

Net increase (decrease) in cash and cash equivalents	148,966	(1,169,841)
Cash and cash equivalents at beginning of period	1,980,634	3,639,380

Cash and cash equivalents at end of period	$2,129,600	$2,469,539

Supplemental Disclosure of Cash Flow Information
Non-cash capital expenditures	$85,000	$80,888

Non-cash transfer of finance receivables held for sale to finance receivables held for investment	—	$1,239,667

See accompanying notes

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

(unaudited)

March 31, 2004

1.	Organization and Basis of Presentation

U.S. Home Systems, Inc. (the “Company” or “U.S. Home”) is engaged in the manufacture, design, sale and installation of custom quality specialty home improvement products, and providing consumer financing services to the home improvement and remodeling industry.

The accompanying interim consolidated financial statements of the Company and its subsidiaries as of March 31, 2004 and for the three-month periods ending March 31, 2004 and 2003 are unaudited; however, in the opinion of management, these interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, results of operations and cash flows. These financial statements should be read in conjunction with the consolidated annual financial statements and notes thereto included in the Company’s Annual Report on Form10-K for the year ended December 31, 2003.

2.	Summary of Significant Accounting Policies

The Company’s accounting policies require it to apply methodologies, estimates and judgments that have significant impact on the results reported in the Company’s financial statements. The Company’s annual report on Form 10-K includes a discussion of those policies that management believes is critical and requires the use of complex judgment in their application. Since the date of that Form 10-K, there have been no material changes to the Company’s critical accounting policies or the methodologies or assumptions applied under them. The following summarizes the Company’s more significant accounting policies.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in bank accounts and money market funds. The Company, from time to time, maintains cash balances in excess of federally insured limits. The Company has not experienced any losses and believes its risk of loss is not significant.

Restricted cash represents cash held in a collection account in connection with the Company’s $75,000,000 Credit Facility.

Finance Receivables Held For Investment and Loan Losses

Finance receivables held for investment consist of retail installment contracts (“RIOs”) purchased from remodeling contractors or originated by the Company’s home improvement operations that the Company intends to hold until maturity or pay-off. The RIOs are generally secured by the obligor’s residential real estate. Finance receivables held for investment are stated at the amount of the unpaid obligations adjusted for unamortized premium or discount, unamortized origination costs and an allowance for loan losses, as applicable.

The accrual of interest on RIOs is discontinued on the earlier of when the Company determines that the loan is impaired or when the loan is 90 days or more past due. Accrued, but unpaid interest is charged off when the accrual of interest on RIOs is discontinued. A loan is considered impaired when, based on current information and events, it is probable that we will be unable to recover all amounts due according to the terms of the RIO. A

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

2.	Summary of Significant Accounting Policies (Continued)

loan is placed back on the accrual status when both interest and principal are current. The Company had approximately $285,000 and $141,000 in loans on a non-accrual status at March 31, 2004 and December 31, 2003, respectively.

An allowance for loan loss is established through a provision for loan losses charged against income. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the RIOs in light of historical experience and adverse situations that may affect the obligors’ ability to repay. This evaluation is inherently subjective as it requires estimates that are susceptible to revision as more information becomes available. RIOs deemed to be uncollectible are charged against the allowance when management believes that the loan will no longer perform or be recovered from other sources. Subsequent recoveries, if any, are credited to the allowance. Allowance for loan losses on finance receivables held for investment was approximately $429,000 and $395,000 at March 31, 2004 and December 31, 2003, respectively.

Accounts Receivable

Accounts receivable consist of amounts due from individuals, credit card sponsors, and financial institutions. Because of the diverse customer base, there are no concentrations of credit risk. The Company provides for estimated losses of uncollectible accounts based upon specific identification of problem accounts, expected future default rates and historical default rates. An allowance for losses is established through a provision for bad debts charged against income. Subsequent recoveries, if any, are credited to the allowance. Allowance for doubtful accounts was approximately $58,000 and $86,000 at March 31, 2004 and December 31, 2003, respectively.

Inventories

Inventories (consisting of raw materials and work-in-process) are carried at the lower of cost (determined by the first-in, first-out method) or market. Inventories are recorded net of write-downs for unusable, slow-moving and obsolete items. Amounts in work-in-progress relate to costs expended on firm orders and are not generally subject to obsolescence.

Property, Plant, and Equipment

Property, plant, and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Maintenance and repair expenditures are expensed when incurred; renewals and betterments are generally capitalized.

Goodwill

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangibles (“SFAS No. 142”). In accordance with this statement, goodwill is not amortized to expense. However, the Company is required to test goodwill for impairment at least on an annual basis. The test for impairment of goodwill is based upon the measurement of its fair value as provided for under SFAS No. 142. Fair value is estimated using either a discounted cash flow method or a market valuation approach, as appropriate.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

2.	Summary of Significant Accounting Policies (Continued)

Credit Facility Origination Costs

In connection with the incurrence of indebtedness, the Company generally incurs direct administrative costs and expenses. These costs are capitalized as credit facility origination costs and included in other assets. The Company amortizes these fees to interest expense over the term of the related debt using the effective interest method.

Revenue Recognition

Remodeling contract revenue is recognized upon completion and acceptance of each home improvement contract. Cost of remodeling contracts represents the costs of direct materials and labor associated with installations and manufacturing costs, including shipping and handling costs.

During the period in which the Company is holding RIOs, the Company earns finance charges on the outstanding balance of the RIOs. Finance charges earned on RIOs are recognized on the interest method.

The Company recognizes gains from sales of portfolios of RIOs upon each portfolio sale equal to the sale amount less the cost of the purchased portfolio adjusted for unamortized premium or discount and unamortized origination costs.

Fees earned for collection and servicing of RIO portfolios sold are recognized as earned at the amount of the contractual fee.

Warranties

In addition to the manufacturers’ warranties for defective materials, the Company provides each customer a limited warranty covering defective materials and workmanship. Warranty expenses are included in the cost of remodeling contracts. The Company has not experienced significant warranty claims.

Advertising and Marketing

The Company’s advertising and marketing consists of a variety of media sources including television, direct mail, marriage mail, magazines, newspaper inserts, selected neighborhood canvassing and telemarketing. The Company expenses all such costs as incurred. Advertising and marketing expenses were approximately $3,768,000, and $3,220,000 for the three months ended March 31, 2004 and 2003, respectively.

Stock Compensation

The Company accounts for stock options on the intrinsic value method in accordance with the terms of Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, (“APB No. 25”). Under APB No. 25, if the exercise price of an option award is equal to or greater than the market price of the underlying stock on the grant date, then the Company records no compensation expense for its stock option awards. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) and has been determined as if the Company had accounted for its

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

2.	Summary of Significant Accounting Policies (Continued)

stock options under the fair value method of that statement. The pro forma impact of applying SFAS No. 123 for the three months ended March 31, 2004 and 2003 is as follows:

	Three months ended March 31,
	2004	2003
Pro forma:
Net loss as reported	$(274,380)	$(595,028)
Pro forma stock compensation, net of related tax effect	39,080	60,323

Pro forma net loss	(313,460)	(655,351)
Preferred dividends	—	(4,000)

Pro forma loss applicable to common stockholders	$(313,460)	$(659,351)

Loss per common share – as reported – basic and diluted	$(0.04)	$(0.09)

Loss per common share – pro forma – basic and diluted	$(0.05)	$(0.10)

Reclassifications

Certain reclassifications have been made to conform the prior year amounts to the current year presentation.

The Company has revised its quarterly financial data for the three months ended March 31, 2003 from that previously reported in its unaudited report on Form 10-Q to ratably recognize the initial license fee it received under its agreement with Universal (see Note 9) over the term of the agreement. The quarterly adjustment related to this item had no effect on the full year 2003 revenues or net income.

Recent Accounting Pronouncements

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Entities. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements for entities established prior to January 31, 2003 apply in the interim period ending after December 15, 2003. There was no effect on the financial statements related to this pronouncement as the Company does not hold an interest in any variable entity.

3.	Information About Segments

The Company has five operating segments and is engaged in two lines of business, the specialty product home improvement business and the consumer finance business. The Company’s operating segments have been aggregated and reported based on the nature of products offered to consumers. During the three months ended March 31, 2004, the Company changed the aggregation of its operating segments in its home improvement business. The Company previously reported its home improvement operations as a single reportable segment. The Company’s home improvement operations are now reported as two reporting segments; the interior products segment (consisting of kitchen, bath and window products) and the exterior products segment (consisting of wood decks and related accessories). Financial information for the prior period has been reclassified to present the information accordingly.

The Company’s home improvement operations are engaged, through direct consumer marketing, in the design, manufacturing, sales, and installation of custom quality specialty home improvement products. The Company’s

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

3.	Information About Segments (Continued)

product lines include replacement kitchen cabinetry, kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, wood decks and related accessories, replacement windows and patio doors. The Company manufactures its own cabinet refacing, custom countertops, bathroom cabinetry products and wood decks.

The Company’s home improvement products are marketed directly to consumers through a variety of media sources under nationally recognized brands, “Century 21 Home Improvements,” “Renewal by Andersen,” “The Home Depot Cabinet Refacing,” and “The Home Depot At-Home Services,” as well as the Company’s own brands, “Facelifters,” “Cabinet Clad” and “USA Deck – Designer Deck”.

The Company has a license agreement with TM Acquisition Corp. (“TM”) and HFS Licensing Inc. (“HFS”) pursuant to a master license agreement between Century 21 Real Estate Corporation and each of TM and HFS (collectively, the “Licensor”). The license agreement provides for the Company to market, sell and install kitchen and bathroom remodeling products, replacement windows and patio doors in specific geographic territories using the service marks and trademarks “CENTURY 21 Cabinet Refacing” and “CENTURY 21 Home Improvements”.

The Company also has an agreement with Renewal by Andersen (“RbA”), a wholly-owned subsidiary of the Andersen Corporation which provides for the Company to be the exclusive window replacement retailer on an installed basis for RbA in the greater Los Angeles area, including the counties of Los Angeles, Orange, Riverside, San Bernardino, Santa Barbara and Ventura. In February 2002, the Company began operating in the southern California market under its agreement with RbA. The agreement expires in December 2006, subject to earlier termination, which includes our failure to substantially meet specified sales and customer satisfaction goals.

The Company is a provider of wood decks, kitchen refacing and bathroom refacing solutions to The Home Depot in selected markets. On October 17, 2002, USA Deck entered into an agreement with The Home Depot to sell, furnish and install pre-engineered Designer Deck systems to The Home Depot’s retail customers in certain markets, including the metropolitan areas of Washington D.C., Baltimore, Maryland and Richmond and Norfolk, Virginia. In August 2003, USA Deck amended its wood deck sales and installation agreement with The Home Depot to extend its term to October 2005 and to add new markets, including Philadelphia, Pennsylvania, Boston, Massachusetts, Hartford, Connecticut, and the states of New Jersey and Pennsylvania. Under the amended agreement, USA Deck provides several pre-designed deck models under The Home Depot At-Home Services brand to approximately 240 The Home Depot stores.

In August 2003, the Company entered into a one-year pilot program with The Home Depot to be the exclusive provider of kitchen refacing products and installation services for approximately 240 The Home Depot stores in designated markets in California, Oregon, Washington and Colorado. In May 2004, the Company and The Home Depot amended their pilot program to provide for a two-year term ending in May 2006 and added the Detroit, Michigan and Minneapolis, Minnesota markets to the coverage area. The amended agreement added approximately 83 The Home Depot stores to the 240 stores originally included in the pilot program.

In February 2004, the Company entered into a one-year pilot program with The Home Depot to provide custom designed, installed bathtub liners and wall surrounds to approximately 130 The Home Depot stores in designated markets in California and Colorado. The Company and The Home Depot in May 2004 also amended this pilot program to extend the term to May 2006 and added designated markets in Oregon, Washington, Michigan and Minnesota to the coverage area. The amended agreement added approximately 193 The Home

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

3.	Information About Segments (Continued)

Depot stores to the 130 stores originally included in the bath program. As a result of these amendments, both kitchen refacing and bath products will be offered in the same The Home Depot stores.

The Company entered into the consumer finance business in October 2001 when the Company acquired FCC. The Company’s consumer finance business purchases RIOs from remodeling contractors, including RIOs originated by the Company’s home improvement operations. In February 2003, FCC changed its business model from purchasing, bundling and selling portfolios of RIOs to holding and financing RIOs. To facilitate this change in FCC’s business model, FCC entered into a $75 million credit facility (see Note 6) with Autobahn Funding Company LLC and DZ Bank. The ability to purchase and finance RIOs provides FCC with earnings from finance charges for the life of the RIO, as opposed to a lesser, one-time origination fee it formerly earned upon selling RIOs.

Until February 2003, FCC sold portfolios of RIOs to financial institutions and insurance companies under negotiated purchase commitments. In certain cases, the Company provided, for a fee, the collection and servicing of these accounts on behalf of the purchaser.

During the three months ended March 31, 2004 and March 31, 2003, FCC purchased approximately $2,135,000 and $2,568,000 of RIOs from the Company’s home improvement operations, respectively.

The Company maintains discrete financial information of each segment. Corporate expenses, primarily consisting of certain corporate executive officers’ salaries, bonuses and benefits, and general corporate expenses, including legal, audit and tax preparation fees, director and officer liability insurance, and investor relations expenses, are allocated to each reporting segment based on management’s estimate of the costs attributable, or time spent, on each of its segments. Corporate overhead expenses allocated to reporting segments for the three months ended March 31, 2004 and 2003 were $398,000 and $218,000, respectively.

	Three months ended March 31,
(In thousands)	2004	2003
Home Improvement:
Interior products	$164	$171
Exterior products	124	47
Consumer Finance	110	42

	$398	$218

The following presents certain financial information of the Company’s segments for the three months ended March 31, 2004 and 2003, respectively:

	Revenues		Net Loss
(In thousands)	Q1-2004	Q1-2003	Q1-2004	Q1-2003
Segment
Home Improvement
Interior products	$13,251	$11,058	$(118)	$(348)
Exterior products	4,752	3,131	(154)	(114)
Consumer Finance	1,415	496	(2)	(133)

Consolidated Totals	$19,418	$14,685	$(274)	$(595)

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

3.	Information About Segments (Continued)

	Assets		Capital Expenditures
	Q1-2004	Q1-2003	Q1-2004	Q1-2003
Home Improvement
Interior products	$13,940	$10,178	$76	$55
Exterior products	11,272	9,042	587	160
Consumer Finance	42,892	12,632	3	2
Eliminations of intercompany loans	(3,927)	(1,850)	—	—

Consolidated Totals	$64,177	$30,002	$666	$217

	Depreciation/ Amortization		Interest Income (Expense), Net(1)
	Q1-2004	Q1-2003	Q1-2004	Q1-2003
Home Improvement
Interior products	$136	$110	$(3)	$(15)
Exterior products	210	144	(47)	(38)
Consumer Finance	86	100	8	—

Consolidated Totals	$432	$354	$(42)	$(53)

(1)	Interest income (expense), net in this table for the consumer finance segment does not include interest income or expense related to the Company’s portfolio of RIOs.

Revenues attributable to each of our product lines in our home improvement operations are as follows:

	Three months ended March 31,
(In thousands)	2004	2003
Home improvement product lines:
Interior Products:
Kitchen refacing	$9,540	$7,824
Bathroom refacing	2,312	1,871
Replacement windows	1,399	1,363

Total	13,251	11,058
Exterior Products:
Wood decks	4,726	3,125
Other revenues	26	6

Total	4,752	3,131

Total Home Improvement revenues	$18,003	$14,189

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

3.	Information About Segments (Continued)

Percentage of home improvement revenues attributable to our major brands is as follows:

	Three months ended March 31,
	2004	2003
Century 21 Home Improvements	35%	42%
Renewal by Andersen	7%	8%
The Home Depot	25%	7%
Company brands	33%	43%

Revenues in our consumer finance segment were comprised of the following:

	Three months ended March 31,
(In thousands)	2004	2003
Interest income	$1,300	$237
Gains from loan portfolio sales	72	140
Servicing and collection fees	—	102
Other revenues and fees	43	17

Total revenues and fees	$1,415	$496

4.	Inventories

Inventories consisted of the following:

	March 31, 2004	December 31, 2003
Raw materials	$1,692,476	$1,664,006
Work-in-progress	1,362,779	1,117,836

	$3,055,255	$2,781,842

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

5.	Finance Receivables Held For Investment

Finance receivables held for investment consisted of the following:

	March 31, 2004	December 31, 2003
Principal balance:
Secured	$28,262,536	$26,990,163
Unsecured	9,306,229	8,765,277

Total principal balance	37,568,765	35,755,440
Net premium (discount)	(23,064)	84,183
Deferred origination costs, net of amortization	40,848	39,643
Allowance for losses on finance receivables	(428,688)	(394,734)

Carrying value of finance receivables	37,157,861	$35,484,532

Number of loans	5,860	5,519

Allowance as a percentage of gross finance receivables	1.1%	1.1%

90+ days contractual delinquency:
Total amount delinquent	$176,129	$73,070

% delinquent	0.5%	0.2%

RIOs on non-accrual status	$285,109	$141,136

% on non-accrual status	0.8%	0.4%

Changes in the allowance for loan losses were as follows:

	Three months ended March 31,
	2004	2003
Balance at beginning of period	$394,734	$7,285
Provision for losses	155,048	6,498
Losses sustained, net of recoveries	121,094	1,681

Balance at end of period	$428,688	$12,102

At March 31, 2004 and December 31, 2003, scheduled principal maturities of finance receivables held for investment are as follows:

	March 31, 2004	December 31, 2003
Due in one year or less	$8,498,489	$8,098,134
Due after one year through five years	20,452,208	19,368,669
Due after five years	8,618,068	8,288,637

Total	$37,568,765	$35,755,440

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

5.	Finance Receivables Held For Investment (Continued)

The Company utilizes a $5.0 million revolving line of credit and a $75 million Credit Facility to purchase RIOs (see Notes 3 and 6). At March 31, 2004 and December 31, 2003, the Company had approximately $33,719,000 and $32,317,000 outstanding under these lines of credit, respectively. During the three months ended March 31, 2004, the weighted average interest rate paid under these lines was 3.6% and the weighted average interest rate earned on the portfolio was 14.3%. At March 31, 2004, interest rates on finance receivables held for investment range from 6.0% to 16.5% with a weighted average interest rate of 14.3%.

In connection with RIOs originated by the Company, the Company incurs direct administrative costs and expenses. These costs are capitalized. The Company amortizes these costs to reduce interest income over the term of the respective RIO using the effective interest method. Unamortized deferred origination costs were $40,848 and $39,643 at March 31, 2004 and December 31, 2003, respectively.

6.	Credit Facilities

Debt under the Company’s credit facilities consisted of the following:

	March 31, 2004	December 31, 2003
DZ Credit Facility	$29,443,000	$28,965,000
Borrowing base line of credit	810,339	410,339
$5 million RIO revolving line of credit	4,276,251	3,351,762
Mortgage payable in monthly principal and interest payments of $19,398 through January 1, 2018	2,015,151	2,036,562
FSB Note – Payable	2,500,000	2,500,000
Term loan	613,542	661,979
Other	315,924	252,513

	$39,974,207	$38,178,155

On February 11, 2003, in order to facilitate FCC’s change in business model from selling to holding portfolios of RIOs, FCC entered into a $75 million credit facility agreement (the “Credit Facility”) with Autobahn Funding Company LLC (“Autobahn”) as the lender, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main (“DZ Bank”), or the Agent. FCC Acceptance Corporation (“FCCA”), a wholly-owned subsidiary of FCC, is the borrower under the Credit Facility. FCC is the servicer under the Credit Facility. The Credit Facility is a five-year program funded out of DZ Banks’ conduit, Autobahn, pursuant to which Autobahn funds loans made to FCCA through the issuance of commercial paper. DZ Bank provides a standby liquidity facility necessary for Autobahn to issue the commercial paper. The Credit Facility is restricted to the purchase and financing of RIOs, and is secured by the RIOs under the Credit Facility. Transaction costs were approximately $800,000 and are being amortized to interest expense over the term of the agreement. Amortization of Credit Facility origination costs was approximately $43,000 and $11,000 for the three months ended March 31, 2004 and 2003, respectively. At March 31, 2004 and December 31, 2003, the Company had outstanding borrowings of $29,443,000 and $28,965,000 under the Credit Facility, respectively.

Subject to the $75 million credit limit, the maximum advance under the Credit Facility is 90% of the amount of eligible RIOs. At March 31, 2004, the maximum advance under the Credit Facility was approximately $28,963,000 based on eligible RIOs of $32,181,000. The $480,000 difference between the facility balance and the maximum advance amount represents available cash on deposit in the collection account that had not been applied as payment against the Credit Facility. In the event that a RIO ceases to be an eligible RIO, FCCA is

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

6.	Credit Facilities (Continued)

required to pay down the line of credit in an amount by which the outstanding borrowings do not exceed the maximum advance rate applied to the outstanding balance of the eligible RIOs. A RIO becomes ineligible upon the occurrence of specified events identified in the Credit Facility that involve either delinquency, collectibility, certain over-concentrations or disputes between the borrower and the contractor. Among other provisions, the Credit Facility provides that (i) each advance under the facility will be an amount not less than $250,000 and will be funded by the issuance of commercial paper at various terms with interest payable at the rate of the Agent’s then current commercial paper rate plus 2.5% (3.6% at March 31, 2004), and (ii) if the excess spread is less than 5%, FCCA is required to deposit funds into a sinking fund account, or purchase specified rate caps or other interest rate hedging instruments, to hedge to the extent possible the interest rate exposure of the lender. The excess spread represents the difference between the weighted average interest rate of all eligible RIOs charged by the Company and (a) certain fees associated with the program and (b) the interest rate charged to the Company under the facility. At March 31, 2004 the excess spread was 9.1%. The Company has not been required to make a sinking fund deposit or purchase any interest rate hedge instrument at March 31, 2004. The Credit Facility contains various representations, warranties and covenants as is customary in a commercial transaction of this nature which among other matters (1) limit the ability to merge, consolidate or sell substantially all of the assets of the FCC subsidiary, (2) require the maintenance of a certain tangible net worth, and (3) restrict the purchase of RIOs unless certain underwriting criteria are met. The Company has guaranteed to FCCA, the lender and Agent, the performance by FCC of its obligations and duties under the Credit Facility in the event of fraud, intentional misrepresentation or intentional failure to act by FCC.

In 2003, FCC acquired, in two separate transactions, two portfolios of RIOs from Bank One, N.A., or Bank One, for an aggregate purchase price of $24,821,000, including accrued interest of $218,000 and an aggregate premium of $847,000. The RIO portfolios purchased from Bank One were financed through a combination of FCC’s Credit Facility and a loan from First Savings Bank (“FSB”). The maximum advance under the Credit Facility is 90% of the outstanding balance of the RIOs. To facilitate FCC’s required participation in the transaction, FCC on May 23, 2003 executed a $4.0 million promissory note with FSB (“FSB Note”). The FSB Note provides for interest at a fluctuating rate equal to the prime rate of interest for commercial borrowing published from time to time by The Wall Street Journal. Interest is payable monthly beginning on June 23, 2003 and continuing each month thereafter until May 23, 2004 when the outstanding principal is due and payable. The Company believes it will be able to renew the FSB Note when it matures on May 23, 2004. As a result of a collateral fee paid to Chickadee Partners, L.P. (See Note 7), the effective interest rate on the FSB Note is 14%. Subsequent to the initial RIO portfolio purchase, FCC sold approximately $5 million of RIOs. Proceeds from the sale were utilized to pay down the FSB Note and the Credit Facility. At March 31, 2004 and December 31, 2003, the Company had $2,500,000 outstanding under the FSB Note.

The FSB Note is secured by, among other collateral, (i) a deed of trust covering real estate and improvements located in Transylvania County, North Carolina owned by Chickadee Partners, L.P., (ii) certain securities held in a brokerage account in the name of Chrystine B. Roberts and Mark A. Roberts Joint Tenants; (iii) certain securities held in a brokerage account in the name of Donald A. Buchholz; and (iv) certain securities held in a brokerage account in the name of Angela Buchholz Children’s Trust. The FSB Note is further secured with the unconditional guaranties of the Company, Chickadee Partners, L.P. and Bosque-Chickadee Management Company LLC, the general partner of Chickadee Partners, L.P. (collectively, the “Chickadee Partners”) (See Note 7).

On May 30, 2003, the Company entered into a loan agreement (the “Loan Agreement”) with Frost National Bank (“Frost Bank”). The Loan Agreement includes a $5 million revolving line of credit (the “Revolving Line”), a $2 million line of credit (the “Borrowing Base Line”), and a term loan in the amount of $775,000 (the “Term

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

6.	Credit Facilities (Continued)

Loan”). Concurrent with the execution of the Loan Agreement, the Company terminated and retired all prior credit agreements between the parties and all outstanding balances from the prior agreements were refinanced under the Loan Agreement.

The Revolving Line allows borrowings up to $5 million for the purchase of RIOs. Subject to the $5 million credit limit, the maximum advance under the Revolving Line is 90% of the outstanding principal balance of eligible RIOs. The Company is required to pay down the line of credit upon the sale of RIOs, or if the borrowing base is less than the outstanding principal balance under the line. Interest on the Revolving Line is payable monthly at LIBOR plus 2.6% (3.71% at March 31, 2004). The Revolving Line matures May 30, 2004 at which time any outstanding principal and accrued interest is due and payable. The Company believes it will be able to renew the Revolving Line upon maturity. The Revolving Line is secured by substantially all of the assets of the Company and its subsidiaries, and the Company and its subsidiaries are guarantors. At March 31, 2004 and December 31, 2003, the Company had outstanding borrowings of $4,276,251 and $3,351,762 under the Revolving Line, respectively.

Prior to entering into the Credit Facility with DZ Bank, FCC typically held RIOs for less than three months before selling portfolios of RIOs to unrelated financial institutions or insurance companies. Subsequent to entering into the Credit Facility, FCC holds RIOs for 30 days and then transfers the RIOs to its subsidiary FCCA, utilizing the Credit Facility to refinance and pay down the Revolving Line.

The Borrowing Base Line allows borrowings up to $2 million for working capital. Borrowings and required payments under the Borrowing Base Line are based upon an asset formula involving accounts receivable and inventory. At March 31, 2004 and December 31, 2003 the Company had outstanding borrowings of $810,339 and $410,339 under the Borrowing Base Line. At March 31, 2004, the Company had an additional borrowing capacity of approximately $1,190,000 under the line. The Borrowing Base Line matures May 30, 2004. The Company believes it will be able to renew the Borrowing Base Line upon its maturity. Interest on the Borrowing Base Line is payable monthly at LIBOR plus 2.6% (3.71% at March 31, 2004). The Borrowing Base Line is secured by substantially all of the assets of the Company and its subsidiaries, and the Company and its subsidiaries are guarantors.

The Term Loan is payable in 48 monthly principal payments of $16,146 plus accrued interest through May 30, 2007. Interest is computed on the unpaid principal balance at LIBOR plus 2.6% (3.71% at March 31, 2004). The Term Loan is secured by substantially all of the assets of the Company and its subsidiaries, and the Company and its subsidiaries are guarantors. At March 31, 2004 and December 31, 2003, the outstanding balance of the Term Loan was $613,542 and $661,979, respectively.

In connection with the acquisition of Deck America, or DAI, in November 2002, the Company’s subsidiary USA Deck, Inc. purchased DAI’s warehousing, manufacturing and office facilities. USA Deck obtained a mortgage in the amount of $2,125,000 from GE Capital Business Asset Funding. The mortgage is secured by the property. Among other provisions, (i) interest on the mortgage is 7.25%, (ii) the mortgage is subject to a prepayment premium, and (iii) the mortgage is guaranteed by the Company.

The Company has other term loans in which the proceeds were utilized to purchase machinery and equipment. These loans are payable in monthly payments of principal and interest ranging from $367 to $3,235 through October 2008. At March 31, 2004 and December 31, 2003, the aggregate amount outstanding was $315,924 and $252,513, respectively.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

6.	Credit Facilities (Continued)

The Company’s credit facilities contain covenants, which among other matters, (i) limit the Company’s ability to incur indebtedness, merge, consolidate and sell assets and (ii) require the Company to satisfy certain ratios related to tangible net worth and interest coverage.

7.	Related Parties

D.S. Berenson, a Director of the Company, is a partner in a law firm which the Company has retained to provide legal services in a variety of areas, including consumer financing. The Company made payments to the law firm during the three months ended March 31, 2004 and 2003, of approximately $41,000 and $63,000, respectively.

Don A. Buchholz, a Director of the Company, serves as Chairman of the Board of SWS Group, Inc., a publicly-traded company. Mr. Buchholz also is a director of FSB, one of our lenders and a subsidiary of SWS Group.

The FSB Note is secured by collateral that includes securities held in brokerage accounts in the name of Don A. Buchholz and additional securities held in brokerage accounts in the name of Angela Buchholz Children’s Trust and Chrystine B. Roberts and Mark A. Roberts, as joint tenants. The FSB Note is further secured with real estate owned by Chickadee Partners, L.P. and the unconditional guarantees of us, Chickadee Partners, L.P., and Bosque-Chickadee Management Company, LLC, the General Partner of Chickadee Partners, L.P. In consideration for the guarantees and collateral provided by Chickadee Partners, L.P., we pay Chickadee Partners, L.P. a monthly payment equal to the difference between 14% and the prime rate on the outstanding principal of the FSB Note until the obligation is satisfied. For the three months ended March 31, 2004, we paid Chickadee Partners, L.P. $62,328 as a collateral fee. Additionally, we paid $24,932 to FSB as interest for the same period. As a result of the collateral fee, the effective interest rate on the FSB Note is 14%. The Angela Buchholz Children’s Trust and Chrystine B. Roberts are limited partners in Chickadee Partners, L.P. Angela Buchholz is the daughter-in-law of Don A. Buchholz and Chrystine B. Roberts is Mr. Buchholz’s daughter, and except for their relationship to Mr. Buchholz, neither is affiliated with us. Mr. Buchholz does not own any interest in Chickadee Partners, L.P. and has not received any compensation from us or Chickadee Partners, L.P. for providing us with his property to partially secure the FSB Note.

8.	Commitments and Contingencies

Servicing Obligations

Prior to June 2003, the Company provided, for a fee, servicing of RIO portfolios which had been sold to Bank One. Servicing fees received were approximately $102,000 for the three months ended March 31, 2003. In June 2003, the Company discontinued providing servicing for Bank One.

Litigation

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the consolidated financial position or results of operations of the Company.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

9.	Royalties and Licensing Fee Income

In 2003, USA Deck entered into a licensing agreement with Universal Forest Products, Inc. (“Universal”). The licensing agreement is for a period of seven years and provides Universal the exclusive use of certain of USA Deck’s intellectual property including manufacturing and installation methods, deck design methods, marketing and sales methods, trademarks, and the right to fabricate and manufacture decks under USA Deck’s patents. The agreement is limited to certain geographical markets in which Universal provides wood deck solutions to The Home Depot customers pursuant to a separate agreement between Universal and The Home Depot. The licensing agreement requires Universal to pay USA Deck royalties based upon Universal’s sales from these products. In addition, Universal paid USA Deck an up-front licensing assistance fee of $150,000, which is being recognized as other revenues over the term of the related agreement. For the three months ended March 31, 2004 and 2003, the Company recorded approximately $6,000 in each quarter for royalty and license fees under the agreement.

In February 2004, USA Deck entered into a licensing agreement with Outback Installations, Inc. (“Outback”). The licensing agreement is for a period of seven years and provides Outback the exclusive use of certain of USA Deck’s intellectual property including manufacturing and installation methods, deck design methods, marketing and sales methods, trademarks, and the right to fabricate and manufacture decks under USA Deck’s patents. The agreement is limited to certain geographical markets in which Outback provides wood deck solutions to The Home Depot customers pursuant to a separate agreement between Outback and The Home Depot. The licensing agreement requires Outback to pay USA Deck royalties based upon Outback’s sales from these products. In addition, Outback and USA Deck entered into a one-year consulting agreement whereby USA Deck will provide consulting to Outback for the commercial manufacturing of the related products. Outback paid USA Deck an up-front fee of $125,000 related to the consulting agreement, which is being recognized as other revenues over the term of the related agreement. For the three months ended March 31, 2004, the Company recorded approximately $20,000 in consulting fees under the agreement.

10.	License Fees

The Company conducts a portion of its home improvement business-direct consumer marketing under the trademarks and service marks “CENTURY 21™ Cabinet Refacing” and “CENTURY 21™ Home Improvements” under license agreements with TM Acquisition Corp. (“TM”) and HFS Licensing Inc. (“HFS”) pursuant to a master license agreement between Century 21 Real Estate Corporation and each of TM and HFS (collectively, Licensor). License fees were $191,000 and $181,000 for the three months ended March 31, 2004 and 2003, respectively, and are included in “Sales, marketing and license fees” on the accompanying consolidated statements of income.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements (Continued)

11.	Earnings Per Share

The following table sets forth the computation of earnings per share:

	Three months ended March 31,
	2004	2003
Loss applicable to common stockholders:
Net loss	$(274,380)	$(595,028)
Accrued dividends- mandatory redeemable preferred stock	—	(4,000)

Loss applicable to common stockholders	$(274,380)	$(599,028)

Weighted average shares outstanding – basic	6,527,507	6,453,371
Effect of dilutive securities	—	—

Weighted average shares outstanding – diluted	6,527,507	6,453,371

Loss per common share – basic and diluted	$(0.04)	$(0.09)

Outstanding stock options were not included in the calculations of earnings per share for the three months ended March 31, 2004 and 2003 because their inclusion would have been anti-dilutive.

12.	Subsequent Event

Effective April 30, 2004, the Company acquired certain assets of Classic Renovations, Inc., a California based home improvement company specializing in bathroom refacing. The purchase price was $275,000 consisting of $50,000 in cash and 20,455 restricted shares of the Company’s common stock, valued at $225,000 based upon the closing price of the Company’s common stock on April 30, 2004 as quoted in the Nasdaq Small Cap Market.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

1,626,050 Shares

Common Stock

PROSPECTUS

BB&T Capital Markets

Southwest Securities, Inc.

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Our expenses, as well as those of the selling stockholders which will be borne by us, in connection with the issuance and distribution of the securities being registered, other than the underwriting discount and expense allowance, are estimated as follows:

Securities and Exchange Commission Registration Fee	$1,877.86
National Association of Securities Dealers, Inc. Filing Fee	3,000.00
NASDAQ National Market Listing Fee	100,000.00
Printing and Engraving Expenses	200,000.00
Legal Fees and Expenses	350,000.00
Accountants’ Fees and Expenses	250,000.00
Transfer Agent and Registrar Fees and Expenses	2,500.00

TOTAL	$907,377.86

Item 14. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation

Article Ninth of our Certificate of Incorporation provides that, except as set forth in our Bylaws, we shall indemnify each of our directors and officers to the full extent permitted by the DGCL. Such indemnification may be provided pursuant to any Bylaw, agreement vote of stockholders or disinterested directors or otherwise, both as to action in such director or officer’s official capacity and as to such director or officer’s in another capacity while holding such office. Each director and officer will retain the right to indemnification under Article Ninth after such person has ceased to be a director, officer, employee or agent of U.S. Home, and such right will inure to the benefit of the heirs, executors and administrators of such person.

Article Ninth of our Certificate of Incorporation further provides as follows: if a claim under the preceding paragraph is not paid in full by us within 30 days after a written claim has been received by us, the claimant may at any time thereafter bring suit against us to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to us) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Delaware for us to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on us. Neither our failure (including the failure of our Board of Directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the laws of the State of Delaware, nor an actual determination by us (including our Board of Directors, independent legal counsel, or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Article Tenth of our Certificate of Incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty in such capacity, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Article Tenth of our Certificate of Incorporation further provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, the liability of a director of U.S. Home shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of the provisions of our Certificate of Incorporation regarding limitation of liability of directors of U.S. Home by U.S. Home stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of U.S. Home existing at the time of such repeal or modification. Article Tenth of our Certificate of Incorporation shall not be deemed to limit or preclude us from indemnifying our directors for any liability that has not been eliminated by the provisions of Article Tenth of our Certificate of Incorporation.

Bylaws

Article VII, Section 8 of our Bylaws provides that U.S. Home must indemnify each of our directors and officers to the fullest extent permitted by the DGCL, as it may be amended from time to time, and may, if and to the extent authorized by the Board of Directors, so indemnify any other person whom it has the power to indemnify against any liability, reasonable expense or other matter whatsoever. Notwithstanding the foregoing, U.S. Home must submit the issue of indemnification with regard to liabilities arising under the Securities Act of 1933 to a court of appropriate jurisdiction to determine whether such indemnification by U.S. Home is against public policy as expressed in the Securities Act of 1933 (unless in the opinion of our counsel the matter has been settled by controlling precedent) and U.S. Home shall be governed by the final adjudication of such issue.

Insurance

Article VII, Section 9 of our Bylaws provides that U.S. Home may, at the discretion of our Board Directors, purchase and maintain insurance on behalf of U.S. Home and any person whom it has the power to indemnify pursuant to law, our Certificate of Incorporation, our Bylaws or otherwise. We intend to maintain liability insurance for the benefit of our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, U.S. Home has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by U.S. Home of expenses incurred or paid by a director, officer or controlling person of U.S. Home in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, U.S. Home will (unless in the opinion of our counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of our transactions during the past three years involving sales of our securities that were not registered under the Securities Act.

In February 2001, we completed a merger transaction with U.S. Remodelers, Inc., with U.S. Remodelers surviving as our wholly owned subsidiary. Pursuant to the terms of the merger, we issued 4,045,632 restricted shares of our common stock to the 26 U.S. Remodelers stockholders in exchange for all the outstanding common stock of U.S. Remodelers. Additionally, we issued 25,000 restricted shares of common stock to David L. Stetson as a banking fee for his services in connection with the merger. The securities issued to the U.S. Remodelers’ stockholders were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 506 of Regulation D promulgated under the Securities Act. We relied on Section 4(2) of the Securities Act for the issuance of the securities to Mr. Stetson.

In July 2001, we completed an acquisition of certain assets of P.B. & J.T., L.L.C., dba Cabinet Clad, L.L.C. The purchase price was $322,450 including a cash payment of $89,030, assumption of debt in the amount of $121,945, transaction expenses of $22,450 and the issuance of 23,740 restricted shares of our common stock valued at $89,025 to P.B. & J.T., L.L.C. These securities were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

In October 2001, we completed a merger transaction with First Consumer Credit, Inc., or FCC. Total consideration for the FCC merger, and the related asset sale, was $5,178,192 including transaction costs of $162,799. We paid $2,414,683 in cash and issued to the three FCC stockholders 971,429 shares of our common stock valued at $2,600,710. These securities were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

In May 2002, we completed an acquisition of certain assets of Reface, Inc., or Reface. The purchase price was approximately $367,000 including a cash payment of $100,000, transaction expenses of $17,000, and the issuance of 55,556 shares of our common stock to Reface. These securities were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

In November 2002, we acquired all of the outstanding capital stock of Deck America, Inc., or DAI. The DAI acquisition was consummated pursuant to the terms of a merger transaction. The purchase price was $4,075,967 including transaction costs of $92,967. We paid $1,300,000 in cash and issued to the five DAI stockholders 500,000 shares of our restricted common stock, valued at $2,683,000. These securities were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

In May 2003, we entered into a Stock Purchase Agreement with Bibicoff & Associates, Inc. or Bibicoff. Pursuant to the Stock Purchase Agreement, Bibicoff purchased in a private transaction 50,000 restricted shares of our common stock for $275,000 or $5.50 per share. The purchase price was paid by $50.00 in cash and a promissory note payable to us in the principal amount of $274,950. These securities were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

In August 2003, we acquired certain assets of E & K, Incorporated d/b/a Renovation, Inc. The purchase price was $110,000 consisting of $60,000 cash and the issuance to E & K, Incorporated of 4,700 of our restricted shares of common stock valued at $50,000. We relied upon the exemption provided in Section 4(2) of the Securities Act for this transaction.

Effective April 30, 2004, we acquired certain assets of Classic Renovations, Inc., a California based home improvement company specializing in bathroom refacing. The purchase price was $275,000 consisting of $50,000 in cash and 20,455 restricted shares of our common stock, valued at $225,000 based upon the closing price of our common stock on April 30, 2004 as quoted in the Nasdaq Small Cap Market. We relied upon the exemption provided in Section 4(2) of the Securities Act for this transaction.

There were no underwriters involved in connection with any transaction set forth above. The recipients of securities in these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. We provided all recipients with information about us and our financial condition as of the date of each issuance of securities.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit Number	Description of Exhibit

1.1zz	Form of Underwriting Agreement in connection with the Offering.

2.1*	Agreement and Plan of Merger between U.S. Pawn, Inc. and U.S. Remodelers, Inc. dated as of November 3, 2000.

2.2**	Agreement and Plan of Merger dated February 13, 2001, by and between U.S. Pawn, Inc. and U.S. Home Systems, Inc.

2.3***	Agreement and Plan of Merger dated September 28, 2001, by and between Home Credit Acquisition, Inc., U.S. Home Systems, Inc., and First Consumer Credit, LLC and its members.

2.4****	Agreement and Plan of Merger by and among Remodelers Credit Corporation, a wholly-owned subsidiary of U.S. Home Systems, Inc., Deck America, Inc., and Shareholders of Deck America, Inc. dated October 16, 2002, and effective as of November 30, 2002.

2.5****	Amendment No. 1 to Agreement and Plan of Merger entered into on November 30, 2002, by and among Remodelers Credit Corporation, U.S. Home Systems, Inc., Deck America, Inc., and Shareholders of Deck America, Inc.

3.1**	Certificate of Incorporation of U.S. Home Systems, Inc. as filed with the Secretary of State of Delaware on January 5, 2001.

3.2**	Bylaws of U.S. Home Systems, Inc.

4.1**	Common Stock specimen – U.S. Home Systems, Inc.

5.1°	Opinion of Jackson Walker L.L.P. regarding legality of securities being registered.

10.1****	Escrow Agreement effective as of November 30, 2002, by and among Remodelers Credit Corporation, U.S. Home Systems, Inc., Shareholders of Deck America, Inc., and Corporate Stock Transfer.

10.2****	Noncompetition Agreement effective as of November 30, 2002, by and among Remodelers Credit Corporation, U.S. Home Systems, Inc., and Shareholders of Deck America, Inc.

10.3****	Purchase and Sale Contract (Improved Property) executed and effective as of October 16, 2002, by and between Remodelers Credit Corporation and MAD, L.L.C. for improved property situated in Prince William County, City of Woodbridge, Virginia.

10.4****	Cognovit Promissory Note, dated December 4, 2002, in the principal amount of $2,125,000, executed in favor of General Electric Capital Business Asset Funding Corporation, as Payee, by Remodelers Credit Corporation, as Borrower.

Exhibit Number	Description of Exhibit

10.5****	Guaranty Agreement, dated December 4, 2002, executed in favor of General Electric Capital Business Asset Funding Corporation, as Lender, by U.S. Home Systems, Inc., as Guarantor.

10.6****	Deed of Trust, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing, dated as of December 4, 2002, in favor of Lawyers Title Realty Services, Inc., as Trustee, for the benefit of General Electric Capital Business Asset Funding Corporation, as Beneficiary, by Remodelers Credit Corporation, as Trustor.

10.7****	Environmental Indemnity Agreement Regarding Hazardous Substances executed on December 4, 2002, by Remodelers Credit Corporation, as Borrower, and U.S. Home Systems, Inc., as Guarantor, for the benefit of General Electric Capital Business Asset Funding Corporation, as Lender.

10.8††	Receivables Loan and Security Agreement in the aggregate amount of $75,000,000, dated February 11, 2003, among FCC Acceptance Corp. as the Borrower, First Consumer Credit, Inc. as the Servicer, Autobahn Funding Company LLC as a Lender, DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main as agent for the Lender, U.S. Bank National Association as the Custodian and the Agent’s Bank, and Compu-Link Corporation as the Back-Up Servicer.

10.9††	Purchase and Contribution Agreement, dated February 11, 2003, by and between First Consumer Credit, Inc. and FCC Acceptance Corp.

10.10††	Custodial and Collateral Agency Agreement, dated February 11, 2003, by and among U.S. Bank National Association, FCC Acceptance Corp., First Consumer Credit, Inc. and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main.

10.11††	Sinking Fund Account Agreement, dated February 11, 2003, by and among U.S. Bank National Association, FCC Acceptance Corp., First Consumer Credit, Inc. and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main.

10.12††	Parent Guarantee, dated February 11, 2003, by U.S. Home Systems, Inc., as the Guarantor, in favor of FCC Acceptance Corp. and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main on behalf of Autobahn Funding Company LLC.

10.13†††	Business Advisory, Stockholder and Financial Community Relations Agreement dated May 5, 2003 by and between Bibicoff & Associates, Inc. and U.S. Home Systems, Inc.

10.14†††	Stock Purchase Agreement dated May 5, 2003, by and between Bibicoff & Associates, Inc. and U.S. Home Systems, Inc.

10.15†††	Secured Promissory Note dated May 5, 2003, in the principal amount of $274,950 payable to U.S. Home Systems, Inc. by Bibicoff & Associates, Inc.

10.16†††	Stock Pledge Agreement dated May 5, 2003, by and between Bibicoff & Associates, Inc. and U.S. Home Systems, Inc.

10.17†††	Guaranty dated May 5, 2003, signed by Harvey Bibicoff guaranteeing the payment of the $274,950 Note by Bibicoff & Associates, Inc.

10.18††††	Agreement in Respect of Termination of Loan Purchase and Servicing Agreement dated April 30, 2003, by and between Bank One, N.A. and First Consumer Credit, Inc.

10.19††††	Promissory Note dated May 23, 2003, in the principal amount of $4,000,000 payable by First Consumer Credit, Inc., as Maker, to First Savings Bank, a Federal Savings Bank, as Payee.

10.20††††	Deed of Trust, Assignment of Rents and Security Agreement dated May 23, 2003, by and between Chickadee Partners, L.P., as Grantor, Richard J. Driscoll, as Trustee, and First Savings Bank, as Beneficiary, which secures the payment of the First Savings Bank Note with certain real estate and improvements located in Transylvania County, North Carolina.

Exhibit Number	Description of Exhibit

10.21††††	Security and Pledge Agreement dated May 23, 2003, by and between Chrystine B. Roberts and Mark A. Roberts Joint Tenants, as Pledgor, and First Savings Bank, as Secured Party, which secures the payment of the First Savings Bank Note with a securities account at Charles Schwab & Co., Inc.

10.22††††	Security and Pledge Agreement dated May 23, 2003, by and between Angela Buchholz Children’s Trust, as Pledgor, and First Savings Bank, as Secured Party, which secures payment of the First Savings Bank Note with a securities account at Southwest Securities, Inc.

10.23††††	Security and Pledge Agreement dated May 23, 2003, by and between Don A. Buchholz, as Pledgor, and First Savings Bank, as Secured Party, which secures payment of the First Savings Bank Note with a securities account at Southwest Securities, Inc.

10.24††††	Unconditional Guaranty Agreement dated May 23, 2003, by and between U.S. Home Systems, Inc., as Guarantor, and First Savings Bank, as Lender, which secures payments of the First Savings Bank Note.

10.25††††	Unconditional Guaranty Agreement dated May 23, 2003, by and between Chickadee Partners, L.P., as Guarantor, and First Savings Bank, as Lender, which secures payments of the First Savings Bank Note.

10.26††††	Unconditional Guaranty Agreement dated May 23, 2003, by and between Bosque-Chickadee Management Company LLC, as Guarantor, and First Savings Bank, as Lender, which secures payments of the First Savings Bank Note.

10.27¥	Loan Agreement by and between U.S. Home Systems, Inc. and The Frost National Bank dated May 30, 2003.

10.28¥	First Amendment dated July 11, 2003, to Loan Agreement by and between U.S. Home Systems, Inc. and The Frost National Bank dated May 30, 2003.

10.29¥	Revolving Promissory Note in the principal amount of $5,000,000 dated May 30, 2003, payable to The Frost National Bank by U.S. Home Systems, Inc.

10.30¥	Revolving Promissory Note in the principal amount of $2,000,000 dated May 30, 2003, payable to The Frost National Bank by U.S. Home Systems, Inc.

10.31¥	Promissory Note in the principal amount of $775,000 dated May 30, 2003, payable to The Frost National Bank by U.S. Home Systems, Inc.

10.32¥	Form of Guaranty Agreement executed on May 30, 2003, by U.S. Remodelers, Inc., First Consumer Credit, Inc., USA Deck, Inc., Facelifters Home Systems, Inc. and U.S. Window Corporation (collectively, the “Subsidiaries”), to secure payment of $7,775,000 payable to The Frost National Bank by U.S. Home Systems, Inc. (“Guaranteed Indebtedness”).

10.33¥	Form of Security Agreement executed by U.S. Home Systems, Inc. and each of the Subsidiaries pledging Collateral (as defined in the Security Agreement) as security for the Guaranteed Indebtedness owed to The Frost National Bank.

10.34¥¥¥	Pilot Program Agreement among The Home Depot U.S.A., Inc., U.S. Home Systems, Inc. and U.S. Remodelers, Inc. dated as of August 18, 2003.

10.35¥¥¥	Trademark and Service License Agreement by and among The Home Depot, U.S.A., Inc., Homer TLC, Inc., U.S. Home Systems, Inc. and USRI Corporation dated as of August 18, 2003.

10.36¥¥¥	SF&I Program Installer Agreement between The Home Depot U.S.A., Inc. d/b/a The Home Depot and Deck America, Inc. dated as of October 30, 2002, to sell, furnish and install pre-engineered Designer Deck systems to customers of designated The Home Depot stores for initial period of one year.

10.37¥¥¥	First Amendment to SF&I Program Installer Agreement by and between The Home Depot U.S.A., Inc. and USA Deck, Inc. dated as of August 5, 2003.

Exhibit Number	Description of Exhibit

10.38¥¥¥	Proprietary Information License Agreement between USA Deck, Inc. and Universal Forest Products, Inc. dated as of March, 2003.

10.39¥¥¥	Retail Agreement between Renewal by Andersen Corporation and U.S. Home Systems, Inc. dated as of September 26, 2001.

10.40¥¥¥	License Agreement between TM Acquisition Corp. and U.S. Remodelers, Inc. dated as of March 3, 1997.

+10.41¥¥¥	Employment Agreement by and between the U.S. Home Systems, Inc. and Murray H. Gross.

+10.42¥¥¥	Employment Agreement by and between the U.S. Home Systems, Inc. and Peter T. Bulger.

+10.43¥¥¥	Employment Agreement by and between the U.S. Home Systems, Inc. and Steven L. Gross.

+10.44¥¥¥	Employment Agreement by and between the U.S. Home Systems, Inc. and Robert A. DeFronzo.

+10.45¥¥¥	Employment Agreement by and between the U.S. Home Systems, Inc. and Richard B. Goodner.

10.46¥¥¥	Agreement by and between U.S. Home Systems, Inc., First Consumer Credit, Inc. and Chickadee Partners, L.P. effective as of May 23, 2003.

10.47¥¥¥¥¥	Amended and Restated 2000 Stock Compensation Plan.

+10.48***	Employment Agreement effective October 2, 2001 between First Consumer Credit, Inc., U.S. Home Systems, Inc. and James D. Borschow.

+10.49****	Employment Agreement effective November 30, 2002 between USA Deck, Inc., U.S. Home Systems, Inc. and Daniel L. Betts.

10.50¥¥¥¥	Executive Cash Bonus Program adopted by the Board of Directors of U.S. Home Systems, Inc. on February 5, 2004.

10.51¥¥¥¥	Program Agreement between Home Depot USA, Inc., U.S. Home Systems, Inc. and U.S. Remodelers dated February 24, 2004.

10.52[z]	Amendment to Pilot Program Agreement (Bath) among The Home Depot U.S.A., Inc., U.S. Home Systems, Inc. and U.S. Remodelers, Inc., dated as of May 3, 2004.

10.53[z]	Amendment to Pilot Program Agreement (Kitchen Refacing) among The Home Depot U.S.A., Inc., U.S. Home Systems, Inc. and U.S. Remodelers, Inc., dated as of May 3, 2004.

10.54[z]	Third Amendment to Loan Agreement by and between U.S. Home Systems, Inc. and The Frost National Bank dated May 24, 2004.

10.55[z]	Promissory Note dated May 24, 2004 in the principal amount of $2,500,000 payable to The Frost National Bank by U.S. Home Systems, Inc.

10.56[z]	Revolving Promissory Note dated May 24, 2004 in the principal amount of $3,000,000 payable to The Frost National Bank by U.S. Home Systems, Inc.

10.57[z]	Revolving Promissory Note dated May 24, 2004 in the principal amount of $5,000,000 payable to The Frost National Bank by U.S. Home Systems, Inc.

21.1zz	Subsidiaries of the Company.

23.1°	Consent of Grant Thornton LLP.

23.2°	Consent of Ernst & Young, LLP.

23.3°	Consent of Jackson Walker L.L.P. (included in its opinion filed as Exhibit 5.1)

24.1¥¥	Power of Attorney. Reference is made to page II-10 of the Registration Statement.

°	Filed herewith.
+	Management contract or compensation plan or arrangement.
*	Previously filed as Exhibit B to the Company’s Proxy Statement which was filed with the Commission on December 15, 2000, and which is incorporated herein by reference.
**	Previously filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, which was filed with the Commission on April 2, 2001, and which is incorporated herein by reference.
***	Previously filed as an exhibit to the Company’s Current Report on Form 8-K/A which was filed with the Commission on November 27, 2001, and which is incorporated herein by reference.
****	Previously filed as an exhibit to the Company’s Current Report on Form 8-K/A which was filed with the Commission on February 5, 2003, and which is incorporated herein by reference.
†	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which was filed with the Commission on March 24, 2003, and which is incorporated herein by reference.
††	Previously filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on February 26, 2003, and which is incorporated herein by reference.
†††	Previously filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on May 9, 2003, and which is incorporated herein by reference.
††††	Previously filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on June 10, 2003, and which is incorporated herein by reference.
¥	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q which was filed with the Commission on August 12, 2003, and which is incorporated herein by reference.
¥¥	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1 which was filed with the Commission on December 19, 2003, and which is incorporated herein by reference.
¥¥¥	Previously filed as an exhibit to Amendment No. 1 to the Company’s Registration Statement on Form S-1 which was filed with the Commission on March 15, 2004, and which is incorporated herein by reference.
¥¥¥¥	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which was filed with the Commission on April 6, 2004, and which is incorporated herein by reference.
¥¥¥¥¥	Previously filed as an exhibit to the Company’s Registration Statement on Form S-8 which was filed with the Commission on July 19, 2002, and which is incorporated herein by reference.
[z]	Previously filed as an exhibit to Amendment No. 4 to the Company’s Registration Statement on Form S-1 which was filed with the Commission on May 27, 2004, and which is incorporated herein by reference.
zz	Previously filed as an exhibit to Amendment No. 5 to the Company’s Registration Statement on Form S-1, which was filed with the Commission on June 16, 2004, and which is incorporated herein by reference.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lewisville, State of Texas, on the 21st day of June, 2004.

U.S. HOME SYSTEMS, INC.

By:	/s/ MURRAY H. GROSS
Murray H. Gross
Chairman of the Board, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ MURRAY H. GROSS Murray H. Gross	Chairman of the Board, Chief Executive Officer, and President (principal executive officer)	June 21, 2004

* Robert A. DeFronzo	Secretary-Treasurer, Chief Financial Officer (principal financial officer and principal accounting officer)	June 21, 2004

* D.S. Berenson	Director	June 21, 2004

* Don A. Buchholz	Director	June 21, 2004

* Larry A. Jobe	Director	June 21, 2004

* Ronald I. Wagner	Director	June 21, 2004

* David A. Yoho	Director	June 21, 2004

*By: /s/ Murray H. Gross Murray H. Gross As Attorney-in-fact

INDEX OF EXHIBITS

(a) Exhibits:

Exhibit Number	Description of Exhibit

1.1zz	Form of Underwriting Agreement in connection with the Offering.

2.1*	Agreement and Plan of Merger between U.S. Pawn, Inc. and U.S. Remodelers, Inc. dated as of November 3, 2000.

2.2**	Agreement and Plan of Merger dated February 13, 2001, by and between U.S. Pawn, Inc. and U.S. Home Systems, Inc.

2.3***	Agreement and Plan of Merger dated September 28, 2001, by and between Home Credit Acquisition, Inc., U.S. Home Systems, Inc., and First Consumer Credit, LLC and its members.

2.4****	Agreement and Plan of Merger by and among Remodelers Credit Corporation, a wholly-owned subsidiary of U.S. Home Systems, Inc., Deck America, Inc., and Shareholders of Deck America, Inc. dated October 16, 2002, and effective as of November 30, 2002.

2.5****	Amendment No. 1 to Agreement and Plan of Merger entered into on November 30, 2002, by and among Remodelers Credit Corporation, U.S. Home Systems, Inc., Deck America, Inc., and Shareholders of Deck America, Inc.

3.1**	Certificate of Incorporation of U.S. Home Systems, Inc. as filed with the Secretary of State of Delaware on January 5, 2001.

3.2**	Bylaws of U.S. Home Systems, Inc.

4.1**	Common Stock specimen – U.S. Home Systems, Inc.

5.1°	Opinion of Jackson Walker L.L.P. regarding legality of securities being registered.

10.1****	Escrow Agreement effective as of November 30, 2002, by and among Remodelers Credit Corporation, U.S. Home Systems, Inc., Shareholders of Deck America, Inc., and Corporate Stock Transfer.

10.2****	Noncompetition Agreement effective as of November 30, 2002, by and among Remodelers Credit Corporation, U.S. Home Systems, Inc., and Shareholders of Deck America, Inc.

10.3****	Purchase and Sale Contract (Improved Property) executed and effective as of October 16, 2002, by and between Remodelers Credit Corporation and MAD, L.L.C. for improved property situated in Prince William County, City of Woodbridge, Virginia.

10.4****	Cognovit Promissory Note, dated December 4, 2002, in the principal amount of $2,125,000, executed in favor of General Electric Capital Business Asset Funding Corporation, as Payee, by Remodelers Credit Corporation, as Borrower.

10.5****	Guaranty Agreement, dated December 4, 2002, executed in favor of General Electric Capital Business Asset Funding Corporation, as Lender, by U.S. Home Systems, Inc., as Guarantor.

10.6****	Deed of Trust, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing, dated as of December 4, 2002, in favor of Lawyers Title Realty Services, Inc., as Trustee, for the benefit of General Electric Capital Business Asset Funding Corporation, as Beneficiary, by Remodelers Credit Corporation, as Trustor.

10.7****	Environmental Indemnity Agreement Regarding Hazardous Substances executed on December 4, 2002, by Remodelers Credit Corporation, as Borrower, and U.S. Home Systems, Inc., as Guarantor, for the benefit of General Electric Capital Business Asset Funding Corporation, as Lender.

1

Exhibit Number	Description of Exhibit

10.8††	Receivables Loan and Security Agreement in the aggregate amount of $75,000,000, dated February 11, 2003, among FCC Acceptance Corp. as the Borrower, First Consumer Credit, Inc. as the Servicer, Autobahn Funding Company LLC as a Lender, DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main as agent for the Lender, U.S. Bank National Association as the Custodian and the Agent’s Bank, and Compu-Link Corporation as the Back-Up Servicer.

10.9††	Purchase and Contribution Agreement, dated February 11, 2003, by and between First Consumer Credit, Inc. and FCC Acceptance Corp.

10.10††	Custodial and Collateral Agency Agreement, dated February 11, 2003, by and among U.S. Bank National Association, FCC Acceptance Corp., First Consumer Credit, Inc. and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main.

10.11††	Sinking Fund Account Agreement, dated February 11, 2003, by and among U.S. Bank National Association, FCC Acceptance Corp., First Consumer Credit, Inc. and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main.

10.12††	Parent Guarantee, dated February 11, 2003, by U.S. Home Systems, Inc., as the Guarantor, in favor of FCC Acceptance Corp. and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main on behalf of Autobahn Funding Company LLC.

10.13†††	Business Advisory, Stockholder and Financial Community Relations Agreement dated May 5, 2003 by and between Bibicoff & Associates, Inc. and U.S. Home Systems, Inc.

10.14†††	Stock Purchase Agreement dated May 5, 2003, by and between Bibicoff & Associates, Inc. and U.S. Home Systems, Inc.

10.15†††	Secured Promissory Note dated May 5, 2003, in the principal amount of $274,950 payable to U.S. Home Systems, Inc. by Bibicoff & Associates, Inc.

10.16†††	Stock Pledge Agreement dated May 5, 2003, by and between Bibicoff & Associates, Inc. and U.S. Home Systems, Inc.

10.17†††	Guaranty dated May 5, 2003, signed by Harvey Bibicoff guaranteeing the payment of the $274,950 Note by Bibicoff & Associates, Inc.

10.18††††	Agreement in Respect of Termination of Loan Purchase and Servicing Agreement dated April 30, 2003, by and between Bank One, N.A. and First Consumer Credit, Inc.

10.19††††	Promissory Note dated May 23, 2003, in the principal amount of $4,000,000 payable by First Consumer Credit, Inc., as Maker, to First Savings Bank, a Federal Savings Bank, as Payee.

10.20††††	Deed of Trust, Assignment of Rents and Security Agreement dated May 23, 2003, by and between Chickadee Partners, L.P., as Grantor, Richard J. Driscoll, as Trustee, and First Savings Bank, as Beneficiary, which secures the payment of the First Savings Bank Note with certain real estate and improvements located in Transylvania County, North Carolina.

10.21††††	Security and Pledge Agreement dated May 23, 2003, by and between Chrystine B. Roberts and Mark A. Roberts Joint Tenants, as Pledgor, and First Savings Bank, as Secured Party, which secures the payment of the First Savings Bank Note with a securities account at Charles Schwab & Co., Inc.

10.22††††	Security and Pledge Agreement dated May 23, 2003, by and between Angela Buchholz Children’s Trust, as Pledgor, and First Savings Bank, as Secured Party, which secures payment of the First Savings Bank Note with a securities account at Southwest Securities, Inc.

2

Exhibit Number	Description of Exhibit

10.23††††	Security and Pledge Agreement dated May 23, 2003, by and between Don A. Buchholz, as Pledgor, and First Savings Bank, as Secured Party, which secures payment of the First Savings Bank Note with a securities account at Southwest Securities, Inc.

10.24††††	Unconditional Guaranty Agreement dated May 23, 2003, by and between U.S. Home Systems, Inc., as Guarantor, and First Savings Bank, as Lender, which secures payments of the First Savings Bank Note.

10.25††††	Unconditional Guaranty Agreement dated May 23, 2003, by and between Chickadee Partners, L.P., as Guarantor, and First Savings Bank, as Lender, which secures payments of the First Savings Bank Note.

10.26††††	Unconditional Guaranty Agreement dated May 23, 2003, by and between Bosque-Chickadee Management Company LLC, as Guarantor, and First Savings Bank, as Lender, which secures payments of the First Savings Bank Note.

10.27¥	Loan Agreement by and between U.S. Home Systems, Inc. and The Frost National Bank dated May 30, 2003.

10.28¥	First Amendment dated July 11, 2003, to Loan Agreement by and between U.S. Home Systems, Inc. and The Frost National Bank dated May 30, 2003.

10.29¥	Revolving Promissory Note in the principal amount of $5,000,000 dated May 30, 2003, payable to The Frost National Bank by U.S. Home Systems, Inc.

10.30¥	Revolving Promissory Note in the principal amount of $2,000,000 dated May 30, 2003, payable to The Frost National Bank by U.S. Home Systems, Inc.

10.31¥	Promissory Note in the principal amount of $775,000 dated May 30, 2003, payable to The Frost National Bank by U.S. Home Systems, Inc.

10.32¥	Form of Guaranty Agreement executed on May 30, 2003, by U.S. Remodelers, Inc., First Consumer Credit, Inc., USA Deck, Inc., Facelifters Home Systems, Inc. and U.S. Window Corporation (collectively, the “Subsidiaries”), to secure payment of $7,775,000 payable to The Frost National Bank by U.S. Home Systems, Inc. (“Guaranteed Indebtedness”).

10.33¥	Form of Security Agreement executed by U.S. Home Systems, Inc. and each of the Subsidiaries pledging Collateral (as defined in the Security Agreement) as security for the Guaranteed Indebtedness owed to The Frost National Bank.

10.34¥¥¥	Pilot Program Agreement among The Home Depot U.S.A., Inc., U.S. Home Systems, Inc. and U.S. Remodelers, Inc. dated as of August 18, 2003.

10.35¥¥¥	Trademark and Service License Agreement by and among The Home Depot, U.S.A., Inc., Homer TLC, Inc., U.S. Home Systems, Inc. and USRI Corporation dated as of August 18, 2003.

10.36¥¥¥	SF&I Program Installer Agreement between The Home Depot U.S.A., Inc. d/b/a The Home Depot and Deck America, Inc. dated as of October 30, 2002, to sell, furnish and install pre-engineered Designer Deck systems to customers of designated The Home Depot stores for initial period of one year.

10.37¥¥¥	First Amendment to SF&I Program Installer Agreement by and between The Home Depot U.S.A., Inc. and USA Deck, Inc. dated as of August 5, 2003.

10.38¥¥¥	Proprietary Information License Agreement between USA Deck, Inc. and Universal Forest Products, Inc. dated as of March , 2003.

10.39¥¥¥	Retail Agreement between Renewal by Andersen Corporation and U.S. Home Systems, Inc. dated as of September 26, 2001.

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Exhibit Number	Description of Exhibit

10.40¥¥¥	License Agreement between TM Acquisition Corp. and U.S. Remodelers, Inc. dated as of March 3, 1997.

+10.41¥¥¥	Employment Agreement by and between the U.S. Home Systems, Inc. and Murray H. Gross.

+10.42¥¥¥	Employment Agreement by and between the U.S. Home Systems, Inc. and Peter T. Bulger.

+10.43¥¥¥	Employment Agreement by and between the U.S. Home Systems, Inc. and Steven L. Gross.

+10.44¥¥¥	Employment Agreement by and between the U.S. Home Systems, Inc. and Robert A. DeFronzo.

+10.45¥¥¥	Employment Agreement by and between the U.S. Home Systems, Inc. and Richard B. Goodner.

10.46¥¥¥	Agreement by and between U.S. Home Systems, Inc., First Consumer Credit, Inc. and Chickadee Partners, L.P. effective as of May 23, 2003.

10.47¥¥¥¥¥	Amended and Restated 2000 Stock Compensation Plan.

+10.48***	Employment Agreement effective October 2, 2001 between First Consumer Credit, Inc., U.S. Home Systems, Inc. and James D. Borschow.

+10.49****	Employment Agreement effective November 30, 2002 between USA Deck, Inc., U.S. Home Systems, Inc. and Daniel L. Betts.

10.50¥¥¥¥	Executive Cash Bonus Program adopted by the Board of Directors of U.S. Home Systems, Inc. on February 5, 2004.

10.51¥¥¥¥	Program Agreement between Home Depot USA, Inc., U.S. Home Systems, Inc. and U.S. Remodelers dated February 24, 2004.

10.52[z]	Amendment to Pilot Program Agreement (Bath) among The Home Depot U.S.A., Inc., U.S. Home Systems, Inc. and U.S. Remodelers, Inc., dated as of May 3, 2004.

10.53[z]	Amendment to Pilot Program Agreement (Kitchen Refacing) among The Home Depot U.S.A., Inc., U.S. Home Systems, Inc. and U.S. Remodelers, Inc., dated as of May 3, 2004.

10.54[z]	Third Amendment to Loan Agreement by and between U.S. Home Systems, Inc. and The Frost National Bank dated May 24, 2004.

10.55[z]	Promissory Note dated May 24, 2004 in the principal amount of $2,500,000 payable to The Frost National Bank by U.S. Home Systems, Inc.

10.56[z]	Revolving Promissory Note dated May 24, 2004 in the principal amount of $3,000,000 payable to The Frost National Bank by U.S. Home Systems, Inc.

10.57[z]	Revolving Promissory Note dated May 24, 2004 in the principal amount of $5,000,000 payable to The Frost National Bank by U.S. Home Systems, Inc.

21.1zz	Subsidiaries of the Company.

23.1°	Consent of Grant Thornton LLP.

23.2°	Consent of Ernst & Young, LLP.

23.3°	Consent of Jackson Walker L.L.P. (included in its opinion filed as Exhibit 5.1)

24.1¥¥	Power of Attorney. Reference is made to page II-10 of the Registration Statement.

°	Filed herewith.

4

+	Management contract or compensation plan or arrangement.
*	Previously filed as Exhibit B to the Company’s Proxy Statement which was filed with the Commission on December 15, 2000, and which is incorporated herein by reference.
**	Previously filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, which was filed with the Commission on April 2, 2001, and which is incorporated herein by reference.
***	Previously filed as an exhibit to the Company’s Current Report on Form 8-K/A which was filed with the Commission on November 27, 2001, and which is incorporated herein by reference.
****	Previously filed as an exhibit to the Company’s Current Report on Form 8-K/A which was filed with the Commission on February 5, 2003, and which is incorporated herein by reference.
†	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which was filed with the Commission on March 24, 2003, and which is incorporated herein by reference.
††	Previously filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on February 26, 2003, and which is incorporated herein by reference.
†††	Previously filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on May 9, 2003, and which is incorporated herein by reference.
††††	Previously filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on June 10, 2003, and which is incorporated herein by reference.
¥	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q which was filed with the Commission on August 12, 2003, and which is incorporated herein by reference.
¥¥	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1 which was filed with the Commission on December 19, 2003, and which is incorporated herein by reference.
¥¥¥	Previously filed as an exhibit to Amendment No. 1 to the Company’s Registration Statement on Form S-1 which was filed with the Commission on March 15, 2004, and which is incorporated herein by reference.
¥¥¥¥	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which was filed with the Commission on April 6, 2004, and which is incorporated herein by reference.
¥¥¥¥¥	Previously filed as an exhibit to the Company’s Registration Statement on Form S-8 which was filed with the Commission on July 19, 2002, and which is incorporated herein by reference.
[z]	Previously filed as an exhibit to Amendment No. 4 to the Company’s Registration Statement on Form S-1 which was filed with the Commission on May 27, 2004, and which is incorporated herein by reference.
zz	Previously filed as an exhibit to Amendment No. 5 to the Company’s Registration Statement on Form S-1, which was filed with the Commission on June 16, 2004, and which is incorporated herein by reference.

5